UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Mercury Systems, Inc.
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Notice of 2025 Annual Meeting of Shareholders
Dear Shareholders:
The Board of Directors of Mercury Systems, Inc. invites you to attend the 2025 Annual Meeting of Shareholders. The Annual Meeting will be held on October 22, 2025, at 10:00 a.m. Eastern Time at the Company's headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. The meeting is being held for the following purposes:
•To elect three Class I directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified, and to elect one Class II director nominated by the Board of Directors, to serve for a one-year term, until her successor is duly elected and qualified.
•To hold an advisory vote on the fiscal 2025 compensation of our named executive officers (the "say-on-pay" vote).
•To hold a vote to approve our 2025 Long Term Incentive Plan.
•To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026.
•To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.
The first proposal relates solely to the election of three Class I directors and one Class II director and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.
The Board of Directors has fixed the close of business on August 25, 2025 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.
Your vote is important. Please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. Please also note that, if you wish to attend the meeting, you must request an admission ticket in advance by contacting us at annualmeeting@mrcy.com. To attend the meeting, please note the security procedures included on page 1 of the proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Shareholders to be held on October 22, 2025: The proxy statement and annual report to shareholders for our fiscal year ended June 27, 2025 are available at www.envisionreports.com/MRCY.

By Order of the Board of Directors

Chairman of the Board, President, and Chief Executive Officer

Andover, Massachusetts
September 10, 2025
i

EXECUTIVE SUMMARY
This executive summary is an overview of information that you will find elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Proposals and Board Recommendations

No.	Proposal Summary	Board's Voting Recommendations
1	Election of Three Class I Directors and One Class II Director	FOR each nominee
2	Advisory Vote on Fiscal 2025 Executive Compensation ("Say-on-Pay")	FOR
3	Approval of 2025 Long Term Incentive Plan	FOR
4	Ratification of Appointment of Our Independent Registered Public Accounting Firm for Fiscal 2026	FOR

Cautionary Note on Forward-Looking Statements: This proxy statement contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to our focus on enhanced execution of our strategic plan. You can identify these statements by the words "may," "will," "could," "should," "would," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," "likely," "forecast," "probable," "potential," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company's markets, effects of any U.S. federal government shutdown or extended continuing resolution, effects of geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in or cost increases related to completing development, engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. government's interpretation of, federal export control or procurement rules and regulations, including tariffs, changes in, or in the interpretation or enforcement of, environmental rules and regulations, market acceptance of the Company's products, shortages in or delays in receiving components, supply chain delays or volatility for critical components, production delays or unanticipated expenses including due to quality issues or manufacturing execution issues, adherence to required manufacturing standards, capacity underutilization, increases in scrap or inventory write-offs, failure to achieve or maintain manufacturing quality certifications, such as AS9100, failure to achieve or maintain qualified business systems, such as those required by the DFARS, the impact of supply chain disruption, inflation and labor shortages, among other things, on program execution and the resulting effect on customer satisfaction, inability to fully realize the expected benefits from acquisitions, restructurings, and operational efficiency initiatives or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, effects of shareholder activism, increases in interest rates, changes to industrial security and cyber-security regulations and requirements and impacts from any cyber or insider threat events, changes in tax rates or tax regulations, changes to interest rate swaps or other cash flow hedging arrangements, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, litigation, including the dispute arising with the former CEO over his resignation, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 27, 2025 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

FY25 SELECT FINANCIAL HIGHLIGHTS

Backlog ($M)

6%
YOY
12% CAGR
909
1,038
1,140
1,326
1,405
FY21
FY22
FY23
FY24
FY25

Net Working Capital ($M)

-17%
YOY
378.4
555.7
632.2
538.8
448.7
FY21
FY22
FY23
FY24
FY25

We delivered strong results in the fourth quarter that were once again in line with or ahead of our expectations, resulting in solid year-over-year growth in backlog, revenue, net income, adjusted EBITDA, and free cash flow for our full fiscal year 2025.

Free Cash Flow ($M)

51.6
(46.5)
(60.1)
26.1
119.0
FY21
FY22
FY23
FY24
FY25

Bookings ($M)

881
1,063
1,076
1,021
1,032
FY21
FY22
FY23
FY24
FY25

Revenue ($M)

9%
YOY
924
988
974
835
912
FY21
FY22
FY23
FY24
FY25

CAGR figures for period of FY21–FY25. YoY figures for period of FY24 vs FY25. Numbers are rounded. Per-share data is presented on a fully diluted basis.

SELECTED FINANCIAL DATA

The following table summarizes certain historical consolidated financial data, which should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report (in thousands, except per-share data):

	FISCAL YEARS				
	2025	**2024**	**2023**	**2022**	**2021**
Statement of Operations Data					
Net revenues	$912,020	$835,275	$973,882	$988,197	$923,996
(Loss) income from operations	$(19,627)	$(147,754)	$(21,685)	$31,610	$81,001
Net (loss) income	$(37,904)	$(137,640)	$(28,335)	$11,275	$62,044
Net (Loss) Earnings Per Share					
Basic	$(0.65)	$(2.38)	$(0.50)	$0.20	$1.13
Diluted	$(0.65)	$(2.38)	$(0.50)	$0.20	$1.12
Adjusted EBITDA[1]	$119,438	$9,413	$132,253	$200,507	$201,896
Adjusted EPS[1]	$0.64	$(0.69)	$1.00	$2.19	$2.42

	AS OF FISCAL YEARS				
	2025	**2024**	**2023**	**2022**	**2021**
Balance Sheet Data					
Net working capital	$448,702	$538,847	$632,191	$555,671	$378,438
Total assets	$2,434,764	$2,378,905	$2,391,367	$2,304,415	$1,955,137
Long-term obligations	$660,926	$671,714	$591,418	$573,303	$320,168
Total shareholders' equity	$1,473,461	$1,472,775	$1,566,685	$1,537,185	$1,484,146

(1) Adjusted EBITDA and adjusted EPS are key measures that are not calculated according to U.S. generally accepted accounting principles ("GAAP"). Refer to "Non-GAAP Financial Measures" in Management's Discussion and Analysis of Financial Condition and Results of Operations for our definition of these measures, including reconciliations to our most directly comparable GAAP financial measures. Reconciliations to our most directly comparable GAAP financial measures are included in our Annual Report on Form 10-K for fiscal years 2023, 2024 and 2025.

Company Overview
Mercury is a technology company that delivers mission-critical processing power to the edge — where signals and data are collected — to solve the most pressing aerospace and defense challenges. Mercury's products and solutions are deployed in more than 300 programs and across 35 countries. The Mercury Processing Platform is the unique advantage we provide to our customers. It comprises the innovative technologies we've developed and acquired for more than 40 years that bring integrated, mission-critical processing to the edge. Our processing platform spans the full breadth of signal processing — from radio frequency front end to the human-machine interface — to rapidly convert meaningful data, gathered in the most remote and hostile environments, into critical decisions. It allows us to offer standard products and custom solutions from silicon to system scale, including components, modules, subsystems, and systems, and it embodies the customer-centric approach we take to delivering capabilities that are mission-ready, trusted and secure, software-defined, and open and modular.
Named Executive Officers
Our named executive officers for our 2025 fiscal year are:

Name	Position
William L. Ballhaus	Chairman of the Board, President, and Chief Executive Officer
David E. Farnsworth	Executive Vice President and Chief Financial Officer
Stuart H. Kupinsky	Executive Vice President, Chief Legal Officer, and Corporate Secretary
Steven V. Ratner	Executive Vice President and Chief Human Resources Officer
Charles R. Wells, IV(1)	Former Executive Vice President and Chief Operating Officer
(1)Mr. Wells resigned from Mercury effective April 4, 2025.

Our Board of Directors
The following table provides summary information about our Directors as of the date of this proxy statement.

				Committee Memberships
Name	Director Since	Primary Occupation	Independent	AC	HC	NGC	GRC	M&A
William L. Ballhaus Chairman of the Board Class I Director Nominated for a Term Ending in 2028	2022	President and CEO, Mercury Systems	No
Jean Bua Class II Director Nominated for a Term Ending in 2026	2025	Former Chief Financial Officer Netscout Systems	Yes	M,F			M
Orlando P. Carvalho Class III Director Term Ending in 2027	2020	Former Executive Vice President Aeronautics, Lockheed Martin	Yes		M	M		C
Gerard J. DeMuro Class II Director Term Ending in 2026	2023	Former Co-CEO, Eve Air Mobility and Former President and CEO of BAE Systems, Inc. (U.S.)	Yes				M	M
Lisa S. Disbrow Class I Director Nominated for a Term Ending in 2028	2017	Under Secretary of the U.S. Air Force (Retired)	Yes	M,F	M		C
Howard L. Lance Class I Director Nominated for a Term Ending in 2028	2022	Former President and CEO Maxar Technologies and Harris Corporation	Yes		C	M		M
Barry R. Nearhos Lead Independent Director Class III Director Term Ending in 2027	2018	Former Managing Partner, PricewaterhouseCoopers	Yes	C,F		C
Scott Ostfeld Class II Director Term Ending in 2026	2023	Managing Partner and Portfolio Manager, JANA Partners	Yes		M			M
Debora A. Plunkett Class III Director Term Ending in 2027	2021	Federal Senior Executive National Security Agency (Retired)	Yes	M		M	M

AC = Audit Committee	GRC = Government Relations Committee	M = Member
HC = Human Capital and Compensation Committee	M&A = M&A and Finance Committee	C = Committee Chair
NGC = Nominating and Governance Committee		F = Financial Expert
We are proposing that William L. Ballhaus, Lisa S. Disbrow, and Howard L. Lance, three continuing Class I directors, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. We are also proposing that Jean Bua, a Class II director, be elected to serve a term of one year, until her successor is duly elected and qualified or until she sooner dies, resigns, or is removed. With respect to the
v

nominees for Class I director standing for election at the meeting, Mr. Ballhaus, our Chairman, President, and Chief Executive Officer, was appointed to the Board in 2022, Ms. Disbrow was appointed to the Board in 2017, and Mr. Lance was appointed to the Board in 2022. Ms. Bua, who joined the Board in January 2025, is a Class II director and is standing for election this year pursuant to our Board Policy for a one-year term until the Class II directors are up for re-election in 2026 for a three year term.
Environmental, Social, and Corporate Governance Highlights
Governance
Our focus on good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information		Board and Governance Information
Size of the Board of Directors	9	Lead Independent Director	Yes
Number/ % of Independent Directors	8/ 89%	Separate Chairman and CEO	No
Average Age of Independent Directors	64	Code of Business Conduct and Ethics	Yes
Average Independent Director Tenure	4 years	Stock Ownership Guidelines: Directors & Executives	Yes
Classified Board of Directors	Yes	Board Refreshment: New Directors Over Past 5 Years	6
Majority Voting in Uncontested Director Elections	Yes	Anti-Hedging and Pledging Policies	Yes
Plurality Voting in Contested Director Elections	Yes	Compensation Clawback Policy	Yes
Annual Board and Committee Self-Assessments	Yes	Proxy Access	No
Limited Membership on Other Public Co Boards	Yes	Ongoing Shareholder Outreach & Engagement	Yes
Board Committees are 100% Independent Directors	Yes	Capital Structure with One Vote per Common Share	Yes
Poison Pill	No	Succession Planning Process for Senior Management	Yes
Board Meetings Held During Fiscal 2025	12	Regular Executive Sessions without Management	Yes
Our Board of Directors and executives understand and embrace the importance to all of our primary stakeholders of environmental, social, and governance ("ESG") measurement and reporting. For a number of years, we have been focused on the aspects of ESG we believe have the greatest impact on our business, our stakeholders, and value creation. As it relates to the environment and sustainability, our initial priorities include: talent management and culture; responsible sourcing and operational excellence; cyber security; and environmental stewardship. We have also focused on addressing a number of key governance principles that are generally considered best practices. Of our areas of focus, we are more focused on developing talent management and culture and cyber security because we believe these have the greatest potential to create - and the highest risk to destroy - value for Mercury and our shareholders. We continue to invest in our efforts, results, and reporting accountability, and endeavor to add both to what we do and how we report these efforts over time.
Our executive leadership team oversees and implements our environmental initiatives with a view towards demonstrating our commitment to good corporate citizenship and responsible business practices. The Human Capital and Compensation Committee of our Board of Directors reviews our ESG practices with a view toward how our efforts help attract, develop, and retain employee talent, including our culture and values as well as how we demonstrate our commitment to good corporate citizenship. The Nominating and Governance Committee of our Board of Directors is responsible for the annual assessments of the Board, its Committees, and individual directors, the annual process of the selection and nomination of directors for election, our corporate governance policies and processes, and reviewing and overseeing Mercury's environmental impact and initiatives.
Talent Management
For talent management and culture, we strive to invest in the professional development of our team members, hiring and retaining a diverse workforce. We are focused on ongoing employee training in critical compliance areas and on business ethics, export rules, and our culture of integrity. We adhere to high ethical and security standards and operating with integrity is a foundation of our culture and values. We disclose in the Environmental, Social, and Governance section of our website gender, racial, and ethnicity data, our voluntary and involuntary termination rates, and our OSHA injury rates.

Cyber and Industrial Security
The layers of cyber security we have built into our business systems and incorporated into our processes help ensure the critical data that drives the development of customer solutions is secure and protects our employees' personal information. We remain focused on modeling industry best practices and following evolving regulations. Through integrated collaboration and a commitment to secure innovation, we achieved Cybersecurity Maturity Model Certification (CMMC) 2.0 compliance as soon as the rule took effect.
We have cyber security expertise on our Board of Directors, with Ms. Plunkett having served as a federal senior executive at the National Security Agency (NSA), including roles as Deputy Director and later Director of Information Assurance, where she led the agency's information assurance and cyber defense mission.
We have deployed and have been relying upon an industrial security program with superior ratings from the U.S. Defense Counterintelligence and Security Agency (DCSA). Six of our cleared sites have been recognized with the James S. Cogswell Industrial Security Achievement Award in recent years; less than 1% of the 13,000+ cleared contractor locations receive this award annually.
Responsible Sourcing
We believe responsible sourcing and operational excellence are integral parts of value creation. We work with all our suppliers in an effort to ensure that we all adhere to an equal and high standard of sustainability and ethical principles. We provide opportunities for small businesses to engage with us as we support our customers in the aerospace, defense, and intelligence markets. We work closely with many categories of small businesses, including small disadvantaged, women-owned, veteran-owned, service-disabled veteran-owned, and historically underutilized business zone (HUBZone) companies.
Our execution excellence initiatives include a focus on supply chain efficiency and procurement savings, which we believe will further enhance our competitiveness and value in the coming years.
Environmental Stewardship
As a technology company, we have relatively limited exposure to environmental stewardship risks in our operations. Nonetheless, we are focused on promoting environmental stewardship and introducing innovative processes and technologies that improve our efforts, including quantifying and disclosing our environmental impact along with our efforts to maximize future generations' ability to live, work, and play in our shared natural environment. We disclose in the ESG section of our website details of scope 1, scope 2, and scope 3 greenhouse gas (GHG) emissions from our business activities covering backup-generators and boilers for scope 1 emissions, purchased energy for scope 2 emissions, and business travel for scope 3 emissions. We have partnered with a nationally-recognized waste management vendor to ensure that our by-products and materials are reclaimed, recycled, or disposed of in ways that will reduce environmental impacts and conserve natural resources. As an environmentally-conscious company, we focus on and support efforts that move towards a zero waste future through continuous improvement of production processes, sustainable materials management, and resource efficiency.
Facilities optimization and capital and asset efficiency are significant themes in our operational excellence initiatives, and we believe we will create further value for all of our stakeholders as we use our resources more efficiently.
Further Information
Please see the Environmental, Social, and Governance section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our Annual Report on Form 10-K.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We are mailing this notice and proxy card to you on or about September 10, 2025 in connection with the solicitation of proxies by the Board of Directors of Mercury Systems, Inc. ("Mercury") for the 2025 Annual Meeting of Shareholders to be held on October 22, 2025, and any adjournment or postponement of that meeting. The meeting will be held on October 22, 2025, beginning at 10:00 a.m. Eastern Time at our headquarters at 50 Minuteman Road, Andover, Massachusetts 01810. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. You may vote by internet, telephone, or mail in order to have your shares voted at the meeting on your behalf.
What am I voting on?
There are four matters scheduled for a vote:
•election of three Class I directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors are duly elected and qualified, and the election of one Class II director nominated by the Board of Directors to serve for a one-year term and until her successor is duly elected and qualified;
•an advisory vote on the fiscal 2025 compensation of our named executive officers (the "say-on-pay" vote);
•approval of our new 2025 Long Term Incentive Plan; and
•ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026.
Who can attend and vote at the meeting?
Shareholders of record at the close of business on August 25, 2025, the record date, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.
What is the Admission Policy for the Annual Meeting?
All holders of Mercury shares as of the record date are encouraged to attend the Annual Meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.
•Eligible Attendees. Attendance is limited to registered and beneficial Mercury shareholders as of the record date.
•Admission Procedures. In order to be admitted to the meeting, you must present both an admission ticket and valid government-issued photo identification, such as a driver's license or passport. You must register on or prior to October 10, 2025 in order to obtain an admission ticket.
•Obtaining an Admission Ticket. In order to obtain an admission ticket, please email us at annualmeeting@mrcy.com.
•Security Measures. Upon entering the meeting facility, you may be required to proceed through a security checkpoint. In addition, cameras, recording equipment, electronic devices, large bags, briefcases, and packages will not be permitted in the Annual Meeting.
What constitutes a quorum at the meeting?
The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 25, 2025, the record date, will constitute a quorum for purposes of the meeting. On the record date, 60,020,680 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described below) will be counted as present.
How do I vote my shares?
•Beneficial Shareholders. If you own shares through a broker, bank, or other holder of record (that is, your shares are held in "street name"), you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. If your shares are held in "street name" and you wish to vote them at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted. Please contact your broker, bank, or other holder of record to determine the deadline for providing voting instructions.
•Registered Shareholders. If you own shares that are registered in your name, you may vote by proxy before the Annual Meeting by internet at the website indicated on your proxy card, by calling the number indicated on your proxy card, or by signing and returning your proxy card. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 22, 2025. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.
•Shareholders Through the Mercury Systems 401(k) Plan. If you indirectly own shares through the Company stock fund in the Mercury Systems 401(k) plan, you may vote by proxy before the Annual Meeting by internet at the website indicated on your proxy card, by calling the number indicated on your proxy card, or by signing and returning your proxy card. To vote by internet or telephone, you will need your voting control number, which can be found on your proxy card. Proxies submitted by internet or telephone must be received by 1:00 a.m., Eastern Time, on October 20, 2025. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:
•FOR the election of the three nominees for Class I directors and the one nominee for Class II director named below under Proposal 1;
•FOR the approval of, on an advisory basis, the fiscal 2025 compensation of our named executive officers as disclosed in this proxy statement;
•FOR the approval of our new 2025 Long Term Incentive Plan; and
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026.
What discretion does my broker have to vote my shares held in "street name"?
A broker holding your shares in "street name" must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, brokers may not vote on "non-routine" matters without specific instructions from you, such as the election of directors, the advisory vote on say-on-pay, and the approval of our 2025 Long Term Incentive Plan. If such matters come before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on those matters, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting. Brokers may, however, vote shares held in "street name" with respect to "routine" matters, which include the ratification of the appointment of an independent registered public accounting firm, if the broker's clients do not provide voting instructions. We urge you to give voting instructions to your broker on all voting items.
Can I change my vote after I return my proxy card?
•Beneficial Shareholders. Beneficial shareholders should contact their broker, bank, or other holder of record for instructions on how to revoke their proxies or change their vote.
•Registered Shareholders. Registered shareholders may revoke their proxies or change their voting instructions at any time before 1:00 a.m., Eastern Time, on October 22, 2025, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to our Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the Annual Meeting and voting by ballot.
•Shareholders Through the Mercury Systems 401(k) Plan. If you indirectly own shares through the Company stock fund in the Mercury Systems 401(k) plan, you may revoke your proxy or change your voting instructions at any time before 1:00 a.m., Eastern Time, on October 20, 2025, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to our Corporate Secretary.

Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person at the meeting.
How are votes counted?
•Election of directors. A director nominee receiving a majority of the votes properly cast at the meeting for the nominee's election (meaning he or she receives more votes cast "FOR" than cast "WITHHOLD") will be elected director. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.
•All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, as applicable, which are described above, will have no effect on the outcome of voting on these matters.
How is Mercury soliciting proxies?
We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our directors, officers, and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.
We have engaged Innisfree M&A Incorporated to assist in the solicitation of proxies and provide related advice and informational support, for agreed services fees and reimbursement of customary disbursements and expenses. In addition to fees and expenses for services provided through the date of the meeting, Innisfree's fee in connection with the proxy solicitation for this meeting is not expected to exceed $50,000.

PROPOSAL 1: ELECTION OF THREE CLASS I DIRECTORS AND ONE CLASS II DIRECTOR
Who sits on the Board of Directors?
Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. As permitted by Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of nine members, with: William L. Ballhaus, Lisa S. Disbrow, and Howard L. Lance serving as Class I directors; Jean Bua, Gerard J. DeMuro, and Scott Ostfeld serving as Class II directors; and Orlando P. Carvalho, Barry R. Nearhos, and Debora A. Plunkett serving as Class III directors.
The terms of the Class I, Class II, and Class III directors expire in 2025, 2026, and 2027, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. We are proposing that William L. Ballhaus, Lisa S. Disbrow, and Howard L. Lance, three continuing Class I directors, be elected to serve terms of three years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed. We are also proposing that Jean Bua, a Class II director, be elected to serve a term of one year, until her successor is duly elected and qualified or until she sooner dies, resigns, or is removed. With respect to the nominees for Class I director standing for election at the meeting, Mr. Ballhaus, our Chairman, President, and Chief Executive Officer, was appointed to the Board in 2022, Ms. Disbrow was appointed to the Board in 2017, and Mr. Lance was appointed to the Board in 2022. Ms. Bua, who joined the Board in January 2025, is a Class II director and is standing for election this year pursuant to our Board Policy for a one-year term until the Class II directors are up for re-election in 2026 for a three year term.
Directors' Qualifications and Diversity
The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company's business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board's membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors' overall composition and the Company's current and future needs.
The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company's interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company's current situation and strategic plans.
Our Board of Directors Policy recognizes the benefits that diversity brings to the Board. Having a Board composed of individuals with diverse skills, experience, backgrounds and perspectives means: competitive advantage; robust understanding of opportunities, issues and risks; inclusion of different concepts, ideas, and relationships; enhanced decision-making and dialogue; and heightened capacity for oversight of the organization and its governance. For purposes of Board composition, diversity includes, but is not limited to, business and industry skills and experience, gender, race, and ethnicity. The Board shall make good use of these differences and distinctions among individuals in determining the optimum composition of the Board. All Board appointments should collectively reflect the diverse nature of the business environment in which the Company operates and be made on merit, in the context of the skills, experience, independence, and knowledge which the Board requires to be effective.
In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee's independence, financial literacy, personal and professional accomplishments, and experience, including the following:

Experience/ Qualification	Relevance to Mercury
Public Co. CEO	Experience as the chief executive officer of a publicly-traded company provides us with insights and understanding of the challenges of operating a business with multiple stakeholders with various and at times competing time horizons for return on investment.
Senior Leadership	Experience in significant leadership positions provides us with new insights and demonstrates key management disciplines that are relevant to the oversight of our business.
Defense Industry	Extensive experience in the aerospace and defense industry provides an understanding of the complex environment in which we operate and is highly important to strategic planning and oversight of our business operations.
Technology Industry	Experience with secure sensor processing, rugged servers, mission computers, safety-critical avionics, radio frequency components, multifunction assemblies and subsystems provides an understanding of the complex operations of our business as well as the labor markets in which we compete for talent.
Corporate Governance	An understanding of organizations and governance supports management accountability, transparency, and protection of shareholder interests.
Risk Management	Risk management experience is critical in overseeing the risks we face today and those emerging risks that could present in the future.
Finance and Accounting	Finance and accounting experience is important in understanding and reviewing our business operations, strategy, and financial results.
Business Operations and Strategic Planning	An understanding of business operations and processes, and experience making strategic decisions, are critical to the oversight of our business, including the assessment of our strategic operating plan and business strategy.
Regulatory (A&D)	An understanding of laws and regulations is important because we operate in a highly regulated industry, with aerospace and defense ("A&D") being directly affected by government actions.
Talent Management	We place great importance on attracting and retaining superior talent, and motivating employees to achieve desired enterprise and individual performance objectives.
Mergers & Acquisitions (M&A)	Experience with acquiring and integrating companies through M&A transactions is important to understanding this component of our strategy.
Debt and Equity Capital Markets	Debt and equity capital markets experience is important because we use the capital markets, along with cash generated from operations, to finance our growth agenda.

Board Skills Matrix for Continuing Non-Employee Directors

Skill/ Qualification	Jean Bua	Orlando P. Carvalho	Gerard J. DeMuro	Lisa S. Disbrow	Howard L. Lance	Barry R. Nearhos	Scott Ostfeld	Debora A. Plunkett
Public Co. CEO			•		•
Senior Leadership	•	•	•	•	•	•	•	•
Defense Industry		•	•	•	•			•
Technology Industry	•	•	•	•	•			•
Corporate Governance	•	•	•	•	•	•	•	•
Risk Management	•	•	•	•	•	•	•	•
Finance and Accounting	•	•	•	•	•	•	•	•
Business Operations & Strategic Planning	•	•	•	•	•	•	•	•
Regulatory (A&D)		•	•	•	•			•
Talent Management	•	•	•	•	•	•	•	•
Mergers & Acquisitions	•	•	•	•	•	•	•	•
Debt & Equity Capital Markets	•	•	•	•	•	•	•
Mercury Board Tenure (years)	Less than 1	5	2	8	3	7	2	4
Current Other Public Company Boards	—	—	1	2	—	—	2	1
Recommendation
The Board of Directors recommends a vote FOR the election of the nominees listed below.
Information about the Directors
The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the three Class I nominees and the one Class II nominee named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.
The following information was provided by each of the incumbent directors whose term will continue after the meeting.

Class I Directors - Nominated for a Term Ending in 2028:

William L. Ballhaus
Age: 58	Committee Memberships:
Director Since: 2022	None
Primary Occupation:	Chairman of the Board
Chairman, President, and CEO, Mercury Systems
Description of Business Experience:	Skills and Qualifications:
Mr. Ballhaus joined the Company's Board of Directors as a non-employee director in June 2022, was appointed interim President and Chief Executive Officer on June 24, 2023, and was appointed President and CEO effective August 15, 2023. In October 2023, Mr. Ballhaus became the Company's Chairman of the Board effective with the annual meeting of shareholders. Mr. Ballhaus has significant experience in the aerospace, defense, and technology industries, including multiple CEO roles, as well as experience in operational transformations and delivering strong results. He previously served as Chairman and CEO of Blackboard, Inc., a leading EdTech company, from 2016 until its merger with Anthology in 2021. Prior to that, he served as CEO and President of SRA International, Inc., a provider of information technology services, from 2011 until the creation of CSRA Inc. from SRA International Inc.'s and CSC's U.S. public sector business. Before that, Mr. Ballhaus served as CEO and President of government contractor DynCorp International from 2008 to 2010. Mr. Ballhaus has also held senior leadership positions at BAE Systems, Boeing, and Hughes, where he led global government and commercial technology businesses particularly focused on software and IT.

Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance and Accounting Business Operations & Strategy Regulatory (A&D) Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
None

Lisa S. Disbrow
Age: 62	Committee Memberships:
Director Since: 2017	Audit Government Relations (Chair) Human Capital & Compensation
Primary Occupation:
Under Secretary of the Air Force (Retired)
Description of Business Experience:	Skills and Qualifications:
Ms. Disbrow is Chair of the Board of CACI International, a government services company on the Fortune 500 list. Ms. Disbrow was an appointed member of the President's Export Council through January 2025 and served as Chair of the Secretary of Defense's Reserve Forces Policy Board through March 2025. She previously served as an appointed Commissioner on the U.S. Congress' Commission on DoD Planning, Programming, Budgeting and Execution Reform. She is a Senior Fellow at Johns Hopkins University Applied Physics Lab, and the Chair of the National Defense Industrial Association's (NDIA) Board. Ms. Disbrow retired from federal service in 2017 as U.S. Senate-confirmed Air Force Under Secretary, where she was responsible for training, equipping, and providing for the welfare of approximately 660,000 personnel worldwide. She oversaw an annual budget and directed strategy, risk management, business processes, weapons requirements and acquisition, military force development, technology investments, and personnel management across a global enterprise. She was Acting Secretary of the Air Force during the change of Presidential administrations, and previously served as the Air Force's Assistant Secretary for Financial Management and Comptroller, the principal senior official on financial matters with a workforce of 10,000 personnel world-wide. Over a 32-year national security career, she held numerous senior civilian positions on the United States Joint Chiefs of Staff, leading joint warfighting requirements and operational assessments as the Vice Director of J8; in the National Reconnaissance Office as a Systems Engineer; and on the National Security Council in the White House. Her recognitions include the Distinguished and the Meritorious Presidential Rank awards, and DoD's Distinguished Civilian Service award. She is a retired U.S. Air Force Colonel with over 23 years of total active and reserve service in intelligence, operational plans, and programming. Ms. Disbrow's qualifications to serve on our Board of Directors include her extensive military and defense budget experience, responsible for an annual budget of over $165 billion in appropriated funding, in the Company's target defense market, her defense procurement experience, and her knowledge of defense and aerospace technology.	Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Regulatory (A&D) Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Blackberry Limited (Ticker: BB) (2019 - present)
CACI International Inc. (Ticker: CACI) (2021 - present)
Perspecta, Inc. (Ticker: PRSP) (2018 - 2021)

Howard L. Lance
Age: 69	Committee Memberships:
Director Since: 2022	Human Capital & Compensation (Chair) M&A and Finance Nominating & Governance
Primary Occupation:
Former President and CEO, Maxar Technologies, Inc. and Harris Corporation
Description of Business Experience:	Skills and Qualifications:
Mr. Lance is Managing Partner at Lance Advisors LLC, an advisory firm serving private equity and institutional investors. He is also Senior Advisor to EQT Group and non-executive Chairman of Reworld Waste, a provider of sustainable materials management solutions, and non-executive Chairman of Arcwood Environmental Services, a provider of regulated environmental solutions. Both firms are EQT Infrastructure portfolio companies. He also serves as director of Mercury Systems, a defense electronics supplier. He previously served on the public company boards of Summit Materials, Change Healthcare, New Vista Acquisition Corp., Ferrovial S.A., Eastman Chemical Co., Stryker Corp., and Aviat Networks. Mr. Lance was President and Chief Executive Officer of Maxar
Technologies, a publicly traded provider of space technology solutions including satellites, robotics, geospatial imagery and services from 2016 to 2019. Previously, he was Executive Advisor – Private Equity at the Blackstone Group from 2012 to 2016. He served as Chairman, President and Chief Executive Officer of Harris Corporation (now L3Harris Technologies), a publicly traded provider of communications and technology solutions to government, defense, and commercial markets from 2003 to 2012. He was Co-President of NCR Corporation and Chief Operating Officer of its Retail and Financial Group from 2001 to 2002. Previously, he spent 17 years at Emerson Electric Company including as Executive Vice President of its Electronics and Telecom businesses, Group President of its Climate Technologies businesses, and Chief Executive Officer of Astec PLC, a publicly listed subsidiary based in Hong Kong. Mr. Lance's qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience as the Chief Executive Officer of multiple public companies.
Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Regulatory (A&D) Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Summit Materials, Inc. (Ticker: SUM) (2015 - 2025)
Change Healthcare, Inc. (Ticker: CHNG) (2017 - 2022)
New Vista Acquisition Corp. (Ticker: NVSA) (2021 - 2022)

Class II Director - Nominated for a Term Ending in 2026:

Jean Bua
Age: 67	Committee Memberships:
Director Since: 2025	Audit Government Relations
Primary Occupation:
Former Chief Financial Officer, Netscout Systems
Description of Business Experience:	Skills and Qualifications:
Ms. Bua served as the Chief Financial Officer at NetScout Systems, a publicly traded network performance and security solutions company, from 2011 until her retirement in 2025. She brings over 40 years of financial, accounting, audit, operational, and business experience and a passion for technological transformation. Ms. Bua previously served as Executive Vice President of Finance and Treasurer at American Tower. She has also held roles as Controller at several former companies, including American Tower and Duracraft, was an Auditor at KPMG, and served as an Independent Director on several publicly traded company boards. Ms. Bua's qualifications to serve on our Board of Directors include her strong accounting and financial expertise.	Senior Leadership Technology Industry Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
CoreSite Realty Corporation (Ticker: COR) (2017 - 2021)
AstroNova, Inc. (Ticker: ALOT) (2018 - 2022)
Plug Power Inc. (Ticker: PLUG) (2022 - 2023)
Modular Medical, Inc. (Ticker: MODD) (2021 - 2025)

Class II Directors - Serving a Term Ending in 2026:

Gerard J. DeMuro
Age: 69	Committee Memberships:
Director Since: 2023	Government Relations M&A and Finance
Primary Occupation:
Former Co-CEO, Eve Air Mobility and Former President and CEO, BAE Systems, Inc.
Description of Business Experience:	Skills and Qualifications:
Mr. DeMuro served as Co-CEO of Eve Air Mobility, a publicly traded producer of eVTOL aircraft and urban air mobility infrastructure, from September 2021 to September 2023. From 2014 to 2020, Mr. DeMuro served as President and CEO of BAE Systems, Inc., the U.S.-based subsidiary of BAE Systems PLC, a provider of technology-led defense, aerospace, and security solutions. From 1999 to 2013, he held several roles of increasing responsibility at General Dynamics, a global aerospace and defense company, including Executive Vice President and Corporate Vice President of Information Systems & Technology. Earlier in his career, Mr. DeMuro held roles at GTE Corporation (now part of Verizon Communications) and the U.S. Department of Defense. Mr. DeMuro's qualifications to serve on our Board of Directors include his extensive experience in the defense industry and his executive and operational experience with public and private companies.	Public Co. CEO Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Regulatory (A&D) Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
BAE Systems Plc (Ticker: BAESY) (2014 - 2020)
Zanite Acquisition Corporation (Ticker: ZNTE) (2020 - 2021)
Eve Holding Inc. (Ticker: EVEX) (2023 - present)

Scott Ostfeld
Age: 48	Committee Memberships:
Director Since: 2023	Human Capital & Compensation M&A and Finance
Primary Occupation:
Managing Partner and Portfolio Manager, JANA Partners
Description of Business Experience:	Skills and Qualifications:
Mr. Ostfeld is a Managing Partner and Portfolio Manager at JANA Partners where he has extensive experience enhancing value as an engaged shareholder. Prior to joining JANA in 2006, Mr. Ostfeld was at GSC Partners, where he served in their distressed debt private equity group and focused on acquiring companies through the restructuring process and enhancing value as an equity owner. He was previously an investment banker at Credit Suisse First Boston Corporation. Mr. Ostfeld currently serves on the Board of Directors of TreeHouse Foods, a publicly traded private label food company, and Lamb Weston Holdings Inc., a publicly traded frozen foods company. He was previously a director at Conagra Brands, a publicly traded packaged goods company from 2019 to 2022, HD Supply Holdings, a publicly traded industrial distribution company, from 2017 until its sale to Home Depot in 2020, and Team Health, publicly traded physician services company, from 2016 until its sale to Blackstone Group in 2017. Mr. Ostfeld serves on the Board of Columbia University's Richman Center for Business, Law and Public Policy. Mr. Ostfeld's qualifications to serve on our Board of Directors include his experience investing in companies and driving shareholder value as well as his expertise in capital markets, M&A, strategy, corporate governance, and talent and risk management.	Senior Leadership Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
TreeHouse Foods, Inc. (Ticker: THS) (2022 - present)
Lamb Weston Holdings Inc. (Ticker: LW) (2025 - present)
Conagra Brands, Inc. (Ticker: CAG) (2019 - 2022)
HD Supply Holdings, Inc. (Ticker: HDS) (2017 - 2020)

Class III Directors - Serving a Term Ending in 2027:

Orlando P. Carvalho
Age: 67	Committee Memberships:
Director Since: 2020	Human Capital & Compensation M&A and Finance (Chair) Nominating and Governance
Primary Occupation:
Former Executive Vice President, Aeronautics, Lockheed Martin
Description of Business Experience:	Skills and Qualifications:
Mr. Carvalho has over 38 years of experience in the aerospace and defense industry with Lockheed Martin. Before his retirement from Lockheed Martin in 2018, he was Executive Vice President of Lockheed Martin's Aeronautics business, a 24,000-employee enterprise. Mr. Carvalho held several integral leadership positions with Lockheed Martin, including Executive Vice President and General Manager of the F-35 Lightning II Joint Strike Fighter program, President of Lockheed Martin Mission Systems & Sensors, and General Manager and Vice President of Surface-Sea Based Ballistic Missile Defense Systems. Mr. Carvalho is an Associate Fellow of the American Institute of Aeronautics and Astronautics. Mr. Carvalho's qualifications to serve on our Board of Directors include his executive experience with defense contracting and his knowledge of defense and aerospace technology, operations, and program management.	Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Regulatory (A&D) Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
None

Barry R. Nearhos
Age: 67	Committee Memberships:
Director Since: 2018	Audit (Chair) Nominating and Governance (Chair)
Primary Occupation:	Lead Independent Director
Former Managing Partner, PricewaterhouseCoopers
Description of Business Experience:	Skills and Qualifications:
Mr. Nearhos has over 35 years of experience with PricewaterhouseCoopers (PwC) providing assurance, business advisory, and other services to clients across multiple industries, including technology, life sciences, telecom, and manufacturing. Before his retirement from PwC in 2015, Mr. Nearhos was Market Managing Partner for PwC's Northeast region, responsible for directing the strategy and operations of the firm's Boston, Hartford, and Albany offices. During his tenure, he also served as the leader of PwC's Northeast Assurance practice, a position he held from 2005 until 2008, and as a partner in PwC's Assurance practice from 1989 to 2015. He was a director of Virtusa Corporation, a publicly traded IT services and outsourcing company, from 2016 until its acquisition by private equity in 2021. Mr. Nearhos is one of our "audit committee financial experts" and became our lead independent director in October 2023. Mr. Nearhos' qualifications to serve on our Board of Directors include his strong accounting and financial expertise as well as his expertise in capital markets, M&A, strategy, corporate governance, and talent and risk management.	Senior Leadership Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Talent Management Mergers & Acquisitions Debt & Equity Capital Markets
Other Public Company Directorships Held in the Last Five Years:
Virtusa Corporation (Ticker: VRTU) (2016 - 2021)

Debora A. Plunkett
Age: 65	Committee Memberships:
Director Since: 2021	Audit Government Relations Nominating and Governance
Primary Occupation:
Federal Senior Executive, National Security Agency (Retired)
Description of Business Experience:	Skills and Qualifications:
Ms. Plunkett served at the National Security Agency (NSA) for 31 years, most notably as the Director of Information Assurance from April 2010 to November 2014 where she led the agency's information assurance/cyber security mission and directed thousands of NSA professionals worldwide. She conceived and established the National Cyber Security Assistance Program to qualify commercial organizations for accreditation in performing cyber security services for national security systems, and advised Executive Branch decision-makers, including the Department of Defense and National Security Council, on cyber issues. Ms. Plunkett received the Distinguished Service Medal and Exceptional Civilian Service Award from the NSA Director. She was awarded the Rank of Distinguished Executive by President Barack Obama, and the Rank of Meritorious Executive by President George W. Bush. She served on the National Security Council in the administrations of President Clinton and President George W. Bush where she developed and directed cybersecurity policies and programs. As a recognized expert in national security and cybersecurity, she has appeared on CBS/60 Minutes and Federal News Radio, been interviewed in the Washington Post, and given keynote addresses at high-profile cyber security and defense conferences. She was a Senior Fellow at Harvard University’s Belfer Center from 2017 to 2023, and currently serves on the CACI International, Nationwide Mutual Insurance Company, and BlueVoyant Boards of Directors, and is a professor in the cybersecurity graduate program at the University of Maryland. Ms. Plunkett's qualifications to serve on our Board of Directors include her extensive experience in cyber and national security as well as executive leadership.	Senior Leadership Defense Industry Technology Industry Corporate Governance Risk Management Finance & Accounting Business Operations & Strategy Regulatory (A&D) Talent Management Mergers & Acquisitions
Other Public Company Directorships Held in the Last Five Years:
CACI International Inc. (Ticker: CACI) (2018 - present)
J. C. Penney Company, Inc. (Ticker: JCP) (2017 - 2020)

CORPORATE GOVERNANCE
Corporate Governance Highlights
Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in us and our brand. Our governance framework includes the following highlights:

Board and Governance Information		Board and Governance Information
Size of the Board of Directors	9	Lead Independent Director	Yes
Number/ % of Independent Directors	8/ 89%	Separate Chairman and CEO	No
Average Age of Independent Directors	64	Code of Business Conduct and Ethics	Yes
Average Independent Director Tenure	4 years	Stock Ownership Guidelines: Directors & Executives	Yes
Classified Board of Directors	Yes	Board Refreshment: New Directors Over Past 5 Years	6
Majority Voting in Uncontested Director Elections	Yes	Anti-Hedging and Pledging Policies	Yes
Plurality Voting in Contested Director Elections	Yes	Compensation Clawback Policy	Yes
Annual Board and Committee Self-Assessments	Yes	Proxy Access	No
Limited Membership on Other Public Co Boards	Yes	Ongoing Shareholder Outreach & Engagement	Yes
Board Committees are 100% Independent Directors	Yes	Capital Structure with One Vote per Common Share	Yes
Poison Pill	No	Succession Planning Process for Senior Management	Yes
Board Meetings Held During Fiscal 2025	12	Regular Executive Sessions without Management	Yes
Independence
The Board of Directors has determined that a majority of the members of the Board should consist of "independent directors," determined in accordance with the applicable listing standards of the Nasdaq Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director's immediate family from Mercury, any professional relationship between a director or a member of a director's immediate family and Mercury's outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director's immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). The Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission ("SEC"), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be "affiliated persons" of Mercury or its subsidiaries. In addition, the Board of Directors has determined that directors who serve on the Human Capital and Compensation Committee must satisfy the standards for being considered a "non-employee director" within the meaning of SEC Rule 16b-3.
Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Ballhaus, who is Mercury's Chairman, President, and Chief Executive Officer. There are no family relationships among any of our current directors, director nominees, and executive officers.

How are nominees for the Board selected?
Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. With respect to the nominees for Class I director standing for election at the meeting, Mr. Ballhaus, our Chairman, President, and Chief Executive Officer, was appointed to the Board in 2022, Ms. Disbrow was appointed to the Board in 2017, and Mr. Lance was appointed to the Board in 2022. Ms. Bua, who joined the Board in January 2025, is a Class II director and is standing for election this year pursuant to our Board Policy for a one-year term until the Class II directors are up for re-election in 2026 for a three year term.
When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate's past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the Committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The Nominating and Governance Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. While we do not have a formal diversity policy, our Board Policy recognizes the benefits that diversity brings to the Board. The Committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The Committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the Committee or others.
Shareholders who wish to submit director candidates for consideration should send such recommendations to our Corporate Secretary at our executive offices not less than, unless a lesser time period is required by applicable law, 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Such recommendations must include the information required by our by-laws as to each person whom the shareholder proposes to nominate for election as well as each shareholder providing the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading "Shareholder Proposals for the 2026 Annual Meeting."
In addition to satisfying the requirements set forth in our by-laws, to comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the additional information required by Rule 14a-19 ("Rule 14a-19") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), not less than 90 days nor more than 120 days prior to the first anniversary of the prior year's annual meeting.
Under Rule 14a-8 of the Exchange Act ("Rule 14a-8"), a shareholder who intends to present a proposal at an annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary at our executive offices not less than 120 calendar days before the date our proxy statement was released to shareholders in connection with the previous year's annual meeting. Any proposals received after such deadline will be considered untimely under Rule 14a-8. Please refer to Rule 14a-8 for the requirements that apply to these proposals.
Can I communicate with Mercury’s directors?
Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810, attention: Corporate Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary considers to be important for members of the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and duplicative communication.

What committees has the Board established?
The Board of Directors has standing Audit, Human Capital and Compensation, Nominating and Governance, M&A and Finance, and Government Relations Committees. As described above under the heading "Independence," all of the members of the Board committees are deemed to be independent directors. Each of our Board committees acts under a written charter, copies of which can be found on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance."
Audit Committee
The Audit Committee assists the Board in its oversight of management's conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.
Human Capital and Compensation Committee
The Human Capital and Compensation Committee is responsible for: setting the compensation of our executive officers; reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers; overseeing the administration of our equity-based and other long-term incentive plans; reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board; overseeing the development and implementation of succession planning for our senior executives; and overseeing our human capital management practices, including matters relating to talent acquisition and development.
All of the independent directors on the Board annually review and approve our CEO's performance objectives, and evaluate the CEO's performance in light of those objectives. Based on the foregoing, the Human Capital and Compensation Committee sets the CEO's compensation, including salary, target bonus, bonus payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Human Capital and Compensation Committee, and the Committee sets their compensation. Our Executive Vice President, Chief Human Resources Officer and the Committee's independent compensation consultant also make recommendations to the Committee regarding compensation for our executives.
The Human Capital and Compensation Committee may delegate to the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, and the Chief Human Resources Officer the authority to grant equity awards under our 2018 Stock Incentive Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act. The Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our human resources and finance departments and to outside service providers, as appropriate.
The Human Capital and Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Committee has engaged an outside compensation consultant to assist the Committee in applying its compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Since fiscal 2023, the Committee has retained Meridian Compensation Partners, LLC ("Meridian") as its outside compensation consultant. Representatives of Meridian regularly attend Committee meetings, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers.
The Human Capital and Compensation Committee's independent compensation consultant provides input to the Committee regarding compensation for non-employee directors. The Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.
The Human Capital and Compensation Committee considered the services provided by Meridian, as well as informational responses provided by Meridian to the Committee on topics relevant to assessing Meridian's relationship with Mercury and our management team, and determined that such services do not compromise Meridian's independence as the Committee's independent compensation consultant.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The Committee has recommended the nominees for election at the Annual Meeting. The Committee oversees the process by which the Board and Committees each assesses its effectiveness as well as the individual director peer assessment process. The Committee reviews our Board of Directors Policy and reviews our environmental sustainability policies, strategies, and related disclosures and reports to the Board any recommendations for changes in the Company's governance of environmental risks and opportunities. The Committee is authorized to obtain advice and assistance from independent consultants, director search firms, outside counsel, and other advisors as it deems appropriate, at our expense.
M&A and Finance Committee
The M&A and Finance Committee assists the Board in reviewing and assessing M&A transactions as well as corporate finance and capital markets transactions. The Committee is comprised of at least three members, all independent directors, as appointed by the Board. The Committee also serves as the pricing committee for any of the Company's capital markets activities.
Government Relations Committee
The Government Relations Committee, consisting of three or more members as appointed by the Board, assists the Board with the following functions: identifying and evaluating global security, political, budgetary, regulatory, and other issues, trends, opportunities, and challenges that could impact our business activities and performance; making recommendations to continue to raise our visibility in the marketplace and awareness of our business model, as well as our products and capabilities; and making recommendations concerning our government relations activities, including our interactions with the federal government on matters of impact to our business with the aim of enhancing our customer base.
In carrying out its duties and responsibilities, the Government Relations Committee has the authority to meet with and make inquiries of our employees as well as obtain advice and assistance from external advisors.

How often did the Board and Committees meet during fiscal 2025?
The Board of Directors met 12 times during fiscal 2025. The table below reports information about the membership of the committees as of August 25, 2025 and the number of committee meetings held during fiscal 2025:

Name	Audit Committee(1)	Human Capital & Compensation Committee	Nominating & Governance Committee	M&A and Finance Committee	Government Relations Committee
Jean Bua	X				X
Orlando P. Carvalho		X	X	Chair
Gerard J. DeMuro				X	X
Lisa S. Disbrow	X	X			Chair
Howard L. Lance		Chair	X	X
Barry R. Nearhos	Chair		Chair
Scott Ostfeld		X		X
Debora A. Plunkett	X		X		X
Number of Meetings During Fiscal 2025	8	7	7	5	3
(1)    The Board has determined that each of Mr. Nearhos and Mses. Bua and Disbrow qualifies as an "audit committee financial expert" and that Ms. Plunkett qualifies as "financially literate" under SEC rules. The Board has further determined that each of Mr. Nearhos and Mses. Bua, Disbrow, and Plunkett meet all applicable independence requirements under the listing standards of the Nasdaq Global Select Market and applicable SEC rules and regulations.
In fiscal 2025, all directors attended at least 75% of the aggregate of: (i) the total number of meetings held by our Board (during the period for which he or she was a director); and (ii) the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served).
Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met five times during the last fiscal year in executive session without management present. Mr. Nearhos, our Lead Independent Director, presided over four of the executive sessions and Ms. Disbrow president over one executive session.
How Does Mercury Approach Board Refreshment?
To garner new ideas and perspectives, and to respond to the ever-changing needs of our stakeholders, the Board actively seeks candidates representing a range of tenures, areas of expertise, industry experience, and backgrounds. In 2020 the Board added Orlando P. Carvalho, in 2021 the Board added Debora A. Plunkett, in 2022 the Board added William L. Ballhaus and Howard L. Lance, in 2023 the Board added Gerard J. DeMuro, Roger A. Krone, and Scott Ostfeld, and in 2025 the Board added Jean Bua. Six of the eight independent directors that will continue on the Board following the Annual Meeting were elected during the last five years. The other two independent directors on the Board, Lisa S. Disbrow and Barry R. Nearhos, were added to the Board in 2017 and 2018, respectively.
Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?
Directors are encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2024 Annual Meeting of Shareholders.
Does Mercury have stock ownership guidelines for directors?
Each non-employee director is expected to own or control, directly or indirectly, shares of the Company's common stock equal to five times the value of the annual director cash retainer within five years of first becoming a non-employee director. Each non-employee director is expected to retain such investment in the Company as long as he or she is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances. All of our non-employee directors are in compliance with the stock ownership guidelines.

Does Mercury have a Code of Business Conduct and Ethics?
Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website.
Does Mercury have a Human Rights Policy?
Yes. We have adopted a Human Rights Policy applicable to our employees and our suppliers. Our Human Rights Policy is posted on our website at www.mrcy.com on the "Investor Relations" page under "Corporate Governance." This Policy goes beyond mere compliance with law. When differences arise between standards and legal requirements, the stricter standard applies, in compliance with applicable law. We also expect our employees and suppliers to conduct themselves in accordance with all other Mercury policies, including the Code of Business Conduct and Ethics.
Does Mercury have a Supplier Code of Conduct?
Yes. We have adopted a Supplier Code of Conduct. Our Supplier Code of Conduct is posted on our website at www.mrcy.com. Our Supplier Code establishes minimum expectations and requirements for suppliers, as well as their employees, subcontractors, and agents in connection with their business dealings with Mercury. We encourage suppliers to go beyond the principles outlined in the Supplier Code and to observe the highest international standards. If a matter is not expressly addressed in the Supplier Code, we expect suppliers to use good judgment and respect the spirit of the Supplier Code.
Does Mercury have a method for the anonymous reporting of accounting, legal, and ethical concerns?
Yes. Our Code of Business Conduct and Ethics, our Human Rights Policy, and our Supplier Code of Conduct each include a means for the anonymous reporting of any concerns about accounting, legal, and ethical matters. Any employee, supplier, customer, shareholder, or other interested party can submit a report via the following anonymous methods:
•by telephone voicemail at 866-277-5739; or
•by submitting a complaint via the internet at www.whistleblowerservices.com/mrcy.
Does Mercury have a written policy governing related-person transactions?
Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the Audit Committee or to convene a special meeting of the Committee, the Chair of the Committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the Chair of the Committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.
Does Mercury make corporate political contributions?
No, we do not use corporate funds for political contributions. If we were to use corporate funds for political activities, per our Code of Business Conduct and Ethics, any such contribution would require approval by the Board of Directors.
Does Mercury have a shareholder rights agreement (i.e. poison pill)?
No.
Does Mercury regularly engage with its shareholders?
Yes. Our executive officers and the Board believe that shareholder engagement is an important component of our governance practices. Our Board members, as well as members of management, engage with shareholders on a variety of matters, such as corporate governance, executive compensation, and sustainability and have been responsive to the feedback provided by shareholders.
How Does the Board of Directors Exercise Its Oversight of Risk?
Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management ("ERM") process each fiscal year. The process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Sr. Director of Internal Audit reviews the key risks identified in the ERM process and management's plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.
In addition to discussions at regular Board meetings, our Board of Directors administers its risk oversight responsibilities by delegating certain business and governance activities to the appropriate committees for more detailed consideration and evaluation. In performing this oversight function, each committee has full access to management, as well as the ability to engage advisors or other experts it deems necessary in the performance of its duties. The committees regularly report their risk oversight activities to our Board of Directors. The Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, compliance with law, and related-party transactions; the Human Capital and Compensation Committee focuses on risks associated with our executive compensation policies and practices, executive succession planning, and human capital management practices and metrics; the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and Nasdaq requirements for director independence, the implementation of our corporate governance policies, and environmental sustainability policies, strategies, and disclosures; the M&A and Finance Committee focuses on risks related to acquisition activities and compliance with covenants in credit facilities; and the Government Relations Committee focuses on risks to our business from governmental actions, including the defense budget and continuing budget resolutions.
How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?
Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board's specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.
The Board has determined that having a Chairman who is also our Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time, and Mr. Ballhaus assumed the duties of Chairman in addition to his CEO role effective with the 2023 Annual Meeting of Shareholders, and Mr. Nearhos became our Lead Independent Director at that time.
As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board's evaluation of management's ERM process, and the Lead Independent Director is responsible for developing and shaping Board meeting agendas, leading and facilitating discussions and deliberations with the independent directors, including on the evaluation of the CEO, and reporting and acting as liaison to the independent directors.
The Board of Directors meets in executive session without management present at each quarterly Board meeting and the Audit Committee meets in executive session at most quarterly Committee meetings, as well as having regular executive sessions with our Sr. Director of Internal Audit and our independent registered public accounting firm.
Does Mercury have a commitment to sustainability and provide information on its Environmental, Social, and Governance ("ESG") practices?
    Please see the Environmental, Social, and Governance section of our website, www.mrcy.com, under "Company" for detailed disclosures on our commitment to sustainability and ESG practices. Information contained on our website and social media channels does not constitute part of this proxy statement or our annual report on Form 10-K.

Does Mercury have a commitment to culture and values?
We are aware that the workforce required to grow our business and deliver creative solutions is rich in diversity of thought, experience, and culture. Our diversity and inclusion focus is on building and maintaining the talent that will create cohesive and collaborative teams that drive innovation.
Our industry leadership is attributable to the spirit and commitment of our employees.
We believe that we are a destination employer for high performing, diverse, global talent, primarily because we offer the opportunity to participate in a mission focused organization that develops cutting-edge technology in an integrated fashion. We strive to deliver a world-class employee experience in a fast paced, energetic, and innovative environment that values results, caring, and learning.
We seek to drive alignment through common direction and language: developing shared values, mindsets, and behaviors ("VM&Bs"); communicating our company-wide vision, strategy, and priorities; and embedding our VM&Bs and strategic priorities into our programs and systems.
We are dedicated to providing a world class employee experience and maximizing the potential of our greatest asset — our people. We embrace growth and the opportunity it brings, with a focus on: a healthy, vibrant, high performance culture; organizational effectiveness; a robust talent pipeline; compensation that recognizes and rewards success; and lifelong learning and mentoring.
We are committed to making Mercury a great place to work, no matter where our employees are located. We offer a casual and enjoyable work environment and encourage employees to get involved. Our social committees at each site organize a range of engagement activities including: holiday celebrations, participation in community events such as blood drives and organized family-friendly events.
At Mercury, we believe in building strong communities both inside our Company and in the areas where we live and work. We are committed to our vision for strong communities, and we are taking action to achieve our goals. We strive to positively impact our local and global communities and understand that an important part of our success is giving back. As a community, we participate in charitable and educational initiatives around the world, donating time and contributing financially to community organizations focused on our country's youth and armed/veteran services. Additionally, our team members are involved in numerous community service and fundraising events throughout the year.

DIRECTOR COMPENSATION
The Human Capital and Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. Directors who are also our employees receive no additional compensation for serving on the Board of Directors.
Fiscal 2025
During fiscal 2025, our non-employee directors received an annual cash retainer of $65,000 and the following positions received additional cash retainers:

Independent Chairman of the Board	$45,000 per annum
Lead Independent Director	35,000 per annum
Chairman of the Audit Committee	25,000 per annum
Chairman of the Human Capital and Compensation Committee	20,000 per annum
Chairman of the Nominating and Governance Committee	12,000 per annum
Chairman of the Government Relations Committee	12,000 per annum
Chairman of the M&A and Finance Committee	12,000 per annum
All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
New non-employee directors are granted restricted stock unit awards in connection with their first election to the Board. These awards are granted by the Board of Directors and consist of restricted stock units for the number of shares of common stock equal to $225,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors also receive annual restricted stock unit awards for the number of shares of common stock equal to $175,000 divided by the average closing price of our common stock during the 30 calendar days prior to the date of grant. These awards vest on the first anniversary of the date of grant. Non-employee directors are not eligible to receive an annual restricted stock unit award for the fiscal year in which they are first elected.
Compensation Deferrals
Effective for fiscal 2025, the Human Capital and Compensation Committee recommended, and the Board of Directors approved, a change in our compensation policy for non-employee directors to permit directors to elect to defer their equity and/ or cash compensation. Non-employee directors are given an annual opportunity to defer equity compensation in compliance with applicable law by electing to receive deferred stock units that convert into shares of common stock upon termination of Board service (and not upon vesting). Similarly, non-employee directors are given an annual opportunity to defer cash retainer payments in compliance with applicable law by electing to receive deferred stock units in lieu of such payments, which will be fully vested upon grant but will not convert into shares of common stock until termination of Board service. Subject to applicable law, new non-employee directors are given an opportunity to defer their equity and/or cash compensation effective upon the commencement of their Board service, provided that they make such election prior to that time.

The compensation earned by the non-employee members of the Board of Directors with respect to fiscal 2025 was as follows:
Non-Employee Director Compensation

Name	Fees Earned	Stock Awards ($)(1)	Total
Jean Bua (2)	$32,500	$233,770	$266,270
Orlando O. Carvalho (3)	77,000	163,322	240,322
Gerard J. DeMuro (4)	65,000	163,322	228,322
Lisa S. Disbrow (5)	77,000	163,322	240,322
Roger A. Krone (6)	48,750	—	48,750
Howard L. Lance (7)	85,000	163,322	248,322
Barry R. Nearhos (8)	137,000	163,322	300,322
Scott Ostfeld (9)	—	—	—
Debora A. Plunkett (10)	65,000	163,322	228,322
(1)This column represents the grant date fair value of restricted stock unit awards for fiscal 2025 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock unit awards granted to non-employee directors in fiscal 2025 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant.
(2)Ms. Bua joined our Board of Directors in January 2025. Her fees reflect two quarterly Board retainer fees. She received a grant of 5,453 deferred share units on January 15, 2025 when the closing price per share was $42.87
(3)Mr. Carvalho served on our Board of Directors for all of fiscal 2025. His fees reflect four quarterly Board retainer fees plus additional fees for such period for service as Chair of the M&A and Finance Committee. He received a grant of 4,832 restricted share units on October 23, 2024 when the closing price per share was $33.80.
(4)Mr. DeMuro served on our Board for all of fiscal 2025. His fees reflect four quarters as a non-employee director as well the grant of 4,832 deferred share units on October 23, 2024 when the closing price per shares was $33.80.
(5)Ms. Disbrow served on our Board of Directors for all of fiscal 2025. Her fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the Government Relations Committee for four quarters. She received a grant of 4,832 restricted share units on October 23, 2024 when the closing price per share was $33.80.
(6)Mr. Krone's service on our Board of Directors ended in January 2025. His fees reflect three quarters as a non-employee director. His unvested equity awards forfeited upon his departure.
(7)Mr. Lance served on our Board of Directors for all of fiscal 2025. His fees reflect four quarterly Board retainer fees as well as serving as Chair of the Human Capital and Compensation Committee for four quarters. He received a grant of 4,832 restricted share units on October 23, 2024 when the closing price per share was $33.80.
(8)Mr. Nearhos served on our Board of Directors for all of fiscal 2025. His fees reflect four quarterly Board retainer fees plus additional fees for service as Chair of the Audit Committee for four quarters, service as Chair of the Nominating and Governance Committee for four quarters, and service as Lead Independent Director for four quarters. Mr. Nearhos received deferred share units in lieu of quarterly cash retainer payments for services as a director for the second, third, and fourth quarters of fiscal 2025. He received a grant of 4,832 deferred share units on October 23, 2024 when the closing price per share was $33.80.
(9)Mr. Ostfeld assigns all of the compensation related to his service on our Board of Directors to JANA Partners, LLC ("JANA"). For fiscal 2025, the compensation assigned to JANA by Mr. Ostfeld consisted of a non-employee director cash retainer of $65,000 for four quarters of service on our Board and a grant of 4,832 restricted share units on October 23, 2024 when the closing price per share was $33.80.
(10)Ms. Plunkett served on our Board of Directors for all of fiscal 2025. Her fees reflect four quarterly Board retainer fees. She received a grant of 4,832 deferred share units on October 23, 2024 when the closing price per share was $33.80.

The aggregate number of unvested restricted stock unit awards or deferred share units outstanding for each non-employee director at June 27, 2025 was as follows:

Name	Aggregate Unvested Stock Awards (# of shares)
Jean Bua	5,453
Orlando P. Carvalho	4,832
Gerard J. DeMuro	4,832
Lisa S. Disbrow	4,832
Howard L. Lance	4,832
Barry R. Nearhos	4,832
Scott Ostfeld (1)	—
Debora A. Plunkett	4,832
(1) Mr. Ostfeld assigns all of the compensation related to his service on our Board of Directors to JANA. As of June 27, 2025, the unvested deferred share unit awards held by JANA related to Mr. Ostfeld's service on the Board were for 4,832 shares.
Fiscal 2026
The Human Capital and Compensation Committee, with the assistance of the Committee's independent compensation consultant, performed its annual review of the Company's compensation for non-employee directors. Based on market data, including data for our peer group, the Committee recommended, and the Board of Directors approved, the following changes to the compensation for non-employee directors for fiscal 2026: (i) an increase in the annual cash retainer by $10,000; (ii) an increase in the cash retainer for the Lead Independent Director by $5,000; and (iii) an increase in the amount of the annual equity award by $10,000.

EQUITY COMPENSATION PLANS
The following table sets forth information as of June 27, 2025 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders (2)	934,000	$45.00	3,810,001
Equity compensation plans not approved by shareholders	—	—	—
TOTAL	934,000	$45.00	3,810,001
(1)Does not include outstanding unvested restricted stock unit awards.
(2)Consists of our 2018 Stock Incentive Plan, as amended and restated to date ("2018 Plan").

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION ("SAY-ON-PAY")
Pursuant to Section 14A of the Exchange Act, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in greater detail under the heading "Compensation Discussion and Analysis," we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, which should result in increased value for our shareholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on us, our Board of Directors, or the Human Capital and Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Capital and Compensation Committee will evaluate whether any actions are necessary to address our shareholders' concerns.
The affirmative vote of a majority of the votes properly cast is required to approve this Proposal 2.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2025, as disclosed in the Company's Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure."
Recommendation
The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: APPROVAL OF 2025 LONG TERM INCENTIVE PLAN
In July 2025, our Board of Directors adopted, subject to the approval of our shareholders, our 2025 Long Term Incentive Plan (the "2025 Plan"), and delegated authority to our Human Capital and Compensation Committee to make further revisions to the 2025 Plan prior to the submission of the 2025 Plan for approval by our shareholders. In September 2025, our Human Capital and Compensation Committee adopted the 2025 Plan, subject to shareholder approval.
Purpose
The purpose of the 2025 Plan is to enable Mercury to implement a compensation program that correlates pay opportunities with shareholder value, focuses management on long-term, sustainable performance, and provides the Company with a competitive advantage in attracting, retaining, and motivating officers, employees, non-employee directors, and other service providers.
Expected Share Pool Duration
As described below, we are requesting that shareholders approve an initial reserve of 1,900,000 shares of our common stock for future awards under the 2025 Plan, with each share underlying stock options or stock appreciation rights counting as 0.5 shares against this reserve. Accordingly, if approved, the Company would be authorized to issue a maximum of 2,800,000 shares underlying stock options and stock appreciation rights, or 1,900,000 shares underlying other awards, under the 2025 Plan. We believe the initial share reserve requested for the 2025 Plan should last for approximately three to four fiscal years depending on our organic growth, the size and composition of our workforce, future M&A transactions, and changes in the price of our common stock. The 2025 Plan is proposed to replace our Amended and Restated 2018 Stock Incentive Plan (the "2018 Plan"), which is our current equity compensation plan. In the event that shareholders approve the 2025 Plan, we will no longer issue awards under the 2018 Plan.
Corporate Governance and Best Practice Highlights
The 2025 Plan and our corporate guidelines reflect best practices in equity compensation:
•the plan does not provide accelerated vesting of awards solely on account of a change in control (accelerated vesting is conditioned upon a qualifying termination following a change in control or an acquiring company refusing to assume outstanding awards);
•the plan prohibits repricing of stock options or stock appreciation rights;
•the plans prohibits discounted grants of stock options or stock appreciation rights;
•the plan does not allow for "liberal share counting" (that is, reuse of shares tendered, exchanged, or withheld to cover withholding taxes or option exercise costs, or reuse of shares underlying an award of stock appreciation rights once such stock appreciation rights are exercised);
•the plan does not contain any "evergreen" provisions that automatically add shares to the plan reserve;
•the plan does not contain tax gross-ups;
•the plan prohibits payment of dividends or dividend equivalents on unvested awards or unexercised stock options or stock appreciation rights;
•the plan contains limits on individual awards granted to directors;
•the plan contains minimum vesting periods;
•the plan allows awards to be clawed back if the participant engages in detrimental activities;
•the plan is administered by a committee of independent directors;
•we regularly present our equity incentive plan to shareholders for approval;
•the Company's financial restatement clawback policy allows executive awards to be clawed back regardless of individual fault and applies to both performance- and time-based awards;
•we require executives and directors to comply with meaningful stock ownership guidelines; and
•we prohibit hedging and pledging of Company stock.

Updated Share Information as of August 25, 2025, the Record Date
The information included in this proxy statement and our 2025 Annual Report is updated by the following information regarding all existing equity compensation plans as of August 25, 2025:

Total number of shares underlying stock options outstanding(1)	934,000
Weighted-average per-share exercise price of stock options outstanding	$45.00
Weighted-average remaining term of stock options outstanding	2.47 years
Total number of shares underlying full value awards outstanding (includes restricted stock units, deferred stock units, and performance stock units)(2)	1,919,083
Total number of shares remaining available for future grants under the 2018 Plan(3)	2,493,693
Total number of shares of common stock outstanding as of the Record Date	60,020,680
(1)No stock appreciation rights were outstanding as of August 25, 2025.
(2)The number of shares included for outstanding performance stock units ("PSUs") assumes target performance is achieved thereunder.
(3)The number of shares available for future grants under the 2018 Plan does not impact the size of the initial share reserve (1,900,000 shares, as described above) under the 2025 Plan. If approved, the 2025 Plan will be our only active employee equity incentive plan, replacing our 2018 Plan. Awards granted under our 2018 Plan from August 26, 2025 through the date of shareholder approval at the Annual Meeting will be treated as if they were issued under the 2025 Plan for purposes of calculating the remaining number of shares available for future grants under the 2025 Plan. Each share underlying a stock option or stock appreciation right granted during this time period under the 2018 Plan will count as 0.5 shares against the 2025 Plan share reserve, and each share underlying a full value award granted during this time period under the 2018 Plan will count as one share against the 2025 Plan share reserve).

Burn Rate
The table below sets forth the following information regarding the awards granted under the 2018 Plan: (i) the burn rate for each of the last three fiscal years, and (ii) the average burn rate over the last three fiscal years. The burn rate for each fiscal year has been calculated as (a) the sum of (1) the number of shares underlying time-based equity awards granted during the fiscal year; (2) the number of shares earned under PSUs during the fiscal year; and (3) the number of shares underlying stock options granted during the fiscal year, divided by (b) the weighted average number of shares of our common stock outstanding for the applicable year.

Element	2025	2024	2023	Three-Year Average
Time-based equity awards granted (composed of restricted shares and deferred shares)	802,033	1,053,099	213,555	689,562
PSUs earned	—	15,684	96,940	37,541
Total full value awards	802,033	1,068,783	310,495	727,104
Stock Options and Stock Appreciation Rights	—	934,000	—	311,333
Weighted average number of shares of common stock outstanding	58,746,000	57,738,000	56,554,000	57,679,333
Burn rate	1.37%	3.47%	0.55%	1.80%

The table below sets forth details regarding performance-based awards granted and earned in each year for the last three fiscal years:

Performance-Based Awards	Number of Shares(1)
Outstanding/Non-Vested as of 7/1/2022	480,763
Granted	38,124
Vested(2)	(48,494)
Forfeited(3)	(230,126)
Outstanding/Non-Vested as of 6/30/2023	240,267
Granted	281,323
Vested(4)	(15,684)
Forfeited(5)	(171,454)
Outstanding/Non-Vested as of 6/28/2024	334,452
Granted	211,621
Vested(6)	—
Forfeited(7)	(150,718)
Outstanding/Non-Vested as of 6/27/2025	395,355
(1)The number of shares reflected in the table is based on the target number of shares underlying the performance-based awards. In the case of shares vested, the number of shares disclosed reflects the number of target shares that vested (up to 100% of the target shares). For further information regarding awards that vested above target, see Note 2 below. Awards vested exclude awards that have not fully vested by reason of an unsatisfied service condition, regardless of whether the performance periods of the awards have been completed.
(2)PSUs vested/earned in fiscal 2023 were tied to PSU awards granted in fiscal 2020 and achieved a 199.9% payout, resulting in the vesting of an additional 48,446 shares that are not reflected in the table.
(3)Represents PSUs forfeited due to terminations of employment during FY23.
(4)PSUs vested/earned in fiscal 2024 were tied to PSU awards granted in fiscal 2021 and achieved a 99.8% payout.
(5)Represents 27 PSUs forfeited due to below-target performance and 171,427 PSUs due to terminations of employment during FY24.
(6)PSUs vested/earned in fiscal 2025 were tied to PSU awards granted in fiscal 2022 and achieved a 0.0% payout.
(7)Represents 85,670 PSUs forfeited due to below-target performance and 65,048 PSUs due to terminations of employment.
Summary of the 2025 Plan
The following is a summary of the material terms of the 2025 Plan. This summary is subject to the specific provisions contained in the full text of the 2025 Plan, which is attached as Appendix A to this proxy statement.
Plan Administration. The Board, or if the Board elects, the Human Capital and Compensation Committee or another committee designated by the Board, has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2025 Plan. References in this Proposal 3 to the “Committee” refer to the Board as a whole or the applicable committee designated by the Board. Subject to applicable law and listing standards, the Committee may delegate to any one or more of its members the authority to grant awards at fair market value to eligible individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.
Eligibility. Directors, officers, employees, and service providers of the Company, as well as prospective directors, officers, employees, and service providers who have accepted offers of employment or consultancy from the Company or its subsidiaries and affiliates, are eligible to receive awards under the 2025 Plan. As of August 25, 2025, there were approximately 2,200 officers and employees and eight non-employee directors eligible to participate in the 2025 Plan.
Shares Reserved for Issuance; Fungible Share Ratio; Share Recycling Rules. As of August 25, 2025, there were 2,493,693 shares of our common stock, par value $.01 per share, authorized and available under the 2018 Plan for issuance under future awards, with each share underlying a “full value” award (that is, an award other than a stock option or stock appreciation right) counting as two shares against this maximum limit. If the 2025 Plan is approved by shareholders, an initial reserve of 1,900,000 shares of our common stock would be established for future awards under the 2025 Plan, with each share underlying stock options or stock appreciation rights counting as 0.5 shares against this reserve, and each share underlying full value awards counting as one share against this reserve. Accordingly, if approved, the Company would be authorized to issue a maximum of 2,800,000 shares underlying stock options and stock appreciation rights, or 1,900,000 shares underlying full value awards, under the 2025 Plan. If any awards are granted under the 2018 Plan after August 25, 2025 and prior to shareholder approval of the 2025 Plan, these awards shall be treated as having been granted under the 2025 Plan for the purpose of calculating the remaining number of shares issuable under the 2025 Plan. No new awards will be granted under the 2018 Plan from and after shareholder approval of the 2025 Plan.
Shares of stock underlying any awards granted under the 2018 Plan or the 2025 Plan that are forfeited, are canceled, expire, or are terminated (other than by exercise) from and after shareholder approval of the 2025 Plan will be added back to the shares of stock available for issuance under the 2025 Plan, with each such share underlying a stock option or stock appreciation right being added back as 0.5 shares to the 2025 Plan share reserve. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding shall not become available for future issuance under the 2025 Plan. In addition, upon exercise of stock appreciation rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the 2025 Plan, with each such share so exercised being deducted as 0.5 shares against the 2025 Plan share reserve. Also, shares repurchased by the Company in the open market using proceeds received upon the exercise or purchase price of any award will not increase the number of shares that will be available for future issuance under the 2025 Plan. Furthermore, shares underlying awards granted to directors, officers, employees, or service providers of another company in connection with the merger or acquisition of such company with or by Mercury or its subsidiaries will not be counted towards the maximum number of shares that can be issued under the 2025 Plan.
Stock Appreciation Rights and Stock Options. The 2025 Plan permits the granting of (1) stock appreciation rights, (2) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and (3) options that do not so qualify. Options granted under the 2025 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The exercise price will be determined by the Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. No dividends or dividend equivalents shall be paid on stock appreciation rights or stock options.
The term of each stock appreciation right and option will be fixed by the Committee and may not exceed ten years from the date of grant. The Committee will determine at what time or times each stock appreciation right and option may be exercised. Stock appreciation rights and options may be exercised in whole or in part subject to the terms and conditions of the award.
In addition to any exercise method established by the Committee, if, as of the close of trading on the last trading day on which an outstanding stock appreciation right or option may be exercised, the fair market value per share is more than the exercise price per share of such stock appreciation right or option by at least $0.01, the participant will be deemed to have automatically exercised such award as of the close of trading. If the award allows the participant to choose between whether settlement is to be made in common stock or in cash, then unless previously selected, the participant will be deemed to have selected settlement in common stock. Participants may notify the Company's record keeper in advance if the participant does not wish for the applicable stock appreciation right or option to be deemed exercised pursuant to these terms.
An option that is intended to qualify as an incentive option may not be granted to any individual who, on the grant date, owns more than 10% of the total combined voting power of all classes of stock of the Company, unless at the time the exercise price of such incentive option is at least 110% of the fair market value of a share and the incentive option is not exercisable after the fifth anniversary of the grant date. In addition, the aggregate fair market value of the shares at grant for which incentive options become exercisable by a participant during any calendar year may not exceed $100,000.
Restricted Stock and Restricted Stock Units. Shares of restricted stock are actual shares of common stock issued to a participant, subject to conditions that must be met before the participant can sell the stock. The Committee may award shares of common stock to participants subject to such conditions and restrictions as the Committee may determine. These conditions and restrictions include requirements for vesting and limits on transferability, and may also include the right to vote the shares during the vesting period.
Restricted stock units, which include deferred stock units, are awards denominated in shares that are settled, subject to an award's terms and conditions, either in a specified number of shares of common stock or in cash equal to the fair market value of a specified number of shares. Restricted stock units are settled upon vesting, or at a later time if permitted pursuant to a deferred compensation arrangement.
Performance-Based Awards. The 2025 Plan provides that the Committee may require the vesting of awards to be conditioned on the satisfaction of one or more performance goals established by the Committee.

Other Stock-Based Awards. The Committee may also grant other stock-based awards, not specifically described in the 2025 Plan, that are valued by reference to, or otherwise relate to, shares of common stock. Such awards would be subject to the terms of the 2025 Plan, and such conditions as are determined by the Committee.
Cash Awards. Cash awards are denominated in shares or cash and payable in cash, subject to terms and conditions consistent with the terms of the 2025 Plan, as determined by the Committee.
Minimum Vesting Period. Awards granted under the 2025 Plan are subject to a minimum one-year period prior to the vesting, distribution and/or exercisability thereof, except for awards that are accelerated in connection with a participant's death, disability, or termination of service without cause, for good reason or for retirement; awards granted in settlement of an obligation to pay cash; awards granted to match employee deferrals under a deferred compensation plan maintained by the Company; awards granted to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual shareholders meeting; substitute awards issued in connection with the merger or acquisition of another company with or into Mercury or a subsidiary; replacement awards issued in connection with a change-in-control; or other awards that, in the aggregate, provide for the issuance of up to 5% of the total number of shares authorized for issuance under the 2025 Plan.
Limit on Non-Employee Director Pay. Compensation payable to any non-employee director, including the grant date fair value of awards granted under the 2025 Plan, may not exceed $1 million during any one-year period of service from each annual shareholders meeting.
Detrimental Activity. The Committee may cancel, rescind, or otherwise limit or restrict any award to a participant if the participant engages in detrimental activities, including disclosing or using confidential information without permission, refusing to assign inventions to the Company, engaging in an activity that results in a termination for cause, materially violating any internal policies of the Company, or being convicted of, or pleading guilty to, a crime. In the event the Committee so acts, the participant must promptly repay to the Company the value of any shares, cash, or property attributable to vestings, distributions, or exercises of awards that occurred following the participant's engagement in any such detrimental activity.
Dividends and Dividend Equivalents. The Committee may grant awards that accrue dividends or dividend equivalents, but dividends and dividend equivalents may not be accrued on stock options or stock appreciation rights, and cannot be paid on other awards until the underlying shares are earned, vested and distributed, as applicable.
Exercise or Purchase Price Tax Withholding. Participants in the 2025 Plan are responsible for the payment of any exercise or purchase price or tax withholding obligations associated with their participation in the 2025 Plan. The Committee may permit or require a participant to satisfy such obligations, in whole or in part, by (i) delivering to the Company unrestricted shares held by the participant, (ii) withholding from shares of stock otherwise issuable to the participant under an award, or (iii) authorizing an irrevocable election to a broker-dealer acceptable to the Company to make cash payments in respect of such obligations using proceeds from the prompt sale of shares to be issued under an award.
Change of Control Provisions. Upon a change-in-control of the Company, participants will be granted replacement awards by the acquiring or surviving company that are of the same type held prior to the change-in-control, except that performance awards will be converted into replacement time-based awards for the remainder of the performance period (or a shorter period as determined by the Committee), with the number of underlying shares determined based on the greater of target performance or actual performance through the latest practicable date prior to the change-in-control. Replacement awards will generally continue to vest on the same schedule as the original awards but will vest in full if, within the 12 months following the change-in-control, the Company terminates the participant's employment (other than for cause) or the participant terminates for "good reason," subject to the participant's execution of an effective release of claims at the time of such termination if the value of the benefits received as a result such accelerated vesting exceeds $25,000. In the event an acquiring or surviving company refuses to issue replacement awards on the terms described above, then all awards will become vested in full, with performance awards vesting at the greater of target performance or actual performance through the latest practicable date prior to the change-in-control. Notwithstanding the foregoing, all awards held by non-employee directors will immediately become fully vested upon a change-in-control. The terms "cause," "good reason" and "change-in-control" are defined in the 2025 Plan.
Amendments and Termination. The Committee may amend, alter or discontinue the 2025 Plan at any time, subject to two limitations. First, no amendment, alteration, or discontinuance may materially impair the rights of a participant with respect to a previously granted award without the participant's consent (unless the amendment is required to comply with applicable law, stock exchange rules, tax rules, or accounting rules). Second, an amendment must receive approval of shareholders, if required by applicable law or stock exchange listing standards.
The Committee may also unilaterally amend the terms of any outstanding award, but may not materially impair the rights of the participant with respect to such award without the participant's consent (unless the amendment is necessary to comply with applicable law, stock exchange listing standards, tax rules, or accounting rules).
Participants Outside of the United States. The Committee may modify the terms of any award under the 2025 Plan made to or held by a participant who is then a resident, or is primarily employed or providing services, outside of the United

States in any manner deemed by the Committee to be necessary or appropriate in order that such award shall conform to laws, regulations, and customs of the country in which the participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the award to the participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the participant's residence, employment, or providing services abroad, shall be comparable to the value of such award to a participant who is a resident, or is primarily employed or providing services, in the United States. An award may be so modified in a manner that is inconsistent with the express terms of the 2025 Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the participant whose award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 2025 Plan by eligible persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.
Data Privacy. As a condition of receipt of any award, each participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the 2025 Plan and awards. The Company and its affiliates may hold certain personal information about a participant, including, but not limited to, the participant's name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its affiliates, and details of all Awards (the "Data"). In addition to transferring the Data among themselves as necessary for the purpose of implementation, administration, and management of the 2025 Plan and awards, the Company and its affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the 2025 Plan and awards. Recipients of the Data may be located in the participant's country or elsewhere, and the participant's country and any given recipient's country may have different data privacy laws and protections. The Company may cancel the participant's eligibility to participate in the 2025 Plan, and in the Committee's discretion, the participant may forfeit any outstanding awards if the participant refuses or withdraws the consents described above.
U.S. Federal Income Tax Considerations
The following is a brief summary of the material U.S. Federal income tax rules that are generally relevant to 2025 Plan awards as of the date of this Proxy Statement. The laws governing the tax aspects of awards are highly technical and may change at any time. This discussion does not address state, local, or non-U.S. tax rules applicable to awards under the 2025 Plan.
Stock Appreciation Rights and Stock Options. Upon the exercise of a stock appreciation right or a nonqualified stock option, an award recipient will recognize ordinary income equal to the spread and we will generally be entitled to a corresponding federal income tax deduction in the same amount. Upon the sale of common stock acquired upon exercise, the recipient will generally recognize a long- or short-term capital gain or loss, depending on whether the recipient held the share for more than one year from the date of exercise. With respect to incentive options, a recipient generally will not recognize taxable income when the incentive option is exercised, unless the recipient is subject to the alternative minimum tax. If the recipient sells the shares more than two years after the incentive option was granted and more than one year after the incentive option was exercised, the recipient will recognize a long-term capital gain or loss, measured by the difference between the sale price and the exercise price of the shares. We will not receive a tax deduction with respect to the exercise of an incentive option if the incentive option holding period is satisfied. Award recipients do not recognize any taxable income, and we are not entitled to a deduction, upon the grant of a stock appreciation right, a nonqualified stock option, or an incentive option.
Other Awards. A recipient of restricted stock, restricted stock units, other stock-based awards, or cash awards will generally not recognize taxable income at the time of grant as long as the award is subject to a substantial risk of forfeiture as a result of performance-based and/or service-based vesting requirements. The recipient will generally recognize ordinary income when the conditions for vesting have been satisfied or, in the case of an award other than restricted stock for which the payout of cash or shares under the award is deferred beyond the vesting date, when the payout is received. We will generally be entitled to a corresponding deduction equal to the amount of income the recipient recognizes. If the recipient holds shares received upon settlement of an award for more than one year, the recipient will recognize long-term capital gain or loss when the shares are sold.

New Plan Benefits
It is not possible to state the persons who will receive options or awards under the 2025 Plan in the future or the amount of options or awards that will be granted under the 2025 Plan. The following table provides information with respect to the value of annual long-term incentive ("LTI") awards granted in fiscal 2025 under the 2018 Plan. No stock options or stock appreciation rights were awarded in fiscal 2025.

Named Executive Officers:	Awards Granted in Fiscal 2025
	Dollar Value	Number of Shares
William L. Ballhaus	$7,553,696	172,514
David E. Farnsworth	3,088,461	68,697
Stuart H. Kupinsky	1,512,816	34,793
Steven V. Ratner	1,420,679	32,736
Charles R. Wells, IV	2,560,289	58,954
All named executive officers as a group	16,135,941	367,694
All non-employee directors as a group	1,614,479	45,696
Employees as a group (excluding named executive officers)	24,414,243	603,278
Required Vote
Approval of the 2025 Plan requires the affirmative FOR vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted FOR approval of the 2025 Plan.
Recommendation
The Board of Directors recommends a vote FOR the 2025 Plan.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2026. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from shareholders.
Required Vote
Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2026 requires the affirmative FOR vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted FOR approval of the ratification of the appointment.
Recommendation
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2026.

VOTING SECURITIES
Who owns more than 5% of our stock?
On August 25, 2025, the record date, there were 60,020,680 shares of our common stock outstanding. On that date, to our knowledge, there were five shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The "Percent of Class" was calculated using the number of shares of our common stock outstanding as of the record date.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	7,972,253	13.3%
JANA Management Partners, LP (2)	5,964,313	9.9
The Vanguard Group, Inc. (3)	5,669,352	9.4
William Blair Investment Management, LLC (4)	4,695,683	7.8
State Street Corporation (5)	2,987,185	5.0
(1)Based on a Schedule 13G/A filed by Black Rock, Inc. ("Black Rock") with the SEC on July 17, 2025, reporting beneficial ownership as of June 30, 2025. In such Schedule 13G/A, Black Rock reported that it had sole voting power of 7,844,696 shares of our common stock, shared voting power of 0 shares of our common stock, sole dispositive power of 7,972,253 shares of our common stock, and shared dispositive power of 0 shares of our common stock. The reporting entity's address is 50 Hudson Yards, New York, New York 10001.
(2)Based on a Schedule 13D/A filed by JANA Management Partners, LP ("JANA") with the SEC on August 15, 2025, reporting beneficial ownership as of August 13, 2025. In such Schedule 13D/A, JANA reported that it had sole voting power of 5,964,313 shares of our common stock, shared voting power of 0 shares of our common stock, sole dispositive power of 5,964,313 shares of our common stock, and shared dispositive power of 0 shares of our common stock.The reporting entity's address is 767 Fifth Avenue, 8th Floor, New York, New York 10153. As a Partner and Co-Portfolio Manager of JANA, Scott Ostfeld, a member of our Board of Directors, may be deemed to beneficially own the securities held by JANA.
(3)Based on a Schedule 13G/A filed by Vanguard Group, Inc. ("Vanguard") with the SEC on February 13, 2024, reporting beneficial ownership as of December 29, 2023. In such Schedule 13G/A, Vanguard reported that it had sole voting power of 0 shares of our common stock, shared voting power of 20,067 shares of our common stock, sole dispositive power of 5,597,623 shares of our common stock, and shared dispositive power of 71,729 shares of our common stock. The reporting entity's address is 100 Vanguard Boulevard, Malvern, PA 19355.
(4)Based on a Schedule 13G/A filed by William Blair Investment Management, LLC ("William Blair") with the SEC on July 30, 2025, reporting beneficial ownership as of June 30, 2025. In such Schedule 13G/A William Blair reported that it had sole voting power of 4,375,808 shares of our common stock, shared voting power of 0 shares of our common stock, sole dispositive power of 4,695,683 shares of our common stock, and shared dispositive power of 0 shares of our common stock. The reporting entity's address is 150 North Riverside Plaza, Chicago, IL 60606.
(5)Based on a Schedule 13G filed by State Street Corporation ("State Street") with the SEC on May 13, 2025, reporting beneficial ownership as of March 31, 2025. In such Schedule 13G, State Street reported that it had sole voting power of 0 shares of our common stock, shared voting power of 2,753,861 shares of our common stock, sole dispositive power of 0 shares of our common stock, and shared dispositive power of 2,987,185 shares of our common stock. The reporting entity's address is 1 Congress Street, Suite 1, Boston, MA 02114.

How much stock does each of Mercury’s directors and executive officers own?
The following information is furnished as of August 25, 2025, the record date, with respect to common stock beneficially owned by: (1) our directors and director nominees (including our CEO); (2) our CFO and the two most highly compensated executive officers other than the CEO and the CFO; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed. The address for each director and executive officer is c/o Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

	Number of Shares Beneficially Owned (1)	Percent of Class (1)
William L. Ballhaus (2)	383,198	*
Jean Bua (3)	5,453	*
Orlando P. Carvalho (4)	57,086	*
Gerard J. DeMuro (5)	15,119	*
Lisa S. Disbrow (6)	28,874	*
Howard L. Lance (7)	38,992	*
Barry R. Nearhos (8)	31,256	*
Scott Ostfeld (9)	—	*
Debora A. Plunkett (10)	16,171	*
David E. Farnsworth (11)	162,618	*
Stuart H. Kupinsky (12)	71,305	*
Steven V. Ratner (13)	33,882	*
All directors and executive officers as a group (12 persons) (14)	843,954	1.4%
* Less than 1.0%.
(1)The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 25, 2025 are outstanding.
(2)Includes (a) 72,426 shares owned by Mr. Ballhaus individually; (b) 26,683 shares owned by Mr. Ballhaus jointly with his spouse; (c) 7,066 shares owned by a family trust controlled by Mr. Ballhaus; (d) 275,867 restricted and performance stock units awarded to Mr. Ballhaus under our stock-based plans, and (e) 1,156 shares owned indirectly by Mr. Ballhaus through the Company stock fund in our 401(k) plan. Excludes 934,000 shares underlying stock options which are not exercisable within 60 days of August 25, 2025.
(3)Includes 5,453 restricted stock units awarded to Ms. Bua under our stock-based plans.
(4)Includes (a) 52,254 shares owned by Mr. Carvalho individually; and (b) 4,832 restricted stock units awarded to Mr. Carvalho under our stock-based plans.
(5)Includes (a) 7,485 shares owned by Mr. DeMuro individually; and (b) 7,634 restricted stock units awarded to Mr. DeMuro under our stock-based plans.
(6)Includes (a) 24,042 shares owned by Ms. Disbrow individually; and (b) 4,832 restricted stock units awarded to Ms. Disbrow under our stock-based plans.
(7)Includes (a) 24,910 shares owned by Mr. Lance individually; (b) 9,250 shares owned by family trusts controlled by Mr. Lance; and (c) 4,832 restricted stock units awarded to Mr. Lance under our stock-based plans.
(8)Includes (a) 20,671 shares owned by Mr. Nearhos individually; (b) 3,500 shares owned jointly by Mr. Nearhos with his spouse and; (c) 7,085 restricted stock units awarded to Mr. Nearhos under our stock-based plans and deferred stock awards received in lieu of cash Board retainers.
(9)Mr. Ostfeld assigns all of his restricted stock units that he receives as a director to JANA Partners, LLC ("JANA"). JANA may be deemed to be a director by deputization by virtue of the fact that Mr. Ostfeld currently serves on our Board of Directors. JANA's common stock ownership is included within the table above titled "Who owns more than 5% of our common stock?"
(10)Includes (a) 11,339 shares owned by Ms. Plunkett individually; and (b) 4,832 restricted stock units awarded to Ms. Plunkett under our stock-based plans.

(11)Includes (a) 32,029 shares owned by Mr. Farnsworth individually; (b) 129,297 restricted and performance stock units awarded to Mr. Farnsworth under our stock-based plans; and (c) 1,292 shares owned indirectly by Mr. Farnsworth through the Company stock fund in our 401(k) plan.
(12)Includes (a) 10,483 shares owned by Mr. Kupinsky individually; (b) 59,814 restricted and performance stock units awarded to Mr. Kupinsky under our stock-based plans; and (c) 1,008 shares owned indirectly by Mr. Kupinsky through the Company stock fund in our 401(k) plan.
(13)Includes (a) 4,183 shares owned by Mr. Ratner individually; (b) 29,618 restricted and performance stock units awarded to Mr. Ratner under our stock-based plans ; and (c) 81 shares owned indirectly by Mr. Ratner through the Company stock fund in our 401(k) plan.
(14)Includes (a) 306,321 shares owned by directors and executive officers individually, jointly with spouses, or by family trusts controlled by directors or executive individually; (b) 534,096 stock units awarded to the directors and executive officers under our stock-based plans; and (c) 3,537 shares owned indirectly by executive officers through the Company stock fund in our 401(k) plan.

EXECUTIVE OFFICERS
Who are Mercury’s executive officers?
The following persons are our executive officers as of the date of filing of this proxy statement:

Name	Age	Position
William L. Ballhaus	58	Chairman of the Board, President, and Chief Executive Officer
David E. Farnsworth	65	Executive Vice President, Chief Financial Officer
Stuart H. Kupinsky	57	Executive Vice President, Chief Legal Officer, and Corporate Secretary
Steven V. Ratner	49	Executive Vice President, Chief Human Resources Officer
Our executive officers are appointed to office by the Board of Directors at the first board meeting following the Annual Meeting of Shareholders or at other board meetings as appropriate, and hold office until the first board meeting following the next Annual Meeting of Shareholders and until a successor is chosen, subject to prior death, resignation or removal.

William L. Ballhaus
William L. Ballhaus joined Mercury's Board of Directors as a non-employee director in June 2022, was appointed interim President and Chief Executive Officer on June 24, 2023, and was appointed President and CEO effective August 15, 2023. In October 2023, Mr. Ballhaus became the Company's Chairman of the Board effective with the annual meeting of shareholders. Mr. Ballhaus has significant experience in the aerospace, defense, and technology industries, including multiple CEO roles, as well as experience in operational transformations and delivering strong results. He previously served as Chairman and CEO of Blackboard, Inc., a leading EdTech company, from 2016 until its merger with Anthology in 2021. Prior to that, he served as CEO and President of SRA International, Inc., a provider of information technology services, from 2011 until the creation of CSRA Inc. from SRA International Inc.'s and CSC's U.S. public sector business. Before that, Mr. Ballhaus served as CEO and President of government contractor DynCorp International from 2008 to 2010. Mr. Ballhaus has also held senior leadership positions at BAE Systems, Boeing, and Hughes, where he led global government and commercial technology businesses particularly focused on software and IT.

David E. Farnsworth
David E. Farnsworth joined Mercury in July 2023 as Executive Vice President and Chief Financial Officer. Mr. Farnsworth was the Chief Financial Officer of HawkEye 360, a radio frequency data analytics company from 2020 to 2023. Before joining HawkEye 360, Mr. Farnsworth was Vice President and Chief Financial Officer for Integrated Defense Systems of Raytheon Company from 2018 to 2020. Before that, he was CFO for the Intelligence, Information, and Services segment of Raytheon. In March 2025, Mr. Farnsworth was appointed as a non-voting Board advisor at V2X Inc., and in August 2025 he was appointed to the Board at V2X., a leading facilities management, logistics, and network communications services company.

Stuart H. Kupinsky
Stuart H. Kupinsky joined Mercury in January 2024 as Executive Vice President, Chief Legal Officer, and Corporate Secretary. Previously, Mr. Kupinsky served as Chief Legal Officer and General Counsel for five public and private technology companies, including Blackboard Inc. (later Anthology Inc. following its acquisition of Blackboard) from 2015 through 2024, one of the largest global education technology companies, and Tekelec, Inc., a public global telecommunications technology company serving the U.S. Department of Defense until its sale to Oracle. Mr. Kupinsky was also Chief Counsel for FirstNet, a multibillion-dollar independent government agency building a nationwide network for first responders. Earlier in his career he served as a trial attorney for the U.S. Department of Justice and as a law clerk on the U.S. Court of Appeals for the Federal Circuit.

Steven V. Ratner
Steve V. Ratner joined Mercury in May 2022 as Senior Vice President and Chief Human Resources Officer and in September 2023 he became the Company's Executive Vice President, Chief Human Resources Officer. Mr. Ratner brings more than 20 years of human resources leadership experience with extensive HR strategy, compensation, and employee engagement expertise. Prior to Mercury, he was Vice President of Human Resources for Raytheon Missiles & Defense, a Raytheon Technologies business segment with approximately $16 billion in annual revenues and over 30,000 employees worldwide, from 2020 to 2022. Prior to that, he was Vice President of Human Resources and Security at Raytheon Integrated Defense Systems from 2015 to 2020. He has held numerous HR leadership positions throughout his career.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
This Compensation Discussion and Analysis describes our executive compensation program for our 2025 fiscal year. This section details the compensation framework applied by the Human Capital and Compensation Committee of our Board of Directors (the "Committee") in determining the pay levels and programs available to our named executive officers ("NEOs") for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement. The named executive officers for our 2025 fiscal year are:

Name	Position
William L. Ballhaus	Chairman of the Board, President, and Chief Executive Officer
David E. Farnsworth	Executive Vice President and Chief Financial Officer
Stuart H. Kupinsky	Executive Vice President, Chief Legal Officer, and Corporate Secretary
Steven V. Ratner	Executive Vice President and Chief Human Resources Officer
Charles R. Wells, IV(1)	Former Executive Vice President and Chief Operating Officer
(1)Mr. Wells resigned from Mercury effective April 4, 2025.
Company Background
Mercury is a technology company that delivers mission-critical processing power to the edge — where signals and data are collected — to solve the most pressing aerospace and defense challenges. Mercury's products and solutions are deployed in more than 300 programs and across 35 countries. The Mercury Processing Platform is the unique advantage we provide to our customers. It comprises the innovative technologies we've developed and acquired for more than 40 years that bring integrated, mission-critical processing to the edge. Our processing platform spans the full breadth of signal processing — from radio frequency front end to the human-machine interface — to rapidly convert meaningful data, gathered in the most remote and hostile environments, into critical decisions. It allows us to offer standard products and custom solutions from silicon to system scale, including components, modules, subsystems, and systems, and it embodies the customer-centric approach we take to delivering capabilities that are mission-ready, trusted and secure, software-defined, and open and modular.
Our Strategic Transformation
Beginning with the appointment of our current CEO at the start of fiscal 2024, we have transformed our executive management team, corporate structure and business strategy to address historical challenges to our operations and financial performance and drive our future success.
•We reduced the size of our executive leadership team ("ELT") from ten to four officers to enable faster decision-making and efficiency, clearer governance and accountability, and unified alignment with our strategic priorities. During fiscal 2025, this included the elimination of the Chief Operating Officer role, resulting in all of our business and functional leaders reporting directly to our CEO and in our CFO assuming expanded responsibilities described in "—Long Term Incentives—Annual Long-Term Incentive Awards Granted to Named Executive Officers in Fiscal 2025." The members of our transformed ELT—all of whom joined Mercury in or after 2022—bring a fresh perspective that has enhanced our strategic planning and strengthened the consistency of our business execution.
•We streamlined our organizational structure, consolidating our operations into a single business organization to simplify our operations and drive significant cost savings.
•We developed and implemented a new business strategy focused on four priority areas designed to unlock our intrinsic value and enable reinvestment for growth:
◦Predictable Performance: Ramp critical production programs aligned with our value creation model, deliver key development programs and product innovations, and mature our management systems and processes.
◦Thriving Growth Engine: Create an organic growth engine that is consistently bidding and winning new contracts to drive industry leading organic growth at target margins.

◦Margin Expansion: Drive comprehensive cost management efforts enterprise-wide, including improvement in gross margins across all programs and products.
◦Cash Release: Enhance our cash flow conversion, including improvements in delivery and collection.
These actions have advanced our progress towards industry-leading organic growth, adjusted EBITDA margins and cash flow. Ultimately, we aspire to innovate and advance our processing platform, expand our content across aerospace and defense platforms, and deliver uncompromising performance for all of our stakeholders. During the first two fiscal years of our transformation, we achieved a total shareholder return ("TSR") of approximately 55%. We are confident in our long-term strategy and believe we are well positioned for future growth and success.
2025 Financial Results
Our results on key financial measures for fiscal 2025 were as follows:
•Our revenues increased by approximately 9.2%, from $835.3 million for fiscal 2024 to $912.0 million for fiscal 2025.
•Our net loss was $37.9 million for fiscal 2025, compared to $137.6 million for fiscal 2024. Our adjusted EBITDA, a non-GAAP financial measure, increased from $9.4 million for fiscal 2024 to $119.4 million for fiscal 2025. The adjusted EBITDA results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
•Our cash flows provided by (or used in) operating activities in fiscal 2025 were $138.9 million, a Mercury record, compared to $60.4 million in fiscal 2024. Our free cash flow, a non-GAAP financial measure defined as cash flows from operating activities less capital expenditures for property and equipment, was $119.0 million for fiscal 2025 and $26.1 million for fiscal 2024. The free cash flow results discussed in this paragraph are subject to the adjustments set forth in "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures."
•Our bookings increased from $1.02 billion in fiscal 2024 to $1.03 billion in fiscal 2025. Our book-to-bill ratio decreased from 1.22x in fiscal 2024 to 1.13x in fiscal 2025.
•Our total backlog at year end increased from $1.33 billion for fiscal 2024 to a record $1.40 billion for fiscal 2025, of which $807.8 million is expected to be recognized as revenue during fiscal 2026.
Compensation Philosophy, 2025 Target Pay and 2025 Incentive Plan Payouts
Compensation Philosophy. As part of our results-oriented culture, we emphasize performance through smaller, integrated teams because we believe they promote agility, innovation, efficiency, collaboration and accountability, fostering better decision making and optimizing outcomes. Consistent with this approach and as noted in "Our Strategic Transformation" above, over the past two fiscal years we have substantially reduced the size of our executive leadership team from ten to four members. To attract and retain top talent capable of thriving in this high-performance, high-contribution environment, we believe it is appropriate to consider a full array of market data from the market 25th through 75th percentile pay levels as reference points in making executive pay decisions, subject to adjustments based on experience, performance, the other individual factors as described in "– Use of Market Data and Competitive Compensation Positioning." This approach ensures our executive pay is competitive taking into account the elevated expectations and value delivered by our executives. In addition, consistent with our pay-for-performance orientation, the majority of each executive's target pay is in the form of variable incentive compensation that is subject to future performance to have any realized value. For a further discussion, see "– Mix of Pay."
2025 Target Pay. The table below details each named executive officer's annual base salary, target annual incentive opportunity ("target bonus") and grant date target value of annual long-term incentive awards (collectively, "target pay") for fiscal 2025. We use target pay as the basis for benchmarking our named executive officers' annual compensation and for allocating compensation among different pay elements.

Target Pay for Fiscal 2025
	Salary(1)	Target Bonus as % of Salary(1)	Target Annual LTI Awards(2)	Target Pay
Current Employees:
William L. Ballhaus	$983,000	150%	$5,950,000	$8,407,500
David E. Farnsworth	463,500	110%	1,600,000	2,573,350
Stuart H. Kupinsky	463,500	100%	1,200,000	2,127,000
Steven V. Ratner	450,883	100%	1,100,000	2,001,766
Former Employee:
Charles R. Wells, IV(3)	468,000	110%	2,000,000	2,982,800
(1)Represents each executive's annual base salary rate and target bonus as a percentage of salary at the end of fiscal 2025 or at such earlier time during fiscal 2025 on which their employment with Mercury terminated.
(2)Represents target long-term incentive ("LTI") awards granted to our named executive offers as part of their annual compensation for fiscal 2025. Accordingly, this table excludes the value of a one-time award granted to Mr. Farnsworth in April 2025, to recognize the expansion of his role following the resignation of Mr. Wells. For a further discussion, see Note 6 to the "Grants of Plan-Based Awards" table in the "Tabular Executive Compensation Disclosure" section of this Proxy Statement.
(3)As a consequence of Mr. Wells' resignation in April 2025, he did not receive any payout in respect of his fiscal 2025 target bonus opportunity, and all of the shares underlying his annual LTI awards reflected in the above table were forfeited.
2025 Incentive Plan Payouts. Payouts under our annual incentive plan and our long-term incentive plan performance awards are subject to the achievement of pre-established targets.
With respect to our annual incentive plan, our overall financial performance achievements for fiscal 2025 exceeded plan targets, which are based on adjusted EBITDA, adjusted free cash flow and organic revenue. Accordingly, aggregate plan payouts to our named executive officers for fiscal 2025 represented 113.2% of their respective target bonuses. For a further discussion, see "– Elements of Fiscal 2025 Target Pay – Annual Incentives."
We did not make any payouts to our named executive officers under long-term performance awards with performance periods ending in fiscal 2025, as none of our named executive officers previously received grants of long-term performance awards that would have provided for such payouts in this time frame.
SHAREHOLDER ENGAGEMENT AND 2024 ADVISORY "SAY-ON-PAY" VOTE ON EXECUTIVE COMPENSATION
In 2024, we continued our practice of extensive annual engagement efforts with shareholders on our executive compensation program, as well as other matters including strategy, Board composition, and environmental, social and governance matters. We invited 19 of our largest shareholders representing approximately 79% of our outstanding shares to engage with us prior to the filing of our 2024 proxy statement, and held meetings with shareholders who responded. We engaged in a similar outreach program after filing our 2024 proxy statement and prior to our 2024 annual meeting. Ultimately, we met with eight institutions representing a majority of our outstanding shares as of the record date for the 2024 annual meeting. Our discussions generally focused on the selection process for our newly appointed CEO, Mr. Ballhaus and the one-time, new-hire awards intended to foster his strong alignment with shareholder value creation. These meetings were led by Barry Nearhos, our Lead Independent Director, Howard Lance, our Human Capital and Compensation Committee Chair, and Scott Ostfeld, a member of our Human Capital and Compensation Committee. At our 2024 annual shareholders meeting, we received the support of 71% of the votes cast on our Say-on-Pay proposal, including seven of the eight institutions who engaged with us.
During 2025, we continued our annual shareholder engagement efforts through investor relations- and stewardship team-based invitations to our largest shareholders representing a substantial majority of our outstanding shares as of the record date of our 2025 annual meeting. We will continue to engage with our shareholders on an ongoing basis and consider their feedback when making future decisions about our executive compensation programs.

SOUND PAY PRACTICES
The Committee believes that Mercury's executive compensation program reinforces our pay-for-performance culture and includes corporate governance practices that are considered by investors to promote strong alignment with, and appropriate protections of, their interests. The table below highlights key features of our executive compensation program.

Executive Compensation Program Features
Executive Compensation Program Includes

•Transparent, formulaic incentive plans designed to promote short- and long-term business success based on measures that are tied to our strategic priorities and investor outcomes
•Limits on maximum payouts under incentive plans
•Strong emphasis on long-term, performance-based compensation
•Limited perquisites consistent with competitive practices
•Meaningful stock ownership guidelines that align executive and shareholder interests
•Clawback policy that provides for recoupment of performance-based compensation and time-based LTI awards in connection with financial restatements, regardless of individual culpability
•Double trigger provisions for accelerated equity vesting and cash severance payable in connection with a change in control
•Retention of an independent executive compensation consulting firm that reports directly to the Committee and does not perform any additional services for management
•Annual reviews and, when appropriate, modifications of the composition of the compensation peer group used to benchmark executive pay levels and practices
•Annual Say-on-Pay advisory votes and shareholder engagement that provides the Committee with feedback considered when making future executive compensation decisions

Executive Compensation Program Does not Include or Prohibits

•Guarantees regarding future increases in target pay, or future payouts under annual or long-term incentive programs
•Excise tax gross-ups on severance or change in control payments
•Repricing of stock options or other stock-based awards without shareholder approval
•Excessive severance or change in control provisions
•Hedging or pledging of Company stock by executives, employees and non-employee directors

PROGRAM OVERVIEW
The table below outlines the principal elements of our executive compensation program for fiscal 2025. Detailed descriptions of each element of compensation and discussion of how the Committee determined compensation levels for fiscal 2025 can be found in the section "— Elements of Fiscal 2025 Target Pay."

2025 Compensation Program Design
Plan	Annual Pay Element and Weightings	Performance and Vesting Period	Performance Measures (and Weightings)	Payout Range (vs. Target)
—	Base Salary	—	—	—
Annual Incentive Plan	Cash Bonus	Annual	Adjusted EBITDA (50%)	0% to 150%
Adjusted Free Cash Flow (35%)
Organic Revenue (15%)
Long-Term Incentive Plan	Performance Stock Awards •60% CEO •55% Other NEOs	Three Years with Cliff Vesting	Adjusted EBITDA Margin (50%)	0% to 225%
Organic Revenue Growth (50%)
Relative TSR (± 25%)
	Restricted Stock Awards •40% CEO •45% Other NEOs	Three Years with Annual Vesting	—
DETERMINING EXECUTIVE COMPENSATION
Role of the Human Capital and Compensation Committee
Our executive compensation program is administered by the Committee. The Committee is primarily responsible for the review and approval of compensation for all of our executive officers. Compensation for our Chief Executive Officer is further subject to ratification by a majority of the independent directors on the Board. For a further discussion of the Committee's key areas of responsibility, see "Corporate Governance — What committees has the Board established? — Human Capital and Compensation Committee."
Role of Management and the Chief Executive Officer
Our human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analyses to the Committee and its independent compensation consultant in order to ensure that our programs and incentives align with and support our business strategy. Management also recommends incentive plan metrics, performance goals and other plan objectives to be achieved, based on our expected performance and subject to Committee approval.
In connection with setting target compensation for fiscal 2025, our CEO reviewed the performance of the other executive officers of the Company and submitted recommendations to the Committee for proposed target pay adjustments. Our human resources department provided data and analyses to the CEO to assist him in these activities. No executive officer participated in the setting of his or her own compensation and, except as described above, no executive officer other than our CEO participated in the setting of the compensation of any other executive officer during fiscal 2025.
Role of the Compensation Consultant
The Committee has the sole authority to select, retain, terminate and approve the fees payable to outside consultants to provide it with advice on various aspects of executive compensation design and delivery.
During fiscal 2025, the Committee retained Meridian to provide information, analyses and advice regarding executive and non-employee director compensation generally. In the course of conducting its activities, representatives of Meridian attended meetings of the Committee and presented findings and recommendations to the Committee for discussion. Representatives of Meridian also met with management to obtain and validate data and review materials. Beyond providing advice and recommendations on the amount and form of executive and director compensation, Meridian provided no additional services to either the Committee or management during fiscal 2025.
MIX OF PAY
The Committee believes that Mercury's pay mix strongly supports the Company's pay-for-performance culture. For fiscal 2025, approximately 88% of our CEO’s target pay was in the form of variable pay that was subject to either the achievement of objective performance goals or the future movement of our stock price. Base salary is the only element of target pay that is not variable and does not fluctuate based on such future performance. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests over time.
(1)For a further discussion of the amounts underlying our named executive officers' target pay for fiscal year 2025, see "—Executive Summary — 2025 Target Pay."
(2)The target pay mix for these officers was calculated on an aggregate basis.

USE OF MARKET DATA AND COMPETITIVE COMPENSATION POSITIONING
Compensation Peer Group
The Committee believes that Mercury's success is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee has historically monitored executive pay at selected technology, aerospace and defense, and other industrial companies ("peers") with whom Mercury competes for business, executive talent or investor capital.
On an annual basis, the Company selects a group of peer companies for use in benchmarking target pay levels and practices towards the end of each fiscal year and in making pay decisions for the following fiscal year. For fiscal 2025, peer companies were selected using a scorecard approach that took relevant factors into account for each potential peer considered, including comparable industry and financial demographics; representation in defense and aerospace stock indices; use as a Mercury comparator by one of Mercury's stock analysts or by nationally-recognized proxy advisors; use of Mercury by the potential peer as one of its own peers for executive pay benchmarking; and prior inclusion by Mercury as a component in its compensation peer group used for making pay decisions for fiscal 2024.
The table below shows the composition of our peer group that was established by the Committee in January 2024 for use in benchmarking target pay levels and practices to support pay decisions for fiscal 2025.

Compensation Peer Group for Fiscal 2025
3D Systems Corporation	FormFactor, Inc.	Novanta Inc.
AeroVironment, Inc.	Infinera Corporation	Onto Innovation Inc.
Axcelis Technologies, Inc.	iRobot Corporation	OSI Systems, Inc.
Belden Inc.	Kaman Corporation	RBC Bearings Incorporated
BWX Technologies, Inc.	Kratos Defense & Security Solutions, Inc.	Rogers Corporation
Curtiss-Wright Corporation	Leonardo DRS, Inc.	Viasat, Inc.
Diodes Incorporated	MACOM Technology Solutions Holdings, Inc.
The Committee subsequently met in January 2025 to consider whether, referencing relevant factors and changes in financial demographics for both Mercury and its current or potential peers since January 2024, any changes should be made to the peer group to support its suitability for use in connection with target pay decisions for fiscal 2026. As compared to the peer group used to set target pay for fiscal 2025, the Committee determined to remove Kaman (no longer a standalone publicly traded company following its acquisition by Arcline), 3D Systems and iRobot due to increasing disparity with respect to both their business models as compared to our own and their relatively modest market values, and Viasat due to its significantly higher revenues as compared to our own. The Committee also determined to add two companies (Ducommun and Knowles) whose business models and financial demographics have a stronger similarity to our own.
Use of Market Data
In reviewing competitive compensation levels of our named executive officers at the beginning of fiscal 2025, the Committee considered compensation peer group data for Messrs. Ballhaus and Farnsworth (respectively our Chief Executive Officer and Chief Financial Officer). For Messrs. Kupinsky and Wells (respectively our Chief Legal Officer and our Former Chief Operating Officer), the Committee considered competitive compensation levels based on the average of the compensation peer group data and survey data from the Radford Global Technology Survey ("Survey Data") specific to publicly traded companies of similar industry and revenue size to our own because it believed that including a broader survey group more accurately reflects the labor market for these positions and ensures a meaningful sample size. Finally, the Committee considered only Survey Data for reviewing competitive compensation levels for Mr. Ratner (our Chief Human Resources Officer).
Competitive Market Positioning
The Committee's practice is to make pay decisions regarding the elements of compensation that compose each named executive officer's target pay (base salary, target bonus and grant date target value of long-term incentives) in July or August of each fiscal year. As part of its decision-making process, the Committee compares each named executive officer's target pay for the fiscal year against market 25th, median and 75th percentile pay levels as reference points in making executive pay decisions; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The primary factors considered by the Committee in making its annual pay determinations are shown below.

Target Pay Determinants
•Positioning to competitive market pay levels	•Long-term financial and individual performance	•Role and responsibilities relative to benchmark, including as a result of executive leadership team size
•Competitive mix of fixed and variable pay	•Tenure and experience in role	•Internal pay equity
•Competitive mix of cash and equity	•Expected future contributions and market conditions	•Prior year's compensation levels
ELEMENTS OF FISCAL 2025 TARGET PAY
Base Salary
Base salary serves as the foundation of an executive's compensation and is an important component in our ability to attract and retain executive talent. On an individual basis, the Committee considers each executive's role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments. Our named executive officers received base salary merit increases for fiscal 2025 ranging from 3.0% to 4.0% of their respective base salaries as of the end of fiscal 2024. Merit increases for fiscal 2025 became effective on September 21, 2024.

	Fiscal 2025 Base Salary(1)	Fiscal 2024 Base Salary(2)	Percent Change
Current Employees:
William L. Ballhaus	$983,000	$950,000	3.5%
David E. Farnsworth	463,500	450,000	3.0%
Stuart H. Kupinsky	463,500	450,000	3.0%
Steven V. Ratner	450,883	437,750	3.0%
Former Employee:
Charles R. Wells, IV	468,000	450,000	4.0%
(1)Reflects each executive's annual base salary rate at the end of fiscal 2025 or at such earlier time during fiscal 2025 on which their employment with Mercury terminated.
(2)Reflects each executive's annual base salary rate at the end of fiscal 2024.

Annual Incentives

Key Features of the Annual Incentive Plan (AIP) for Fiscal 2025
•Performance compared to pre-established annual goals for adjusted EBITDA, organic revenue and adjusted free cash flow
•Individual weightings used for each performance measure to calculate plan payouts are reviewed annually to ensure alignment with our priority focus areas for the fiscal year
•Payouts can range from 0% to 150% of target bonus based on performance
•As described below, the Committee retains discretion to adjust payouts, including to provide for a holistic assessment of our overall performance that is not limited to pre-established financial goals embedded in our annual operating plan

The AIP provides our executives with the opportunity to earn annual cash incentive awards based on their respective target bonuses and on company performance relative to pre-established goals for adjusted EBITDA, adjusted free cash flow and organic revenue. We chose these performance measures for our annual incentive plan because we believe that they constitute the most important financial measures that drive long-term shareholder value creation. While these performance measures are limited to financial measures, we believe that other items not captured in annual financial performance can drive long-term shareholder value creation, and the Committee therefore retains discretion to adjust plan payouts based on its holistic assessment of overall performance as appropriate.
For fiscal 2025, 50%, 35% and 15% of each participant's payout was tied to our results for the above performance measures, respectively. We selected these different weightings for the performance measures under the AIP to align with their relative importance in respect of our priority focus areas for the 2025 fiscal year. The weightings used for our fiscal 2025 AIP performance measures were unchanged from those used for fiscal 2024.
Target Bonuses for Fiscal 2025
AIP target bonuses are established annually for each named executive officer as a percentage of their base salary for the fiscal year. For fiscal 2025, the AIP target bonus percentage for each of our named executive officers was held constant at the fiscal 2024 level.

	Fiscal 2025 Base Salary(1)	Fiscal 2025 Target Bonus (%)	Fiscal 2025 Target Bonus ($)
Current Employees:
William L. Ballhaus	$983,000	150%	$1,474,500
David E. Farnsworth	463,500	110%	509,850
Stuart H. Kupinsky	463,500	100%	463,500
Steven V. Ratner	450,883	100%	450,883
Former Employee:
Charles R. Wells, IV	468,000	110%	514,800
(1)Reflects each executive's annual base salary rate at the end of fiscal 2025 or at such earlier time during fiscal 2025 on which their employment with Mercury terminated.
Performance Goals and Payout Ranges for Fiscal 2025
The Committee established threshold, target and maximum performance goals and related payout factors for each of our performance measures under the AIP at the beginning of our fiscal year in August 2024. The table below sets forth the specific performance goals and related payout factors established by the Committee under the AIP for fiscal 2025.

Performance Goals for Fiscal 2025(1)
Achievement Levels	Adjusted EBITDA (50% Weighting)	Adjusted Free Cash Flow (35% Weighting)	Organic Revenue (15% Weighting)	Payout Factor (% of Target Bonus)(2)
Maximum	≥ $ 143.8	≥ $ 81.6	≥ $ 986.0	150%
Target	125.0	62.8	857.4	100%
Threshold	106.3	44.0	771.7	50%
Below Threshold	< 106.3	< 44.0	< 771.7	0%
(1)All performance goals are expressed in millions.
(2)Payouts for performance between the stated achievement levels are calculated using linear interpolation.

Results and AIP Payouts for Fiscal 2025
For purposes of calculating actual financial results under the AIP relative to threshold, target and maximum performance goals, the Committee excludes the effects of pre-established categories of items that it believes are not reflective of operating performance. For a further discussion of these adjustments, see "Appendix B: Reconciliation of

GAAP Measures to Non-GAAP Measures." After giving effect to these adjustments, our calculated performance under the AIP for fiscal 2025 appears in the table below.

Calculated AIP Results for Fiscal 2025(1)
Performance Goal	Performance Achieved(2)	Payout Factor	Weighting	Payout Earned (% of Target Bonus)
Adjusted EBITDA	$119.4	85.0%	50%	42.5%
Adjusted Free Cash Flow	$119.0	150.0%	35%	52.5%
Organic Revenue	$912.0	121.2%	15%	18.2%
Total				113.2%
(1)As discussed above, the Committee retains discretion under the AIP to adjust calculated payouts. The Committee did not make any such adjustments for fiscal 2025.
(2)Performance results are expressed in millions.

    Individual executives must remain employed with us through the date of payment in order to receive a bonus under the AIP. For fiscal 2025, bonuses earned under the AIP were paid to executives on August 28, 2025. Mr. Wells did not receive a bonus payout under the AIP for fiscal 2025 by virtue of his earlier resignation during the fiscal year. The amounts earned under the AIP by the other named executives officers for fiscal 2025 are set forth below.

AIP Payouts for Fiscal 2025
	Fiscal 2025 Target Bonus	Fiscal 2025 AIP Payout (%)	Fiscal 2025 AIP Payout ($)
William L. Ballhaus	$1,474,500	113.2%	$1,669,134
David E. Farnsworth	509,850	113.2%	$577,150
Stuart H. Kupinsky	463,500	113.2%	$524,682
Steven V. Ratner	450,883	113.2%	$510,400
Long-Term Incentives
Long-term incentive ("LTI") awards are intended to align the interests of our named executive officers with shareholders by linking a meaningful portion of executive pay to shareholder value creation over a multi-year period. LTI awards are also provided to drive the performance of our long-term business strategy, engage and retain our key executives and facilitate ownership of our common stock. The Committee generally grants long-term incentives to our named executive officers in the form of restricted stock units ("RSUs") and performance stock units ("PSUs").
Restricted Stock Units
RSUs are awarded to named executive officers under our LTI program to facilitate executive ownership of company stock, to align the interests of our executives with those of our shareholders and to support retention. RSUs vest in annual increments over a three-year period and the ultimate value of these awards to recipients is dependent on our stock price at the time of vesting.
Performance Stock Units
PSUs are awarded to named executive officers under our LTI program primarily to motivate multi-year financial achievements that are aligned with shareholder value creation. Award payouts under PSUs are tied to Mercury's financial performance over a three-year fiscal period beginning with the year in which they are granted. The financial performance measures used to calculate award payouts are adjusted EBITDA margin (which is adjusted EBITDA divided by organic revenue) and organic revenue, each of which is equally weighted in determining overall performance. The payout factor for each measure ranges from 0% to 200%. The award payout is also subject to a modifier based on Mercury's TSR for the performance period relative to the companies within the SPADE® Defense Index. This modifier can increase or decrease the payout percentage of the award by up to 25 percentage points. Accordingly, if maximum performance is achieved for the two performance measures (200%) and the TSR modifier (+ 25%), the award payout would be 225% of target shares.
For PSUs granted in fiscal 2025 (our fiscal 2025-2027 PSU awards), the Committee set annual performance goals for adjusted EBITDA margin and organic revenue for each year within the fiscal 2025-2027 performance period, subject to a three-year TSR-based performance modifier. The fiscal 2025 financial performance goals are set forth in the table below. The fiscal 2026 and 2027 financial performance goals are calculated by applying annual growth factors that were established when the awards were granted in August of fiscal 2025, to the actual results achieved for fiscal 2025 and 2026, respectively. This design was implemented to emphasize management's accountability for delivering meaningful results during a period of geopolitical uncertainty and potential for significant growth. We will disclose the dynamic growth factors underlying these awards and the resulting performance requirements for fiscal 2026 and 2027 in our 2026 and 2027 proxy statements, respectively.

Fiscal 2025 Financial Performance Goals under Fiscal 2025-2027 PSU Awards
Achievement Levels	FY25 Adjusted EBITDA Margin (50% Weighting)	FY25 Organic Revenue(1) (50% Weighting)	Financial Payout Factor(2) (% of Target Shares)
Maximum	≥ 16.1%	≥ $ 943.0	200%
Target	14.6%	857.0	100%
Threshold	13.1%	771.0	50%
Below Threshold	< 13.1%	< 771.0	0%
(1)Organic Revenue performance goals are expressed in millions.
(2)Payouts for performance between each stated achievement level are calculated using linear interpolation.

    For fiscal 2025, our actual adjusted EBITDA Margin and organic revenue were 13.1% and $912.0 million, respectively. These achievements resulted in a fiscal 2025 financial payout factor for each measure of 50.0% and 164.0%, respectively, and 107.0% overall. Each year's financial performance is equally weighted in determining the total financial payout factor for the 2025-2027 PSU awards. Accordingly, 35.7% of target shares have been earned through fiscal 2025 under the 2025-2027 PSU awards, subject to a three-year TSR-based performance modifier that will be applied as set forth in the table below.

TSR Performance Modifier for Fiscal 2025-2027 PSU Awards
Achievement Levels	FY25-27 Relative TSR Percentile Ranking	Payout Modifier(1)
Maximum	≥ 75th Percentile	+ 25%
High Target	55th Percentile	0%
Low Target	50th Percentile	0%
Threshold	< 25th Percentile	- 25%
(1)Payouts for performance between the stated achievement levels are calculated using linear interpolation.
Annual Long-Term Incentive Awards Granted to Named Executive Officers in Fiscal 2025
The Committee typically approves the grant of long-term incentive awards for named executive officers on an annual basis in mid-August. For fiscal 2025, the Committee (and in the case of Mr. Ballhaus, the independent directors on the Board) approved the annual long-term incentive awards below, which were granted on August 15, 2024.

Grant Date Target Value of Annual LTI Awards for Fiscal 2025(1)
	Restricted Stock Units(2) ($)	Performance Stock Units(2) ($)	Total ($)
Current Employees:
William L. Ballhaus	$2,380,000	$3,570,000	$5,950,000
David E. Farnsworth(3)	720,000	880,000	1,600,000
Stuart H. Kupinsky	540,000	660,000	1,200,000
Steven V. Ratner	495,000	605,000	1,100,000
Former Employee:
Charles R. Wells, IV(4)	900,000	1,100,000	2,000,000
(1)The grant date target values reported in the table above differ from the grant date fair values for these awards that are disclosed in the tables that appear in the Tabular Executive Compensation Disclosure section of this proxy statement because they are calculated using different methodologies and assumptions. For a further discussion, see Note 1 to the Summary Compensation Table.
(2)Grant date target values were converted into the number of shares underlying each award based on the average closing price of Mercury's common stock during the 30 calendar days prior to the grant date.
(3)This table does not include a $1 million award of RSUs granted to Mr. Farnsworth on April 15, 2025 in connection with the expansion of his role—including leading a rigorous and focused organization-wide management operating system, actioning a robust and aligned technology investment strategy, overseeing execution-related customer engagements and driving operational performance—following the resignation of Mr. Wells. For a further discussion, see Note 6 to the Grants of Plan-Based Awards table in the Tabular Executive Compensation Disclosure section of this proxy statement.
(4)All stock awards granted to Mr. Wells during fiscal 2025 were forfeited upon his resignation in April 2025.

EXECUTIVE PERQUISITES
We provide our named executive officers with limited personal perquisites consistent with competitive market practices. On an annual basis in the second quarter of our fiscal year, we provide our executive officers with a $12,000 allowance for personal tax and financial planning. We offer a supplemental savings plan, our Deferred Compensation Matching Plan, to make up for benefits that otherwise would be unavailable due to Internal Revenue Service ("IRS") limits on tax-qualified retirement plans. We also maintain an employee relocation policy, offering different tiers of benefits based on job level, for employees who are requested to relocate their primary residence in connection with their employment.
EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
We have entered into an employment agreement with Mr. Ballhaus, and severance agreements with each of our other executive officers, that provide specified benefits in connection with certain terminations of employment. Our severance benefits are designed to be market competitive and do not include tax gross-ups. Consistent with market practice, these arrangements provide enhanced benefits in the event of a termination in connection with a change in control, which are designed to ensure that our executives entertain proposals that are in the best interests of our shareholders even when it may not be in their own personal best interest, thereby aligning the interests of the executives with those of our shareholders. For a further description of these severance agreements, see "Tabular Executive Compensation Disclosure — Potential Payments Upon Change in Control or Termination of Employment."
STOCK OWNERSHIP GUIDELINES
Our stock ownership guidelines reflect the Committee's belief that executives should accumulate a meaningful level of ownership in company stock to align their interests with those of our shareholders. The ownership guideline is equivalent in value to six times (6x) annual base salary for our Chief Executive Officer, four times (4x) annual base salary for our Chief Financial Officer and one and one-half times (1.5x) base salary for all other executives. The Committee reviews progress toward guideline achievement annually. Each covered executive is required to retain 50% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired upon the vesting of stock awards or the exercise of stock options until the guideline multiple of base salary is met. Each covered executive is expected to meet the applicable ownership guideline within five years of the effective date of the policy (or if later, five years after becoming subject to the policy).
COMPENSATION CLAWBACK POLICY
Under our clawback policy, the Committee will, in all appropriate circumstances, require reimbursement of any compensation that, during or after the three most recently completed fiscal years, was granted, earned, or vested (1) based upon the attainment of a financial reporting measure in whole or in part, or (2) in connection with a time-based equity award, in each case to the extent that:
•we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws; and
•a smaller payment would have been made to the executive based upon the restated financial results.
ANTI-HEDGING AND ANTI-PLEDGING POLICIES
Our policies prohibit all executives, employees and non-employee directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value of company stock.
COMPENSATION RISK ASSESSMENT
The Committee periodically reviews and discusses with management, management's assessment of whether risks arising from Mercury's compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the company. As part of the most recent assessment, the following were determined on a collective basis for Mercury and its subsidiaries:
•Our compensation programs consist of both fixed and variable components, as well as short- and long-term performance measures. Fixed compensation is in the form of base salary, which provides a steady income stream to our employees regardless of the performance of our business or stock price. Variable compensation (in the form of annual and long-term incentives) fluctuates based upon our performance against short- and long-term objectives or our stock price. This balanced mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks.
•Our incentive compensation designs emphasize company profit, revenue and cash flow as key performance measures. We believe that our focus on these measures encourages a comprehensive approach to our overall performance and emphasizes consistent behavior across the organization.
•Payouts under our AIP and our PSUs are subject to maximum limits as a percentage of target awards. We believe this mitigates excessive risk taking by limiting potential windfalls for dramatically exceeding performance expectations.
•We prohibit all of our employees from engaging in short sales or pledges of company stock, or buying or selling puts, calls, or other derivative securities related to company stock. These restrictions are intended to minimize the likelihood that our employees will become subject to personal incentives that are contrary to the long-term interests of Mercury and our shareholders.
•Our stock ownership guidelines policy is intended to align our executives' long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code ("IRC") generally disallows a tax deduction to publicly-held companies (such as Mercury) for compensation paid to certain "covered employees" in excess of $1 million per covered employee in any year. Neither the Committee nor the full Board has adopted a formal policy regarding tax deductibility of compensation paid to the Company's executive officers. While the Committee carefully considers the net cost and value to the Company of maintaining the deductibility of all compensation, it also desires the flexibility to reward the Company's executive officers in a manner that enhances the Company's ability to attract and retain individuals as well as to create longer term value for our stockholders. Thus, income tax deductibility is only one of several factors the Committee considers in making decisions regarding the Company's executive compensation program. The Committee may authorize compensation that might not be deductible, if the Committee determines that such compensation decision is in the best interest of the Company.
EQUITY GRANT TIMING AND PRACTICES
The Committee maintains an equity awards compensation policy, which provides that equity awards for employees are granted on predetermined dates on the 15th of the month or the next business day if the 15th is a weekend or holiday. Annual equity awards for employees are granted on August 15th or the next business day if the 15th is a weekend. These dates are set in advance and are not adjusted based on the timing of the release of material non-public information ("MNPI").
In determining the timing and terms of equity awards, the Committee does not consider whether the Company is about to release MNPI. The Committee does not time the public disclosure of MNPI for the purpose of affecting the value of executive compensation. Equity awards are approved based on long-term performance goals and market benchmarks, and are intended to align executive interests with those of shareholders.
During fiscal year 2025, we did not grant any equity awards to named executive officers within the four business days before or one business day after the filing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed MNPI.
Under the terms of the Company's LTI plans, the exercise price of stock options awarded under such plans may not be less than the fair market value of the underlying company stock on the date of grant. The Committee does not grant discounted stock options, and our long-term equity incentive plans do not permit stock option repricing without shareholder approval.
When calculating the number of shares to be granted in respect of an LTI award with an intended grant date target value, the Company's practice is to value each share underlying the award to be granted based on the 30-day average closing price of our stock prior to the grant date.

REPORT OF THE HUMAN CAPITAL AND COMPENSATION COMMITTEE
No portion of this Human Capital and Compensation Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.
The Human Capital and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Committee recommended to Mercury's Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury's annual report on Form 10-K for the fiscal year ended June 27, 2025.
During fiscal 2025, Howard L. Lance, Orlando P. Carvalho, Lisa S. Disbrow and Scott Ostfeld served as members of the Committee.

By the Human Capital and Compensation Committee of
the Board of Directors of Mercury Systems, Inc.

Howard L. Lance, Committee Chair
Orlando P. Carvalho
Lisa S. Disbrow
Scott Ostfeld

TABULAR EXECUTIVE COMPENSATION DISCLOSURE
Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by us to or on behalf of all individuals serving as our principal executive officer or principal financial officer at any time during fiscal 2025, each of our three other most highly compensated executive officers serving at our 2025 fiscal year end and up to two other persons who would have been among those three except for the fact that they were no longer serving as executive officers at year end. These officers are collectively referred to as our "named executive officers."

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Current Employees:

William L. Ballhaus(5) Chairman, President and Chief Executive Officer	2025	$974,115	—	$7,553,696	—	$1,669,134	$33,000	10,229,945
	2024	913,462	570,000	9,036,147	11,870,199	—	32,700	22,422,508
	2023	—	—	—		—	255,967	255,967
David E. Farnsworth(6) EVP and Chief Financial Officer	2025	459,865	—	3,088,461	—	577,150	33,105	4,158,581
	2024	415,385	398,000	4,674,584	—	—	34,846	5,522,815

Stuart H. Kupinsky(7) EVP, Chief Legal Officer and Corporate Secretary	2025	459,865	—	1,512,816	—	524,682	38,297	2,535,660
	2024	173,077	75,000	1,568,385	—	—	8,308	1,824,770

Steven V. Ratner(8) EVP and Chief Human Resources Officer	2025	447,347	—	1,420,679	—	510,400	32,185	2,410,611
	2024	434,317	175,100	728,296	—	—	33,163	1,370,876

Former Employee:

Charles R. Wells, IV(9) Former EVP and Chief Operating Officer	2025	373,154	—	2,560,289	—	—	29,018	2,962,461
	2024	434,562	198,000	1,667,249	—	—	32,939	2,332,750
	2023	415,000	—	—	—	78,020	168,709	661,729
(1)Represents the aggregate grant date fair values of stock awards granted to our named executive officers. The amounts reported in this column do not reflect whether the named executive officer has actually realized a financial benefit from the related awards. In the case of Mr. Wells, by virtue of his resignation in April 2025, all stock awards granted to him during fiscal 2025 and all unvested awards granted to him during prior fiscal years were forfeited.
The grant date fair values of stock awards are computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718). For a discussion of the assumptions and methodologies used to calculate the grant date fair value of stock awards in this proxy statement, please refer to Note B of the financial statements in our annual report on Form 10-K for the fiscal year ended June 27, 2025.
The grant date fair values of stock awards reported in this Summary Compensation Table and the other tables in the "Tabular Executive Compensation Disclosure" section of this proxy statement are different than the grant date target values for such awards that are reported in the Compensation Discussion and Analysis. The amounts that appear in the Compensation Discussion and Analysis reflect our practice of valuing stock awards based on the average per share closing price of Mercury's common stock over the 30 days prior to the date of grant, while the amounts that appear in the Tabular Executive Compensation Disclosure section are calculated using the closing price of Mercury common stock only on the grant date itself. In addition, the grant date values ascribed to awards of PSUs discussed in the Compensation Discussion and Analysis assume that the target level of performance for these awards will be achieved, while the values reported for these awards in the Tabular Executive Compensation Disclosure section are based on a Monte-Carlo simulation model that may result in a different expectation of performance at the time of grant. For a further discussion, see Note 2 below.
(2)The fiscal 2025 amounts reported for PSUs in this column reflect the grant date fair value of such awards based on a Monte-Carlo valuation of each award on the date of grant, determined under ASC Topic 718. The fiscal 2025 amounts included in this column for PSUs are: Mr. Ballhaus – $4,785,175; Mr. Farnsworth – $1,179,558; Mr. Kupinsky – $884,657; Mr. Ratner – $810,920; and Mr. Wells – $1,474,413. If these PSUs had been valued as of the grant date assuming that the highest level of performance would be achieved, the amounts included for each named executive officer would have been as follows (reflecting, in each case, the number of shares issuable for maximum performance, multiplied by the per share closing price of our stock on the grant date of these awards as determined under ASC Topic 718): Mr. Ballhaus – $8,305,482; Mr. Farnsworth – $2,047,324; Mr. Kupinsky – $1,535,473; Mr. Ratner – $1,407,490; and Mr. Wells – $2,559,094.
(3)The amounts reported in this column for fiscal 2025 represent payouts earned under our annual incentive plan based on our fiscal year performance. For a further discussion, see "Compensation Discussion and Analysis — Elements of Fiscal 2025 Target Pay – Annual Incentives."
(4)The table below shows the components of this column for fiscal 2025:

Name	Employer Contributions to 401(k) Plan(a)	Personal Tax and Financial Planning(b)	Other(c)	Total All Other Compensation
Current Employees:
William L. Ballhaus	$21,000	$12,000	$—	$33,000
David E. Farnsworth	21,105	12,000	—	33,105
Stuart Kupinsky	26,297	12,000	—	38,297
Steven V. Ratner	20,185	12,000	—	32,185
Former Employees:
Charles R. Wells, IV	15,881	12,000	1,137	29,018
(a)Reflects company contributions credited to accounts of our named executive officers under the Mercury Employees Retirement Investment Trust, which is a tax-qualified, 401(k) defined contribution plan. Employer contributions vest in equal annual increments over the two-year period following the participant's date of hire or, if earlier, upon the applicable participant attaining the age of 55.
(b)Represents annual stipends paid in lump sum to each executive to support their retention of personal tax and financial planning advisory services.
(c)Represents net payments by the Company to, or on behalf of, Mr. Wells to re-acquire 127 shares purchased under our tax-qualified employee stock purchase plan in excess of plan limits. These shares were originally purchased by Mr. Wells in November 2023, and were re-acquired by the Company in December 2024. The net payments disclosed in the above table include: (x) $1,111, representing the amount by which the fair market value of the shares in December 2024 exceeded the aggregate purchase price originally paid by Mr. Wells for the shares in November 2023, and (b) $26, representing a gross-up payment in respect of incremental taxable compensation incurred by Mr. Wells as a result of the re-characterization of the November 2023 purchase as occurring outside of our employee stock purchase plan.
(5)Mr. Ballhaus has served as a member of Mercury's Board of Directors since June 21, 2022. Although Mr. Ballhaus was appointed as our Interim President and Chief Executive Officer on June 25, 2023, he did not receive any compensation for fiscal 2023 other than in connection with his non-employee director service. Following the completion of a detailed search process, he was named as our President and Chief Executive Officer effective August 15, 2023, and as Chairman of our Board effective October 25, 2023.
(6)Mr. Farnsworth joined Mercury on July 17, 2023 as our Chief Financial Officer and Treasurer. He served in this capacity through October 25, 2023, and he has continued to serve as our Chief Financial Officer thereafter.
(7)Mr. Kupinsky joined Mercury on January 29, 2024.
(8)Mr. Ratner served as Senior Vice President and Chief Human Resources Officer until September 23, 2023, when he was promoted to the office of Executive Vice President and Chief Human Resources Officer. Mr. Ratner was not a named executive officer prior to fiscal 2024.
(9)Mr. Wells served as President of our Microelectronics division until January 22, 2024, when he was named as our Chief Operating Officer. He continued to serve in this role until his resignation effective April 4, 2025.

Grants of Plan-Based Awards
The following table provides information regarding: (1) annual incentive plan awards and (2) PSU, RSU and stock option awards under the Mercury Systems, Inc. Amended and Restated 2018 Stock Incentive Plan. Except as set forth below, plan-based awards granted to the named executive officers in fiscal year 2025 were approved by the Human Capital and Compensation Committee (the "Committee"), or by the independent directors on our Board of Directors (in the case of all awards granted to our Chief Executive Officer) on the dates below.

Name				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
	Award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Current Employees:
William L. Ballhaus	AIP(1)	—	—	737,250	1,474,500	2,211,750					—
	PSU(2)(3)	8/15/24	8/8/24				25,877	103,508	232,893		4,785,175
	RSU(4)(5)	8/15/24	8/8/24							69,006	2,768,521

David E. Farnsworth	AIP(1)	—	—	254,925	509,850	764,775					—
	PSU(2)(3)	8/15/24	8/7/24				6,379	25,515	57,409		1,179,558
	RSU(4)(5)	8/15/24	8/7/24							20,876	837,545
	RSU(5)(6)	4/15/25	3/25/25							22,306	1,071,357

Stuart H. Kupinsky	AIP(1)	—	—	231,750	463,500	695,250					—
	PSU(2)(3)	8/15/24	8/7/24				4,784	19,136	43,056		884,657
	RSU(4)(5)	8/15/24	8/7/24							15,657	628,159

Steven V. Ratner	AIP(1)	—	—	225,442	450,883	676,325					—
	PSU(2)(3)	8/15/24	8/7/24				4,385	17,541	39,467		810,920
	DCMP PSU(7)(8)(9)	12/23/24	10/25/23					843			33,973
	RSU(4)(5)	8/15/24	8/7/24							14,352	575,802

Former Employee:
Charles R. Wells, IV	AIP(1)	—	—	257,400	514,800	772,200					—
	PSU(2)(3)	8/15/24	8/7/24				7,973	31,893	71,759		1,474,413
	DCMP PSU(7)(8)(9)	12/23/24	10/25/23					966			38,930
	RSU(4)(5)	8/15/24	8/7/24							26,095	1,046,931
(1)Represents the cash payout opportunities under our annual incentive plan for fiscal 2025 that would be earned assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Committee for the performance measures under the plan. For a further discussion of the performance measures and payout opportunities for fiscal 2025, see "Compensation Discussion and Analysis – Elements of Fiscal 2025 Target Pay – Annual Incentives."
(2)Represents PSUs granted during fiscal 2025 that vest on the third anniversary following their grant date. The final number of shares of our common stock earned in respect of these awards will vary based upon Mercury's annual organic revenue and adjusted EBITDA margin results during the three-year fiscal performance period ending with fiscal year 2027, and is also subject to a modifier based on Mercury's TSR for the three-year performance period relative to the companies within the Spade Defense Index. The amounts disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns for these awards represent the number of shares of our common stock that would be earned assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Committee in respect of each award, applying the lowest (- 25%), the mid-point (0%) and the highest (+ 25%) TSR modifiers to these achievements, respectively. Any shares earned under these awards will be distributed at the time of vesting. For a further discussion of these PSUs, see "Compensation Discussion and Analysis – Elements of Fiscal 2025 Target Pay – Long-Term Incentives – Performance Stock Awards." See also "– Potential Payments Upon Change in Control or Termination of Employment" for a discussion concerning the effect of a change in control or termination of employment on these PSUs.

(3)The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column for PSUs granted during fiscal 2025 represents the grant date fair value of each award based on a Monte-Carlo valuation on the date of grant, determined under ASC Topic 718.
(4)Except as set forth in Note 6 below, RSUs granted in fiscal 2025 vest in annual increments of 50%, 25% and 25% over the three-year period following their grant date, and the distribution of shares underlying these awards will be made at the time of vesting.
(5)The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column represents the grant date fair value of each award, as calculated in accordance with ASC Topic 718. For a further discussion of our RSUs, see "Compensation Discussion and Analysis – Elements of Fiscal 2025 Target Pay – Long-Term Incentives – Restricted Stock Units." For a further discussion concerning the effect of a change in control or termination of employment on outstanding awards, see "– Potential Payments Upon Change in Control or Termination of Employment."
(6)Represents a one-time award of RSUs to Mr. Farnsworth in connection with the expansion of his role—including leading a rigorous and focused organization-wide management operating system, actioning a robust and aligned technology investment strategy, overseeing execution-related customer engagements and driving operational performance—following the resignation of Mr. Wells. These RSUs vest, and the distribution of shares underlying these awards will be made, in equal annual increments over the three-year period following the grant date. For a further discussion concerning the effect of a change in control or termination of employment on this award, see "– Potential Payments Upon Change in Control or Termination of Employment."
(7)Represents PSUs granted during fiscal 2025 as Company matching awards in respect of the participant's irrevocable election in December 2024 to enroll in our Deferred Compensation Matching Plan ("DCMP") for calendar 2025. The DCMP allows eligible employees to defer up to 50% of their base salary and 100% of their annual incentive plan bonus that would have otherwise been paid to them during the calendar year. The Company provides PSU matching awards for compensation deferrals under the DCMP to restore benefits that are otherwise limited by IRS regulations governing qualified plans such as our 401(k) plan. Each year, the IRS sets caps on employee deferrals to qualified plans and on the amount of employee compensation that can be considered for employer matching contributions in qualified plans. These limits can reduce tax-deferred savings opportunities and related matching contributions available to highly compensated employees. The DCMP is designed to address this gap by allowing eligible employees to defer additional compensation and receive PSU matching awards based on the value that would have been provided as employer matching contributions for these deferrals under our 401(k) plan absent IRS limits. Under our 401(k) plan, we match 100% of employee contributions, subject to a maximum of 6% of the employee's eligible cash compensation for the applicable calendar year.
(8)The vesting of PSU matching awards granted during fiscal 2025 is contingent on the Company earning at least $1 in aggregate adjusted EBITDA for the four fiscal quarters corresponding to the 2025 calendar year. Subject to the satisfaction of this performance condition, the final number of shares of our common stock earned by the participant in respect of these awards will be calculated based on the matching formula set forth in Note 7 above as well as our prior 30-day average closing stock price at the time the performance condition and matching formula criteria are evaluated (which will occur during the first quarter of calendar 2026). The amount disclosed in the Estimated Future Payouts Under Equity Incentive Plan Awards columns for PSU matching awards represents the number of shares of our common stock that would be earned by the plan participant assuming: (a) the satisfaction of the adjusted EBITDA performance condition, (b) the aggregate value of the participant's actual DCMP deferrals and eligible cash compensation for calendar 2025 is consistent with our expectations at the time of grant, and (c) our prior 30-day average closing stock price at the time the performance condition and matching formula criteria are evaluated is $39.29, which represents our prior 30-day average closing stock price on the date the PSU matching awards were granted.

(9)The amount disclosed in the Grant Date Fair Value of Stock and Option Awards column for PSU matching awards is based on the grant date closing price of our common stock of $43.30, multiplied by the number of shares reported for the award in the Estimated Future Payouts Under Equity Incentive Plan Awards columns.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information with respect to holdings of exercisable and unexercisable stock options, and unvested RSUs and PSUs, held by the named executive officers at June 27, 2025.

					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)

Current Employees:
William L. Ballhaus	8/17/23	233,500	42.00	8/17/27	42,839		2,288,031	23,243		1,241,409
	8/17/23	233,500	43.00	8/17/27	82,034	(5)	4,381,436
	8/17/23	233,500	46.00	8/17/28
	8/17/23	233,500	49.00	8/17/28
	8/15/24	—	—	—	69,006		3,685,610	232,893		12,438,815

David E. Farnsworth	8/17/23	—	—	—	12,305		657,210	5,640		301,232
	8/17/23	—	—	—	27,344		1,460,443	10,254		547,666
	8/15/24	—	—	—	20,876		1,114,987	57,409		3,066,215
	4/15/25	—	—	—	22,306		1,191,363

Stuart H. Kupinsky	2/15/24	—	—	—	14,866		793,993	6,814		363,936
	8/15/24	—	—	—	15,657		836,240	43,056		2,299,621

Steven V. Ratner	8/17/23	—	—	—	5,742		306,680	2,632		140,575
	8/15/24	—	—	—	14,352		766,540	39,467		2,107,932
	12/23/24							706	(6)	37,717

Former Employee:
Charles R. Wells, IV	12/23/24	—	—	—				1	(6)	65
(1)Represents stock options that, in each case, vest one year prior to the option expiration date reported in the table above.
(2)Except as set forth in Note 5 below, represents RSUs that vest in three equal annual increments commencing on the first anniversary following the grant date (or in the case of the RSUs granted on August 15, 2024, vest in annual increments of 50%, 25% and 25% over the three-year period following their grant date). For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see "– Potential Payments Upon Change in Control or Termination of Employment."
(3)The market value of each award is based on the closing price of our common stock on June 27, 2025 of $53.41, multiplied by the number of shares reported for the award.
(4)Except as set forth in Note 6 below, represents PSUs that vest on the three-year anniversary following the grant date, subject to the applicable performance requirements of the awards. Consistent with SEC rules, (a) the number of shares reported for PSU awards granted on August 17, 2023 and February 15, 2024 reflects the Threshold level of performance because our actual performance through the end of fiscal 2025 was below the Threshold level of performance under these awards (which is based on performance over the three fiscal years ending in 2026) and (b) the number of shares reported for PSU awards granted on

August 15, 2024 reflects the Maximum level of performance because our actual performance for fiscal 2025 under these awards exceeded the Target level of performance under these awards. For a discussion concerning the effect of a change in control or termination of employment on outstanding PSUs, see "– Potential Payments Upon Change in Control or Termination of Employment."
(5)Represents a new-hire matching award of RSUs granted to Mr. Ballhaus. These RSUs will vest on August 17, 2026, contingent upon Mr. Ballhaus' continuing to hold through that time $1.5 million in Mercury common stock that he purchased on the open market on August 18, 2023.
(6)Represents PSUs granted as Company matching awards in respect of the participant's irrevocable election in December 2024 to enroll in our Deferred Compensation Matching Plan ("DCMP") for calendar 2025. Consistent with SEC rules, the number of shares reported for these awards reflects an updated amount based on the participant's anticipated DCMP contributions through the end of calendar 2025, as well as the closing price of our common stock on June 27, 2025 of $53.41.

Options Exercised and Stock Vested
The following table provides information regarding the vesting of RSUs and PSUs held by our named executive officers during fiscal 2025. No stock options were exercised by any of the named executive officers during fiscal 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Current Employees:
William L. Ballhaus	21,421	858,982
David E. Farnsworth	19,826	795,023
Stuart H. Kupinsky	7,433	330,397
Steven V. Ratner	9,263	487,635
Former Employees:
Charles R. Wells, IV	17,152	716,453
(1)The amounts reported in this column represent the gross number of shares of our common stock acquired upon the vesting of RSUs and PSUs without taking into account shares sold on behalf of the recipient to satisfy applicable tax withholding obligations.
(2)The amounts reported in this column are calculated based on the closing market price of our common stock on the applicable vesting dates.

Nonqualified Deferred Compensation
The following table provides information regarding contributions, earnings and balances for our named executive officers under our Deferred Compensation Matching Plan during fiscal 2025.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Current Employees:
William L. Ballhaus	$—	$—	$—		$—
David E. Farnsworth	—	—	—		—
Stuart Kupinsky	—	—	—		—
Steven V. Ratner	3,815	266	—		4,081
Former Employees:
Charles R. Wells, IV	1,080	62	—	(e)	1,142
(1)The amounts reported in this column are included in the Salary column for fiscal 2025 in the Summary Compensation Table.
(2)Represents aggregate earnings on plan balances during fiscal 2025, which are based on participant selections among investment options that generally mirror those available to participants in our 401(k) plan. The amounts reported are not considered above-market or preferential earnings and, accordingly, are not included in the Summary Compensation Table.

For a further discussion of our DCMP, see Note 7 to the "Grants of Plan-Based Awards" table. The above table does not include the value of PSU matching awards granted to DCMP plan participants in respect of their compensation deferrals because our matching awards are granted under the Mercury Systems, Inc. Amended and Restated 2018 Stock Incentive Plan. For further information concerning these awards, see the "Grants of Plan-Based Awards" and the "Outstanding Equity Awards at Fiscal Year-End" tables.

Potential Payments upon Change in Control
or Termination of Employment
Severance Arrangements; Effect of Termination of Employment upon Long-Term Incentive Awards
We have entered into employment and/or severance agreements with our executive officers that provide certain benefits in the event of a termination of employment by us without cause or by the executive officer for good reason. The terms of these agreements are described below.

Benefit	Standard Severance		Change in Control Severance(1)
	Chief Executive Officer	Other Named Executive Officers	Chief Executive Officer	Other Named Executive Officers
Qualifying Termination	Termination by company without cause (including in the case of the CEO, as a result of non-renewal of his employment agreement) or by executive officer for good reason		Termination by company without cause or by executive officer for good reason within three months prior to or 24 months following a Change in Control

Termination by company without cause or by executive officer for good reason within 18 months following a Change in Control or during a protected period triggered by a potential change in control event(2)

Cash Severance	•24 months of base salary continuation •Lump-sum payment of two times (2.0x) target bonus •Prorated payout of bonus for fiscal year in process, subject to full-year company performance	•12 months of base salary continuation •Lump-sum payment of target bonus

Lump-sum payment equal to three times (3.0x) the sum of:

•annual base salary; and

•target bonus

Prorated payout of bonus for fiscal year in process, credited at greater of target or actual performance to date
Lump-sum payment equal to one-and-a-half times (1.5x) the sum of: •annual base salary; and •target bonus Prorated target bonus for the fiscal year in which termination occurs
Outplacement	Up to $45,000 in services	Up to $30,000 in services	Up to $45,000 in services	Up to $45,000 in services
Subsidized medical benefits at same cost as similarly situated active employees	Up to 24 months of coverage	Up to 12 months of coverage	Up to 24 months of coverage	Up to 18 months of coverage
Accelerated Equity Vesting

•Twenty-four months of additional vesting with respect to time-based awards, including stock option awards(3)

•Prorated vesting with respect to performance based awards, with payouts subject to actual performance for the full performance period(4)
•One additional year of vesting with respect to RSUs •Prorated vesting with respect to PSUs, with payouts subject to actual performance for the full performance period(4)(5)

•Full acceleration of outstanding long-term incentive awards

•PSU payouts will be based on the greater of target or actual performance through the date of the change of control (or in the case of the CEO, through the date of termination)(4)(5)

(1)A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock.
(2)In the event of a Qualifying Termination during a potential change in control period, the enhanced cash severance, outplacement and subsidized medical benefits are contingent upon the actual occurrence of a change in control within 18 months after the date of termination.

(3)With respect to the CEO's new hire matching awards granted on August 17, 2023 in the form of RSUs, all such awards will vest in the event of a termination by the Company without cause or by the CEO for good reason. For a further discussion, see Note 5 to the "Outstanding Equity Awards at Fiscal Year-End" table.
(4)The RSUs granted to Mr. Farnsworth on April 15, 2025 in connection with the expansion of his role following the resignation of Mr. Wells vest in equal annual increments over the three-year period following the grant date. However, in the event that Mr. Farnsworth retires from Mercury on or after August 28, 2026, these RSUs will be deemed fully vested, with the underlying shares continuing to be distributed annually based on the original distribution schedule.
(5)With respect to PSU matching awards granted to participants in our Deferred Compensation Matching Plan, the events set forth in this table would not result in an acceleration of benefits or a change in the method for calculating the number of shares earned under these awards. For a further discussion of these awards, see the "Grants of Plan-Based Awards" and the "Outstanding Equity Awards at Fiscal Year-End" tables.
In the event of an executive officer's death or disability, any unvested portion of a long-term incentive award previously granted to the executive officer will immediately vest, with achievements under PSUs being assessed based on actual performance through the end of the most recently completed fiscal quarter prior to the date of death or disability (or in the case of the CEO, through the full performance period). In the event of any other termination not otherwise described above, any unvested LTI awards held by the executive officer at the time of termination will immediately be forfeited.
Payments Upon Change in Control or Termination of Employment
The following table quantifies the payments under our severance arrangements and LTI awards that would be made by us to, or on behalf of, our named executive officers assuming the termination of their employment, under the circumstances described in the table, on June 27, 2025, which is the last business day of our 2025 fiscal year. Payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are not included in this table. No amounts are quantified in the table below for any of named executive officers whose employment was terminated before the end of the fiscal year.

		Circumstances of Termination
Name	Benefit(1)	By Mercury Without Cause or By Executive for Good Reason	In Connection With Change in Control(2)	Death/Disability
William L. Ballhaus	Cash Severance	$6,584,134	$9,041,634	$—
	Outplacement(3)	45,000	45,000	—
	Medical Benefits(4)	46,061	46,061	—
	Accelerated Equity Vesting(5)	21,692,536	35,614,467	35,614,467
	Total	28,367,731	44,747,162	35,614,467

David E. Farnsworth	Cash Severance	973,350	1,969,875	—
	Outplacement(3)	30,000	45,000	—
	Medical Benefits(4)	—	—	—
	Accelerated Equity Vesting(5)	3,438,338	10,885,799	10,885,799
	Total	4,441,688	12,900,674	10,885,799

Stuart H. Kupinsky	Cash Severance	927,000	1,854,000	—
	Outplacement(3)	30,000	45,000	—
	Medical Benefits(4)	20,071	30,107	—
	Accelerated Equity Vesting(5)	1,652,637	5,385,544	5,385,544
	Total	2,629,708	7,314,651	5,385,544

Steven V. Ratner	Cash Severance	901,766	1,803,532	—
	Outplacement(3)	30,000	45,000	—
	Medical Benefits(4)	15,208	22,812	—
	Accelerated Equity Vesting(5)	1,239,305	3,743,467	3,743,467
	Total	2,186,279	5,614,811	3,743,467

(1)Receipt of the benefits set forth in this table, other than in the event of the executive officer's death or disability, is conditioned upon the executive officer's execution of a customary release of all claims against Mercury.
(2)The benefits reported in this column are payable only in the event the executive officer's employment is terminated by the Company without cause, or by the executive officer for good reason, within a specified time period in respect of a potential change in control event or actual change in control. For a further discussion, see "— Severance Arrangements; Effect of Termination of Employment upon Long-Term Incentive Awards." In the event that the payments reported in this column, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, these payments would be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.
The occurrence of a change in control has no immediate effect on the vesting of RSUs or PSUs; however, any PSUs outstanding at the time of a change in control would be automatically converted at that time to RSUs covering a number of shares based on the actual performance achieved under the PSUs through the date of the change in control (which would be deemed to be no less than the target level of performance). These new RSUs would be subject to the same remaining vesting schedule as the PSUs being converted.
(3)The outplacement benefit reported in this table reflects the maximum amount payable for such services in connection with the circumstances of the applicable termination event.
(4)Medical benefits are based on the applicable multiple of the premiums payable by the Company in calendar 2025 to provide the named executive officer (and the named executive officer's spouse and dependents, as applicable) with medical, dental and vision coverage, together with an additional COBRA coverage administrative fee that would be borne by the Company.
(5)The value reported for accelerated equity vesting reflects the unvested number of shares underlying outstanding awards on the date of termination, multiplied by the closing price of our common stock on the date of termination. In the case of PSUs, the value reported for accelerated equity vesting assumes that:

(a)    both the change in control (if applicable) and the termination of employment occurred on June 27, 2025; and
(b)    actual performance under each award is at the applicable level of achievement used to quantify the number of shares outstanding in the "Outstanding Equity Awards at Fiscal Year-End" table.

CEO Pay Ratio
We are providing the following information about the ratio for fiscal 2025 of our CEO's total compensation to the total compensation of our median compensated employee (our "CEO pay ratio") pursuant to the SEC's guidance under Item 402(u) of Regulation S-K. The CEO pay ratio disclosed below represents a reasonable good faith estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below.
We identified our median employee using our employee population as of April 1, 2024. As permitted by the SEC's pay ratio rules, we used the same median employee to calculate our fiscal 2025 pay ratio that we used to calculate our fiscal 2024 pay ratio, as we believe that there have been no changes in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure. See our 2024 proxy statement for information regarding the process we utilized to identify our "median employee."
–Our CEO's total annual compensation for fiscal 2025, calculated pursuant to SEC rules, was $10,229,945.
–Our median employee's total annual compensation for fiscal 2025, calculated pursuant to SEC rules, was $112,956.
–The resulting CEO pay ratio for fiscal 2025 is approximately 91:1.
The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies, including in our own industry, may not be comparable to the CEO pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

Pay Versus Performance
As required by Item 402(v) of Regulation S-K (the "PVP Rules"), the following sets forth information regarding an amount referred to as "compensation actually paid" (or "CAP") to our current CEO, William L. Ballhaus, and to our former CEO, Mark Aslett, who collectively served as our principal executive officers (or “PEOs”) during our five most recently completed fiscal years, and to our named executive officers other than the PEOs during this this period (our "Other NEOs") whose compensation is reported either in our Summary Compensation Table in this proxy statement, or in the Summary Compensation Tables that appear in our prior proxy statements that report on executive compensation during the covered period.
Our Summary Compensation Tables disclose the total compensation paid to our PEOs and Other NEOs during the reported fiscal years, including the grant date fair value of stock-based awards granted during each fiscal year. As detailed further below, CAP for our PEOs and Other NEOs is calculated by replacing the value of these stock-based awards with an amount that reflects annual changes in the fair value of stock awards granted or held by the covered officer, including for each covered fiscal year:
◦Grants of LTI Awards: the year-end fair value of the awards granted in the covered fiscal year that remain outstanding and unvested as of the end of the year;
◦Vestings of LTI Awards: the change in fair value from the end of the prior fiscal year to the vesting date with respect to any awards granted in prior years that vested in the covered fiscal year;
◦Forfeitures of LTI Awards: the loss in fair value as of the end of the prior fiscal year with respect to any awards granted in prior years that were forfeited in the covered fiscal year; and
◦Prior LTI Awards that Remain Outstanding: the change in fair value from the end of the prior fiscal year to the end of the covered fiscal year with respect to any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year.
Accordingly, a substantial portion of the amounts reported as CAP for the fiscal years indicated relate to unvested awards that are contingent upon unsatisfied service and performance requirements and that remain subject to stock price fluctuation. For a discussion of the amounts actually realized by our named executive officers upon the vesting of stock awards during fiscal 2025, see "— Options Exercised and Stock Vested."
The "Compensation Discussion and Analysis" section of this proxy statement sets forth the factors considered by the Human Capital and Compensation Committee (and with respect to our CEO, the independent directors on the Board) when reviewing and setting the compensation of our named executive officers for fiscal 2025. The amounts reported below as CAP, which are disclosed in accordance with the PVP rules, were not considered as part of this process.

Fiscal Year							Value of Initial Fixed $100 Investment Based on:		Net Income(4)	Adjusted EBITDA(5)
	Summary Compensation Table Total for Current PEO(1)	CAP to Current PEO(1)(2)	Summary Compensation Table Total for Former PEO(1)	CAP to Former PEO(1)(2)	Average Summary Compensation Table Total for Other NEOs(1)	Average CAP to Other NEOs(1)(2)	Company Total Shareholder Return(3)	SPADE® Defense Index Total Shareholder Return(3)
2025	$10,229,945	$29,935,050	$—	$—	$3,016,828	$2,848,525	$66.46	$254.87	$(37.9)	$119.4
2024	22,422,508	12,414,985	—	—	2,663,671	1,306,384	33.58	186.03	(137.6)	9.4
2023	255,967	92,270	836,533	(22,242,077)	813,657	(1,656,080)	43.06	152.99	(28.3)	132.3
2022	—	—	18,859,871	22,797,417	4,959,848	7,195,351	79.73	128.13	11.3	200.5
2021	—	—	4,949,119	1,559,821	1,709,461	597,369	82.20	136.60	62.0	201.9

(1)    The PEOs and Other NEOs whose compensation is reported in the table above include the current and former officers disclosed in the table below.

Fiscal Year
Covered Officer or Group	Name	NEO Title as of Current or Most Recent Proxy Statement	2025	2024	2023	2022	2021
Current PEO	William L. Ballhaus	Chairman, President, and Chief Executive Officer	X	X	X
Former PEO	Mark Aslett	Former President and Chief Executive Officer			X	X	X
Current Employees:
Other NEOs	David E. Farnsworth	EVP, Chief Financial Officer	X	X
	Stuart H. Kupinsky	EVP, Chief Legal Officer, and Corporate Secretary	X	X
	Steven V. Ratner	EVP, Chief Human Resources Officer	X	X
Former Employees:
	Charles R. Wells, IV	Former EVP, Chief Operating Officer	X	X	X	X
	Christopher C. Cambria	Former EVP, General Counsel, and Secretary		X			X
	Allen Couture	Former EVP, Execution Excellence		X
	Michele M. McCarthy	Former SVP, Chief Accounting Officer, Interim Chief Financial Officer,and Interim Treasurer		X	X
	Christine Harbison	Former EVP, Chief Growth Officer			X
	Michael D. Ruppert	Former EVP, Chief Financial Officer and Treasurer			X	X	X
	James M. Stevison	Former EVP, President of Mission Systems			X	X
	Thomas Huber	Former EVP, Chief Transformation Officer				X
	Didier M.C. Thibaud	Former EVP, Chief Operating Officer					X
(2)    CAP reflects the total compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted in accordance with the table below.

Covered Officer or Group	Fiscal Year	Summary Compensation Table Total	Deduction of Stock Awards Included in Summary Compensation Table Total	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year	Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Year	Fair Value at End of Prior Fiscal Year of Equity Awards Forfeited in Covered Fiscal Year(a)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Fiscal Year	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Fiscal Year	Compensation Actually Paid
Current PEO	2025	$10,229,945	$(7,553,696)	$12,380,380	$14,597,592	$—	$—	$280,829	$29,935,050
	2024	22,422,508	(20,906,346)	10,905,058	—	—	—	(6,235)	12,414,985
	2023	255,967	(190,967)	137,530	(55,394)	—	—	(54,866)	92,270
Former PEO	2023	836,533	—	—	—	(21,075,879)	—	(2,002,731)	(22,242,077)
	2022	18,859,871	(16,981,781)	21,054,950	671,932	—	—	(807,555)	22,797,417
	2021	4,949,119	(3,732,297)	4,049,633	(3,677,514)	—	—	(29,120)	1,559,821
Other NEOs (group average)	2025	3,016,828	(2,145,561)	2,292,775	(203,578)	(246,427)	—	134,488	2,848,525
	2024	2,663,671	(1,776,823)	887,740	(319,226)	(170,680)	41,529	(19,827)	1,306,384
	2023	813,657	(361,958)	277,383	(875,095)	(1,313,428)	—	(196,639)	(1,656,080)
	2022	4,959,848	(2,745,023)	4,992,208	54,101	—	—	(65,783)	7,195,351
	2021	1,709,461	(1,078,205)	665,928	(693,131)	—	—	(6,684)	597,369
(a)    Amounts reported in this column for fiscal 2025 represent the fair value of unvested LTI awards forfeited by Mr. Wells in his resignation from the Company on April 4, 2025.
(3)    Total shareholder returns ("TSRs") are based on an initial $100 investment in each of Mercury common stock and the SPADE® Defense Index, measured on a cumulative basis from July 2, 2020 through the last trading day of each covered fiscal year. We use the SPADE® Defense Index both as a performance modifier under our PSUs granted in fiscal 2025 and in the stock performance graph required by Item 201(e) of Regulation S-K included in our annual report to shareholders.
(4)    Amounts reported in millions.
(5)    We have designated adjusted EBITDA as our Company-Selected Measure under the PVP Rules, which is reported in this table in millions. Adjusted EBITDA is the principal financial measure used under our AIP to align annual payouts with performance. Adjusted EBITDA is a non-GAAP financial measure that excludes the effects of pre-established categories of items that the

Human Capital and Compensation Committee believes are not reflective of operating performance. These categories are identical to the adjustments that we use for the external reporting of our adjusted EBITDA results in our periodic earnings releases. For a further discussion, see "Compensation Discussion and Analysis—Elements of Fiscal 2025 Target Pay—Annual Incentives" and "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures." The Committee does not consider the calculation of CAP as part of its executive compensation determinations; accordingly, the Committee does not actually use any financial performance measure specifically to link CAP to Company performance.
Most Important Financial Measures Used to Link Compensation with Performance
The table below provides an unranked list of the financial measures that we consider to have been the most important for fiscal 2025 in linking the compensation of our PEOs and Other NEOs to our performance. For a further discussion of how these measures are used to align payouts with performance, see "Compensation Discussion and Analysis—Elements of Fiscal 2025 Target Pay—Annual Incentives," "Compensation Discussion and Analysis—Elements of Fiscal 2025 Target Pay—Long-Term Incentives," and "Appendix B: Reconciliation of GAAP Measures to Non-GAAP Measures." The Committee does not consider the calculation of CAP as part of its executive compensation determinations; accordingly, the Committee does not actually use any financial performance measure specifically to link CAP to Company performance.

Most Important Financial Performance Measures for Fiscal 2024
Adjusted EBITDA	Revenue	Adjusted Free Cash Flow
Three-Year Adjusted EBITDA Margin	Three-Year Revenue Growth

Relationships Between CAP and Selected Performance Measures
The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and the total shareholder returns set forth in the Pay Versus Performance Table for our five most recently completed fiscal years.

The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and our net income results as set forth in the Pay Versus Performance Table for our five most recently completed fiscal years.

The following chart illustrates the relationship between the Combined CAP for our PEOs, the Average CAP for Other NEOs and our Adjusted EBITDA results as set forth in the Pay Versus Performance Table for our five most recently completed fiscal years.

REPORT OF THE AUDIT COMMITTEE
No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be "soliciting material" or filed under either the Securities Act or the Exchange Act.
The Mercury Systems, Inc. (the "Company") Board of Directors appointed us as an Audit Committee to oversee the Company's accounting and financial reporting processes on behalf of the Board of Directors, including review of the Company's consolidated financial statements, its system of internal controls, and the independence and performance of its internal auditor and independent registered public accounting firm. As an Audit Committee, we select the independent registered public accounting firm. The Audit Committee has robust policies and procedures in place for selecting and monitoring the independent registered public accounting firm and its independence, including: an annual evaluation process; review of auditor and team member qualifications; rotation of lead engagement and concurring partners every five years; hiring restrictions for auditor employees; pre-approval of non-audit services; review of results from internal quality reviews, peer reviews, and Public Company Accounting Oversight Board ("PCAOB") inspections; and private meetings between the Audit Committee and the independent registered public accounting firm throughout the year.
We are governed by a written charter adopted by the Audit Committee and our Board of Directors, which is available through the Investor Relations page of the Company's website at www.mrcy.com.
The Audit Committee consisted of five members, Messrs. Nearhos and DeMuro and Mses. Bua, Disbrow, and Plunkett, all non-employee directors during their service on the Committee. Mr. Nearhos and Mses. Disbrow and Plunkett served on the Committee for the full fiscal year ended June 27, 2025. Mr. DeMuro served on the Committee from the start of the fiscal year through January 6, 2025 at which time Ms. Bua joined the Board and was appointed to the Committee and Mr. DeMuro left the Committee and was appointed to serve on another Board Committee. None of the members of the Audit Committee was an officer or employee of the Company during their service on the Committee, and the Board of Directors has determined that each member of the Audit Committee meet the independence requirements promulgated by The Nasdaq Stock Market, Inc. and the Securities and Exchange Commission ("SEC"), including Rule 10A-3(b)(1) under the Exchange Act. Messrs. Nearhos and DeMuro and Mses. Bua and Disbrow are "audit committee financial experts" and Ms. Plunkett is "financially literate" as such terms are defined under SEC rules.
The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by the Company's management and the independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, the independent registered public accounting firm for the Company's fiscal year ended June 27, 2025, the overall scope and plans for their audit of the consolidated financial statements for the fiscal year ended June 27, 2025. At the end of each quarter and financial year, we have met with the Company's independent registered public accounting firm, KPMG LLP, with and without the Company's management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 27, 2025 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended June 27, 2025, filed with the SEC, on its assessment of the effectiveness of the Company's internal control over financial reporting, as well as the Reports of the Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to KPMG’s audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company's efforts related to its internal control over financial reporting and management's preparations for the evaluation in the Company's fiscal year ending July 3, 2026.
We discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended, as adopted by the PCAOB, including a discussion of the Company's accounting principles, the application of those principles, and the other matters required to be discussed with Audit Committees under generally accepted auditing standards.
We have reviewed the permitted services under rules of the SEC as currently in effect and discussed with KPMG their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also noted that the only fees they received were for audit or audit related services.
Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 27, 2025 be included in the Annual Report on Form 10-K for the fiscal year ended June 27, 2025.
By the Audit Committee of the Board of Directors of Mercury Systems, Inc.
Barry R. Nearhos, Chair
Jean Bua
Lisa S. Disbrow
Debora A. Plunkett

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending July 3, 2026. KPMG served as our independent registered public accounting firm for the fiscal years ended June 27, 2025 and June 28, 2024. A representative of KPMG is expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.
What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?
The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 27, 2025 (fiscal 2025) and June 28, 2024 (fiscal 2024) were as follows:

	Fiscal 2025	Fiscal 2024
Audit Fees	$2,717,200	$3,035,860
Audit-Related Fees	6,400	—
Tax Fees	—	—
All Other Fees	—	—
	$2,723,600	$3,035,860
Audit fees for fiscal years 2025 and 2024 represent the aggregate fees billed for professional services provided by our independent registered public accounting firm for the audits of our consolidated financial statements and our internal control over financial reporting, reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q, as well as the statutory review of a foreign subsidiary, and for consents issued relating to registration statements in each fiscal year.
Audit-related fees consist of preliminary pre-implementation assessment procedures over one of the Company's enterprise resource planning software implementations.
What is the Audit Committee's pre-approval policy?
The Audit Committee pre-approves all auditing services and non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.
In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chairman of the Committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chairman pursuant to the above-described delegation of authority may not exceed $100,000, and the Chairman is required to report any such approvals to the full Committee at its next scheduled meeting.
For fiscal years 2025 and 2024, 100% of all fees were approved by the Audit Committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 27, 2025, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were satisfied, other than a Form 4 for Debora A. Plunkett filed on September 13, 2024 reporting a sale of 1,843 shares on August 30, 2024.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single    proxy statement and annual report addressed    to those shareholders. This process,    which is    commonly referred to as householding, potentially means extra convenience for shareholders and cost savings for companies. We have not     implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be householding our proxy materials. If a shareholder receives a householding notification from his, her, or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker    that they    will be householding communications to your address, householding will continue until you are notified otherwise.
Shareholders who currently receive    multiple    copies of the proxy materials at their address     and would like to request householding of their communications should contact their broker. In addition, if any shareholder that receives a householding notification wishes to receive a separate annual report and proxy statement at his, her, or its address, such shareholder should also contact his, her, or its broker directly.
SHAREHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING
Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in our proxy statement relating to the 2026 Annual Meeting of Shareholders must be received at our principal executive offices on or before May 13, 2026. Such proposals must meet the requirements of Rule 14a-8 to be eligible for inclusion in our proxy statement. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2026 Annual Meeting, notice of them, whether or not they are included in our proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to our Corporate Secretary no earlier than June 24, 2026 and no later than July 24, 2026. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
In addition to satisfying the above requirements under our by-laws, to comply with the SEC's universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the additional information required by Rule 14a-19 no earlier than June 24, 2026 and no later than July 24, 2026. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.
OTHER MATTERS
We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

Appendix A
MERCURY SYSTEMS, INC.
2025 LONG TERM INCENTIVE PLAN
SECTION 1: PURPOSE; DEFINITIONS
The purpose of this Plan is to enable the Corporation to implement a compensation program that correlates compensation opportunities with shareholder value, focuses management on long-term, sustainable performance, and provides the Corporation with a competitive advantage in attracting, retaining and motivating officers, employees, non-employee directors and other service providers.
For purposes of this Plan, the following terms are defined as set forth below:
a.    "409A Separation from Service" means a "separation from service" within the meaning of Section 409A of the Code.
b.     "Adjustment Transaction" means: (i) any reorganization, recapitalization, repurchase, reclassification, stock dividend,     stock split, reverse stock split, or other similar change in the Corporation's capital structure, or any spin-off, split-off, rights offering or other non-cash distribution, as a result of which (A) the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Corporation, or (B) new or different securities of the Corporation or other non-cash property or rights are distributed with respect to the outstanding Shares; (ii) any extraordinary cash dividend; or (iii) any merger, consolidation, combination, exchange of shares, or liquidation, sale or other disposition of all or substantially all of the assets of the Corporation, as a result of which the outstanding Shares are converted into or exchanged for a different number or kind of securities, property, rights or cash of the Corporation or any successor entity (or a parent or subsidiary thereof).
c.    "Affiliate" means a company or other entity in which the Corporation has an equity or other financial interest, including joint ventures and partnerships.
d.    "Applicable Exchange" means The Nasdaq Stock Market or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
e.    "Award" means a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Stock-Based Award or Cash Award granted pursuant to the terms of this Plan.
f.    "Award Agreement" means a written or electronic document or agreement setting forth the terms and conditions of a specific Award; provided, that if the Corporation enters into or adopts any employment, severance or similar agreement or policy that has been approved by the Committee and is applicable to a specific Award or to a specific Participant’s Awards generally, the Award Agreement shall be subject to, and shall be deemed to include, the applicable terms and conditions of such other agreement or policy, regardless of whether such other agreement or policy is entered into or adopted prior to or after the Grant Date of any applicable Award.
g.    "Board" means the Board of Directors of the Corporation.
h.    "Cash Award" means an award granted to a Participant under Section 9 of this Plan.
i.    "Cause" means, unless otherwise defined in an Award Agreement: (i) conduct by the Participant constituting a material act of willful misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Corporation or any of its Subsidiaries other than the occasional, customary and de minimis use of the Corporation's or a Subsidiary's property for personal purposes; (ii) the commission by the Participant of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Participant that would reasonably be expected to result in a non-de minimis harm to the Corporation or any of its Subsidiaries; (iii) the Participant's willful and continued failure to perform his or her duties with the Corporation and its Subsidiaries (other than any failure resulting from incapacity due to physical or mental illness), which continues thirty (30) days after a written demand of performance is delivered to the Participant by their manager or a human resources business partner, which identifies the manner in which such person believes that the Participant has not performed his or her duties; (iv) a violation by the Participant of the policies of the Corporation and its Subsidiaries that the Corporation or its Subsidiaries instructed the Participant to comply with, which resulted in a non-de minimis harm to the Corporation or any of its Subsidiaries; or (v) the Participant's willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Corporation or any of its Subsidiaries to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

j.    "Change-in-Control" has the meaning set forth in Section 10(e).
k.    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
l.    "Committee" means the Committee referred to in Section 2.
m.    "Common Stock" means common stock, par value $0.01 per share, of the Corporation.
n.    "Corporate Transaction" has the meaning set forth in Section 10(e)(iii).
o.    "Corporation" means Mercury Systems, Inc., a Massachusetts corporation, or its successor.
p.    "Detrimental Activity" means, with respect to any Participant: (i) the Participant's disclosure or use of any confidential information or material relating to the business of the Corporation, which was acquired by the Participant in the course of an employment or service relationship with the Corporation or a Subsidiary, in violation of a legal duty or contractual obligation owed to the Corporation or Subsidiary; (ii) the Participant's failure or refusal to disclose promptly and to assign to the Corporation or a Subsidiary, whether pursuant to a legal duty or contractual obligation owed to the Corporation or a Subsidiary, or otherwise, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during an employment or service relationship with the Corporation or a Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Corporation and its Subsidiaries or the failure or refusal to do anything reasonably necessary to enable the Corporation or a Subsidiary to secure a patent in respect thereof where appropriate in the United States and in other countries; (iii) activity that results in termination of the Participant's employment or service relationship for cause, or would have resulted in termination if the Corporation or any Subsidiary had known about such activity at the time of the activity; (iv) the Participant's violation of any rules, policies, procedures or guidelines of the Corporation or its Subsidiaries that the Corporation or its Subsidiaries instructed the Participant to comply with, which resulted in a non-de minimis harm to the Corporation or any of its Subsidiaries; or (v) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Corporation.
q.    "Disability" means permanent and total disability as determined under the Corporation's long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, "Disability" means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant's condition also qualifies as a "disability" for purposes of Section 409A(a)(2)(C) of the Code, with respect to an Award that constitutes "nonqualified deferred compensation" subject to Section 409A of the Code.
r.    "Disaffiliation" means a Subsidiary's or an Affiliate's ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Corporation, of the stock of the Subsidiary or Affiliate) or a sale of a division, business unit or line of business of the Corporation or a Subsidiary or Affiliate.
s.    "Effective Date" has the meaning set forth in Section 12(a).
t.    "Eligible Individuals" means non-employee directors, officers, employees and other service providers of the Corporation or any of its Subsidiaries or Affiliates, and prospective non-employee directors, officers, employees and other service providers who have accepted offers of employment or consultancy from the Corporation or its Subsidiaries or Affiliates.
u.    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
v.    "Fair Market Value" means, except as otherwise determined by the Committee, the closing price of a Share on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the preceding date on which Shares were traded on the Applicable Exchange, as reported by such source as the Committee may select. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and 422(c)(1) of the Code.
w.    "Full-Value Award" means any Award other than a Stock Appreciation Right, Stock Option or Cash Award.
x.    "Good Reason" means, unless otherwise defined in an Award Agreement: (i) a reduction in the Participant's annual base salary or base rate of pay as in effect immediately prior to the Change-in-Control, except for across-the-board reductions similarly affecting all or substantially all employees or service providers (as applicable) of the Corporation and its Subsidiaries; or (ii) a relocation whereby the Corporation or any Subsidiary requires the Participant to be principally based at any office or location that is more than fifty (50) miles from the Participant's office immediately prior to the Change-in-Control; provided that the reasons set forth above will not constitute "Good Reason" unless, within thirty (30) days after the first occurrence of such Good Reason event, the Participant shall have delivered written notice to the Corporation sent to its headquarters, addressed to its Legal Department, specifically identifying the event that the Participant believes constitutes Good Reason and the Corporation, or, if applicable, its Subsidiary, has not remedied such event within thirty (30) days after the Corporation's receipt of such notice.
y.    "Grant Date" means the date on which the grant of an Award is made by the Committee, or such later date as the Committee may specify to be the effective date of an Award.
z.    "Incentive Stock Option" means any Stock Option designated in the applicable Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code, and that in fact so qualifies.
aa.    "Incumbent Directors" has the meaning set forth in Section 10(e)(ii).
bb.    "Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.
cc.    "Other Stock-Based Award" means an award granted to a Participant under Section 8 of this Plan.
dd.    "Participant" means an Eligible Individual to whom an Award is or has been granted.
ee.    "Performance Goals" means the performance goals established by the Committee in connection with the grant of an Award which may be based on attainment of specified levels or growth of one or more, or any combination, of the following measures, or of any other measures determined by the Committee in its discretion: stock price, total shareholder return, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on sales, return on assets or operating or net assets, market share, objective customer service measures or indices, pre- or after-tax income, net income, cash flow (before or after dividends or other adjustments), free cash flow, cash flow per share (before or after dividends or other adjustments), gross margin, operating margin, profit margin, earnings margin, working capital, gross inventory turnover, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cost control, gross profit, operating profit, unit volume, sales, bookings, design wins or entering into contracts with key customers, in each case with respect to the Corporation or any one or more Subsidiaries, Affiliates, divisions, business units or lines of business thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).
ff.    "Person" has the meaning set forth in Section 10(e)(i).
gg.    "Plan" means this Mercury Systems, Inc. 2025 Long Term Incentive Plan, as set forth herein and as amended from time to time.
hh.    "Prior Plan" means the Mercury Systems, Inc. 2018 Stock Incentive Plan, as the same may be amended and restated from time to time.
ii.    "Replaced Award" has the meaning set forth in Section 10(b).
jj.    "Replacement Award" has the meaning set forth in Section 10(b).
kk.    "Section 16(b)" has the meaning set forth in Section 11(a).
ll.    "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor thereto.
mm.    "Share" means a share of the Corporation's Common Stock.
nn.    "Stock Appreciation Right" means an Award granted under Section 5(a).
oo.    "Stock Option" means an Award granted under Section 5(b).
pp.    "Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Corporation or any successor to the Corporation.
qq.    "Substitute Award" means an Award granted under Section 3(e).
rr.    "Term" means the maximum period during which a Stock Appreciation Right or Stock Option may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the applicable Award Agreement.
ss.    "Termination of Service" means the termination of the applicable Participant's employment with, or performance of services for, the Corporation and its Subsidiaries and Affiliates. Unless otherwise determined by the Committee: (i) if a Participant's employment with the Corporation and its Subsidiaries and Affiliates terminates but such Participant continues to provide services to the Corporation or a Subsidiary or Affiliate on a regular basis in a non-employee capacity (or vice versa), such change in status shall not be deemed a Termination of Service, (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate shall be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee of, or provider of services on a regular basis to, the Corporation or another Subsidiary or Affiliate, and (iii) a Participant shall not be deemed to have incurred a Termination of Service solely by reason of such individual's incurrence of a Disability. Temporary absences from employment or the provision of services, including because of illness, vacation or leave of absence, or transfers among the Corporation and its Subsidiaries and Affiliates, shall not be considered a Termination of Service. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes "nonqualified deferred compensation" subject to Section 409A of the Code, a Participant shall be considered to have experienced a "Termination of Service" if the Participant has experienced a 409A Separation of Service, and a Participant shall not be considered to have experienced a "Termination of Service" if the Participant has not experienced a 409A Separation from Service.
SECTION 2. ADMINISTRATION
a.    Committee. This Plan shall be administered by the Board directly, or if the Board elects, by the Human Capital and Compensation Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the "Committee" refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.
Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:
i.    To select the Eligible Individuals to whom Awards may from time to time be granted;
ii.    To determine whether and to what extent Stock Appreciation Rights, Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Units, Restricted Stock, Other Stock-Based Awards and Cash Awards or any combination thereof are to be granted hereunder;
iii.    To determine the number of Shares to be covered by each Award granted hereunder;
iv.    To approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 5(c)); any condition, restriction or limitation on vesting, distribution or exercise (subject to Section 2(f)), which may be related to the performance of the Participant, the Corporation or any Subsidiary or Affiliate; treatment on Termination of Service; and any acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine;
v.    To modify, amend or adjust the terms and conditions (including, but not limited to, Performance Goals and measured results when necessary or appropriate for the purposes of preserving the validity of the goals as originally set by the Committee) of any Award (subject to Sections 5(c) and 5(d)), from time to time, including, without limitation, in order to comply with tax and securities laws, including laws of countries outside of the United States, and to comply with changes of law and accounting standards; provided, however, that such action does not cause the Award to fail to comply with Section 409A of the Code;
vi.    To establish sub-plans and to determine to what extent and under what circumstances Common Stock or cash payable with respect to an Award shall be deferred either automatically or at the election of a Participant under such sub-plans;
vii.    To determine under what circumstances an Award may be settled in Shares, cash, or other securities, property or rights, or a combination of the foregoing;
viii.    To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable;
ix.    To interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);
x.    To decide all other matters that must be determined in connection with an Award; and
xi.    To otherwise administer this Plan.

b.    Procedures.
i.    The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law, the listing standards of the Applicable Exchange or Section 11(a) hereunder, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, that in no event shall any such delegation or allocation be permitted (A) to any officer or employee with respect to Awards subject to reporting under Section 16 of the Exchange Act or (B) to any person with respect to any Award granted to the person to whom such authority is delegated (other than in the case of one or more non-employee directors being delegated authority with respect to Awards with the same terms and conditions granted to all non-employee directors). Any such allocation or delegation may be revoked by the Committee at any time.
ii.    Subject to Section 11(a), any authority granted to the Committee may be exercised by the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
iii.    Any references in this Plan to any determination to be made by the Committee, any discretion it may have in making such determination and the final, binding and conclusive nature of any such determination shall be deemed to apply to any person or persons with respect to any responsibility or power allocated or delegated by the Committee to them pursuant to this Section 2(b), and to the Board with respect to its exercise of any authority granted to the Committee hereunder.
c.    Discretion of Committee. Any determination made by the Committee under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Corporation, Participants and Eligible Individuals.
d.    Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Corporation.
e.    Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Participant's acceptance of the applicable Award Agreement within the time period specified in the Award Agreement, unless otherwise provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12(c) hereof.
f.    Minimum Vesting Period. Subject to Section 10(b), Awards granted under this Plan shall be subject to a minimum period of one-year from the Grant Date for the vesting, distribution and/or exercisability thereof, except for: (i) Substitute Awards, (ii) Replacement Awards, (iii) Awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual shareholders meeting which is at least 50 weeks after the immediately preceding year's annual meeting, (iv) Awards granted in settlement of an obligation to pay cash, (v) Awards granted to match an employee's elected compensation deferrals under a deferred compensation plan maintained by the Corporation, (vi) acceleration in connection with death, Disability, or Termination of Service without cause or for retirement or good reason; and (vi) such other Awards that, in the aggregate and as calculated using the share counting rules set forth in Section 3, provide for the issuance of up to 5% of the total number of Shares authorized for issuance under this Plan.
SECTION 3. COMMON STOCK SUBJECT TO PLAN; ADJUSTMENTS
a.    Authorized Shares. Subject to Sections 3(b), 3(c) and 3(f), the maximum number of Shares that may be issued pursuant to Awards granted under this Plan shall be 1,900,000. Shares issued under this Plan may be authorized and unissued Shares, treasury Shares, or Shares purchased in the open market or otherwise, at the sole discretion of the Committee. Each Share issued pursuant to a Full-Value Award will result in a reduction of the number of Shares available for issuance under this Plan by one Share. Each Share issued pursuant to a Stock Option or Stock Appreciation Right will result in a reduction of the number of Shares available for issuance under this Plan by 0.5 Shares.
b.    Prior Plan:
i.    Awards granted under the Prior Plan between August 26, 2025 and the date on which this Plan is first approved by the Corporation's shareholders (the "Shareholder Approval Date") shall reduce the maximum number of Shares that may be issued pursuant to Awards granted under this Plan on the same share counting basis as provided under Section 3(a) (i.e., each Share underlying a Full-Value Award granted during the applicable time period under the Prior Plan will reduce the maximum number of Shares issuable under this Plan by one Share, and each Share underlying a stock option or stock appreciation right granted during such period under the Prior Plan will reduce the maximum number of Shares issuable under this Plan by 0.5 Shares).
ii.    Awards outstanding under the Prior Plan as of the Shareholder Approval Date shall remain in full force and effect under the Prior Plan according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the number of Shares subject to such award not delivered as a result thereof shall be added to the maximum number of Shares that may be issued pursuant to Awards granted under this Plan on the same share counting basis as provided under Section 3(a) (i.e., each undelivered Share previously subject to a Prior Plan full-value award will be added as one Share and each undelivered Share previously subject to a Prior Plan stock option or stock appreciation right will be added as 0.5 Shares).
c.    Rules for Calculating Shares Issued. For purposes of the share limitation set forth in Section 3(a):
i.    To the extent that any Award is settled for cash, any Shares subject to such Award that are not delivered as a result thereof will not be counted as Shares issued under this Plan.
ii.    If Shares are tendered to the Corporation by a Participant, or are withheld by the Corporation, as full or partial payment of the exercise or purchase price or tax withholding obligations of any Award, the number of Shares deemed to have been issued under the Award shall be calculated on a gross basis (i.e., without any reduction for the Shares tendered to or withheld by the Corporation).
iii.    Upon any exercise of a Stock Appreciation Right that is settled in Shares, the gross number of Shares exercised shall be counted as Shares issued under this Plan.
iv.    The repurchase of Shares by the Corporation on the open market using the proceeds of exercise or purchase price obligations of any Award shall not increase the number of Shares that may be issued or delivered under this Plan.
d.    Non-Employee Director Limits. Compensation payable by the Corporation to any non-employee director of the Corporation, including Awards granted under this Plan (with Awards valued based on their grant date fair value as determined by the Corporation under its financial statements) and cash fees paid or credited, in respect of such non-employee director's service as a member of the Board during the one-year period of service from each annual meeting of shareholders, may not exceed $1 million during any such year.
e.    Substitute Awards. The Committee may grant Awards under this Plan, on such terms and conditions as it deems appropriate in its sole discretion, in substitution for equity-based awards held by non-employee directors, officers, employees or other service providers of another company in connection with the merger or consolidation of the employing company with the Corporation or a Subsidiary or the acquisition by the Corporation or a Subsidiary of property or stock of the employing company. Any Shares issued under Substitute Awards shall not be counted as Shares issued under this Plan for purposes of the share limitation set forth in Section 3(a).
f.    Adjustment Provisions.
i.    In the event of an Adjustment Transaction, the Committee or the Board shall make such adjustments or substitutions as it deems appropriate and equitable to or for: (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan; (B) the number and kind of Shares or other securities, property, rights or cash subject to outstanding Awards (including securities, property, rights or cash of an entity other than the Corporation); (C) Performance Goals or measured results to preserve the validity of the original goals set by the Committee; and (D) the exercise price of outstanding Awards. Such adjustments may include the cancellation of outstanding Awards in exchange for payments of securities, property, rights or cash, or a combination thereof, having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion (it being understood that any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such adjustment over the exercise price of such Stock Appreciation Right or Stock Option shall conclusively be deemed valid).
ii.    In the case of unusual or nonrecurring gains and losses; changes in law, regulations or in generally accepted accounting principles; or other extraordinary events, in each case not foreseen at the time that any Performance Goals for an Award were established, the Committee shall adjust such Performance Goals (which may include how results are measured with respect thereto) in a manner that it determines to be equitable and appropriate to address the impact of such unforeseen events, unless otherwise expressly provided in the applicable Award Agreement.
iii.    Any adjustments made pursuant to this Section 3(f) to Awards that are considered "nonqualified deferred compensation" subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and any adjustments made pursuant to this Section 3(f) to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that by virtue of such adjustments, either: (A) the Awards continue not to constitute "deferred compensation" subject to Section 409A of the Code; or (B) no penalty taxes are imposed under Section 409A of the Code in respect of such Awards.
iv.    Any adjustment under this Section 3(f) need not be applied uniformly to all Participants.
g.    Detrimental Activity. If a Participant engages in any Detrimental Activity, the Committee may cancel, rescind, or otherwise limit or restrict any and all Awards (or any portions thereof) that were issued or outstanding at any time from and after the occurrence of such activity. In the event the Committee determines to so cancel, rescind, or otherwise limit or restrict an Award under which the Participant previously received Shares, cash or other property as a result of a vesting, distribution or exercise following his or her engagement in any Detrimental Activity, the Participant shall promptly repay to the Corporation, on a pre-tax basis and net of any exercise price paid to the Corporation, the value of all such Shares, cash or other property so received (in the case of Shares, based on their Fair Market Value at the time of receipt, and in the case of other property, based on its value as determined by the Committee). Any determination by the Committee as to whether a Participant engaged in Detrimental Activity, the date on which any such activity first occurred and the value of any property (other than Shares or cash) received by the Participant under an Award that has been cancelled, rescinded or otherwise limited or restricted pursuant to this paragraph shall be final, binding and conclusive.
SECTION 4: ELIGIBILITY
Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Corporation and its "subsidiary corporations" (as defined under Section 424(f) of the Code).
SECTION 5: STOCK APPRECIATION RIGHTS AND STOCK OPTIONS
a.    Nature of Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, or Shares with a Fair Market Value, equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price per Share of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such settlement is to be made in cash or Common Stock or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
b.    Nature and Types of Stock Options. Upon the exercise of a Stock Option, the Participant shall be entitled to purchase the number of shares in respect of which the Stock Option has been exercised at a price per share equal to the exercise price per Share of the Stock Option. Stock Options may be granted in the form of Incentive Stock Options or

Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
c.    Exercise Price. The exercise price per Share subject to a Stock Appreciation Right or Stock Option shall be determined by the Committee and set forth in the applicable Award Agreement and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. Except as permitted under Section 3(f), no outstanding Stock Appreciation Right or Stock Option may be (i) amended to reduce its underlying exercise price per Share, (ii) cancelled in exchange for another Stock Appreciation Right or Stock Option with a lower exercise price per Share; (iii) cancelled in exchange for other Awards or cash at a time when its underlying exercise price per Share is greater than the Fair Market Value per Share; or (iv) subject to any other action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Appreciation Right or Stock Option, unless such amendment, cancellation or action is approved by the Corporation’s shareholders.
d.    Term. The Term of each Stock Appreciation Right and each Stock Option shall be fixed by the Committee, but no Stock Appreciation Right or Stock Option shall be exercisable more than 10 years after its Grant Date.
e.    Exercisability.
i.    Subject to Section 2(f), Stock Appreciation Rights and Stock Options shall be exercisable in whole or in part at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Award Agreement.
ii.    In addition to any other method of exercise as may be established by the Committee in the Award Agreement or otherwise, on the last trading day on which all or a portion of an outstanding Stock Appreciation Right or Stock Option may be exercised, if as of the close of trading on such day the then Fair Market Value per Share exceeds the exercise price per Share of the Stock Appreciation Right or Stock Option by at least $0.01 (such expiring portion of a Stock Appreciation Right or Stock Option whose exercise price per Share is lower than the Fair Market Value per Share, an "Auto Exercise Eligible Award"), the Participant shall be deemed to have automatically exercised such Auto Exercise Eligible Award (to the extent it has not previously been exercised or forfeited) as of the close of trading in accordance with the provisions of this paragraph. If any such Award allows the Committee or the Participant to select whether settlement is to be made in Common Stock or cash at or prior to the time of exercise, then unless previously selected such selection shall be deemed to have been made in favor of receiving Common Stock. In the event of an automatic exercise of an Auto Exercise Eligible Award to be settled in Common Stock, the Corporation shall reduce the number of Shares issued to the Participant upon such Participant's automatic exercise thereof in an amount necessary to satisfy the payments such forth in Section 5(f) below based on the Fair Market Value of the Shares as of the close of trading on the date of automatic exercise. In accordance with procedures established by the Committee, a Participant may notify the Corporation's record keeper in advance that he or she does not wish for the Auto Exercise Eligible Award to be exercised. This paragraph shall not apply to any Stock Appreciation Right or Stock Option to the extent that the Committee determines that this paragraph causes the Award to fail to qualify for favorable tax treatment under applicable law. In its discretion, the Committee may determine to cease automatically exercising Auto Exercise Eligible Awards at any time.
f.    Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value (determined as of the Grant Date) of the Shares for which Incentive Stock Options granted to a Participant under this Plan and any other plans of the Corporation and its Subsidiaries are exercisable for the first time by the Participant during any calendar year may not exceed $100,000 (or such other amount as may be fixed as the maximum amount permitted by Section 422(d) of the Code). To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option causes this maximum amount to be exceeded, the portion of the Stock Option in excess of such maximum amount shall be treated as a Nonqualified Stock Option.

g.    Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Appreciation Rights or Stock Options; provided that Stock Appreciation Rights and Stock Options may be adjusted under certain circumstances relating to dividends in accordance with the terms of Section 3(f).
SECTION 6: RESTRICTED STOCK
a.    Nature of Awards. Shares underlying an Award of Restricted Stock are issued to the Participant on the Grant Date and are subject to the terms, conditions and restrictions set forth in the Award Agreement.
b.    Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.
c.    Vesting and Restrictions on Transferability. Subject to Section 2(f), Shares of Restricted Stock shall vest in whole or in part at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Award Agreement. Prior to vesting, Shares of Restricted Stock shall be subject to the restrictions on transferability as are set forth in Section 14(g).
d.    Rights of a Shareholder. Except as provided in this Section 6 and the applicable Award Agreement, the Participant shall have, with respect to Shares of Restricted Stock, all of the rights of a shareholder of the Corporation holding unrestricted Shares, including, if applicable, the right to vote the Shares and, subject to Section 14(e), the right to receive any dividends thereon.
SECTION 7: RESTRICTED STOCK UNITS
a.    Nature of Awards. Restricted stock units and deferred stock units (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the applicable Award Agreement, in a specified number of Shares or an amount of cash equal to the Fair Market Value of a specified number of Shares.
b.    Vesting and Restrictions on Transferability. Subject to Section 2(f), Restricted Stock Units shall vest in whole or in part at such time or times, and the underlying Shares or cash payment shall be delivered, subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Award Agreement. Prior to vesting, Restricted Stock Units shall be subject to the restrictions on transferability as are set forth in Section 14(g).
c.    Dividends. The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the Participant shall be entitled to receive payments corresponding to dividends payable on the underlying Shares, subject to Section 14(e).
d.    Rights of a Shareholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the Participant in settlement thereof.
SECTION 8: OTHER STOCK-BASED AWARDS
The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may: (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares; (b) be subject to service-based, time-based and/or performance-based conditions; (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, or other awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such award; and (d) be designed to comply with applicable laws of jurisdictions other than the United States.
SECTION 9: CASH AWARDS
The Committee may grant awards that are denominated in Shares or cash and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine.

SECTION 10: CHANGE-IN-CONTROL PROVISIONS
a.    General. The provisions of this Section 10 shall, subject to Section 3(f), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.
b.    Impact of Change-in-Control on Awards that are not Assumed or Replaced. Upon the occurrence of a Change-in-Control: (i) all then-outstanding Stock Appreciation Rights and Stock Options shall become fully vested and exercisable, all Full-Value Awards (other than performance-based Awards), and all Cash Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a "Replacement Award") is provided to the Participant pursuant to Section 3(f) to replace such Award (any award intended to be replaced by a Replacement Award, a "Replaced Award"), and (ii) any performance-based Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level; and (y) the level of achievement as determined by the Committee not later than the date of the Change-in-Control, taking into account performance through the latest date preceding the Change-in-Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period). Notwithstanding the foregoing, all Awards held by non-employee directors shall immediately become fully vested and/or exercisable upon the occurrence of a Change-in-Control.
c.    Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (except that for any Replaced Award that is performance-based, the Replacement Award shall be subject solely to time-based vesting for the remainder of the applicable performance period (or such shorter period as determined by the Committee) and the applicable Performance Goals shall be deemed to be achieved at the greater of: (x) the applicable target level; and (y) the level of achievement as determined by the Committee taking into account performance through the latest date preceding the Change-in-Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)); (ii) it has a value equal to the value of the Replaced Award as of the date of the Change-in-Control, as determined by the Committee in its sole discretion consistent with Section 3(f); (iii) it contains terms relating to time-based vesting (including, subject to Section 10(d), with respect to a Termination of Service) that are substantially identical to those of the Replaced Award (taking into account the passage of time under the Replaced Award through the date on which the Change-in-Control occurs); (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change-in-Control) as of the date of the Change-in-Control; and (v) the Board, as constituted immediately before the applicable Change-in-Control, approves the Change-in-Control and the Corporation (or any successor entity or a parent or subsidiary thereof) agrees to continue or assume the Replacement Award. Without limiting the generality of the foregoing, a Replacement Award may take the form of the continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change-in-Control, in its sole discretion.
d.    Termination of Service following Change-in Control. Upon a Termination of Service of a Participant by the Corporation other than for Cause or by the Participant for Good Reason within 12 months following a Change-in-Control: (i) all Replacement Awards held by such Participant shall vest in full and be free of restrictions, and (ii) any Stock Appreciation Right or Stock Option held by the Participant as of the date of the Change-in-Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the expiration of the stated full Term of such Stock Appreciation Right or Nonqualified Stock Option; provided, that in the event the aggregate Fair Market Value of the Shares subject to accelerated vesting or exercisability under this paragraph (less any exercise price) exceeds $25,000 as of the date of the Termination of Service, then such accelerated vesting or exercisability shall be conditioned upon the Participant executing and failing to revoke during any applicable revocation period a general release of all claims against the Corporation and its Subsidiaries and Affiliates in a form reasonably acceptable to the Corporation or its successor within 60 days of such Termination of Service.
e.    Definition of Change-in-Control. For purposes of this Plan, a "Change-in-Control" shall mean the occurrence of any of the following events:
i.    Any "Person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Corporation, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Corporation or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities having the right to vote in an election of the Board ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Corporation or an acquisition of securities involving a Corporate Transaction of the type described in the exclusion set forth in clause (iii) below);
ii.    Persons who, as of the date hereof, constitute the Board (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Corporation subsequent to July 22, 2025 (the date on which this Plan was originally approved by the Board) shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (x) a vote of at least a majority of the Incumbent Directors or (y) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
iii.    The consummation of a merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a "Corporate Transaction"); excluding, however, a Corporate Transaction in which the shareholders of the Corporation immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the company issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any).
f.    Share Repurchase Exception to Definition of Change-in-Control. A "Change-in-Control" shall not be deemed to have occurred for purposes of Section 10(e)(i) above solely as the result of an acquisition of securities by the Corporation that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any Person to thirty percent (30%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Corporation) and immediately thereafter beneficially owns thirty percent (30%) or more of the combined voting power of all then outstanding Voting Securities, then a "Change-in-Control" shall be deemed to have occurred.
g.    Notwithstanding any other provision of this Plan or any Award Agreement, for any Award that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, a Change-in-Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change-in-Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations promulgated thereunder (a "Section 409A CIC"); provided, however, that whether or not a Change-in-Control is a Section 409A CIC, such Change-in-Control shall result in the accelerated vesting of such Award (separate and apart from any settlement or distribution in respect thereof) to the extent provided by the Award Agreement, this Plan or otherwise by the Committee.
SECTION 11: SECTION 16(B); SECTION 409A
a.    The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing profit recovery rules of Section 16(b) of the Exchange Act ("Section 16(b)"). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

b.    This Plan and the Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered and interpreted in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes "nonqualified deferred compensation" subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes "nonqualified deferred compensation" subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation), amounts that constitute "nonqualified deferred compensation" subject to Section 409A of the Code that would otherwise be payable by reason of a Participant's 409A Separation from Service during the six-month period immediately following such 409A Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant's 409A Separation from Service. If the Participant dies following the 409A Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant's estate within 30 days following the date of the Participant's death.
SECTION 12: EFFECTIVENESS, AMENDMENT AND TERMINATION
a.    Effectiveness. This Plan was originally approved by the Board on July 22, 2025, as amended and restated by the Committee on September 5, 2025, subject to and contingent upon approval by the Corporation's shareholders.
b.    Amendment or Termination of Plan. The Board or the Committee may amend, alter, or discontinue this Plan, but no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant's consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards, tax or accounting rules. In addition, no amendment shall be made without the approval of the Corporation's shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.
c.    Amendment of Awards. Subject to Section 5(c), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant's consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made pursuant to Section 3(f) or to otherwise cause an Award to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards, tax or accounting rules.
SECTION 13: UNFUNDED STATUS OF PLAN
Neither the Corporation nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under this Plan. Any liability of the Corporation to any Participant with respect to an Award shall be based solely upon a contractual obligation created by this Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Corporation.
SECTION 14: GENERAL PROVISIONS
a.    Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any Shares (whether in certificated or book-entry form) under this Plan prior to fulfillment of all of the following conditions:
i.    listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange;
ii.    effectiveness of any registration or other qualification of such Shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification, that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and
iii.    obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable.

b.    Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Corporation or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
c.    No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Subsidiary or Affiliate to terminate the employment of any employee at any time.
d.    Exercise or Purchase Price and Tax Withholding Obligations. The Corporation shall withhold, or require a Participant to remit to the Corporation, prior to the issuance or delivery of any Shares or cash under any Award, an amount sufficient to satisfy any exercise or purchase price or tax withholding obligations associated therewith. The Committee may, in its sole discretion, permit or require a Participant to satisfy such obligations, in whole or in part, by (i) delivering to the Corporation unrestricted Shares held by such Participant (whether by actual delivery or through attestation), (ii) withholding Shares otherwise issuable to the Participant under the Award, or (iii) authorizing an irrevocable election to a broker-dealer acceptable to the Corporation to make cash payments in respect of such obligations using proceeds from the prompt sale of Shares to be issued under the Award. Any Shares delivered or withheld under this paragraph shall be valued based on the Fair Market Value of such Shares at that time. The Committee may further permit Participants to elect to have any tax withholding obligation satisfied at the maximum applicable withholding rates in the Participant’s jurisdiction(s) that may be utilized without creating adverse accounting consequences.
e.    Dividends and Dividend Equivalents. The Committee may provide in an Award Agreement that Shares underlying Awards shall accrue dividends or dividend equivalents; provided, however, that dividends and dividend equivalents may not be accrued or paid in connection with any Stock Appreciation Right or Stock Option; provided, further, that Award Agreements in respect of Restricted Stock (or any similar Award where a dividend on the underlying Shares must be paid as a matter of law) shall be deemed to provide that any dividends on the underlying Shares will be accrued and held by the Corporation until such time as the underlying Shares vest. Dividends or dividend equivalents authorized under this paragraph may be accrued either in the form of (i) cash to be paid at such time as the Shares on which they were accrued are earned, vested and distributed (in each case, as applicable) or (ii) additional Shares subject to the Award under which they were accrued (which additional Shares shall be subject to the same terms, conditions and restrictions as the Shares on which they were accrued). In the event that Shares underlying an Award are forfeited, any dividends or dividend equivalents previously accrued on such Shares shall simultaneously be forfeited.
f.    Designation of Death Beneficiary. To the extent the Committee permits beneficiary designations, the Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant's death are to be paid or by whom any rights of such Participant, after such Participant’s death, may be exercised.
g.    Limits on Transferability of Awards. Unless otherwise expressly provided in this paragraph, (i) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Awards shall be exercised (if exercisable) only by the Participant; and (iii) amounts payable or Shares issuable pursuant to an Award shall be delivered only to (or for the account of) the Participant. The foregoing exercise and transfer restrictions shall not apply to: (A) transfers to the Corporation; (B) the designation of a beneficiary to receive benefits in the event of the Participant's death or, if the Participant has died, transfers to or exercise by the Participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers to or exercise pursuant to will or the laws of descent and distribution; (C) transfers pursuant to a qualified domestic relations order (as defined in the Code) (in the case of Incentive Stock Options, to the extent such transfers are permitted by the Code); (D) if the Participant has suffered a Disability, transfers to or exercises on behalf of the Participant by his or her legal representative; or (E) transfers of Shares to a broker-dealer to fund the payment of any exercise or purchase price or tax withholding obligations of an Award as contemplated by Section 14(d). The Committee, by express provision in the Award Agreement or otherwise by its approval, may permit an Award (other than an Incentive Stock Option) to be transferred, for no consideration, to any other transferees, including the Participant's family members (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act); provided, however, that the terms "Disability" and "Termination of Service" shall continue to refer to the original Participant.
h.    Governing Law and Interpretation. This Plan, and all Awards made and actions taken hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of laws principles. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

Whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "but not limited to" and the word "or" shall be understood to mean "and/or" where the context so requires.
i.    Trading Policy Restrictions. Participant exercises of Stock Appreciation Rights and Stock Options, and sales or transfers of Shares underlying all other Awards, are subject to the Corporation's applicable securities trading policy and procedures, as in effect from time to time.
j.    Clawback Policies. As a condition of receipt of any Award, each Participant who is or becomes subject to the reporting requirements under Section 16 of the Exchange Act explicitly and unambiguously consents to the Corporation's compensation recoupment policy, as in effect from time to time. No recovery of any compensation under a policy as described herein or as required by law will be deemed to be an event giving rise to a right to resign for Good Reason (or similar term) under any agreement with the Corporation or a Subsidiary.
k.    Grantees Outside of the United States. The Committee may modify the terms of any Award under this Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant's residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this paragraph in a manner that is inconsistent with the express terms of this Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in this Plan by Eligible Individuals who are non–U.S. nationals or are primarily employed or providing services outside the United States.
l.    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Corporation and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant's participation in this Plan. In furtherance of such implementation, administration, and management, the Corporation and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant's name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Corporation or any of its Affiliates, and details of all Awards (the "Data"). In addition to transferring the Data among themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant's participation in this Plan, the Corporation and its Affiliates may each transfer the Data to any third parties assisting the Corporation in the implementation, administration, and management of this Plan and Awards and the Participant's participation in this Plan. Recipients of the Data may be located in the Participant's country or elsewhere, and the Participant's country and any given recipient's country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Corporation in the implementation, administration, and management of this Plan and Awards and the Participant's participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Corporation or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant's participation in this Plan. A Participant may, at any time, view the Data held by the Corporation with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Corporation may cancel the Participant's eligibility to participate in this Plan, and in the Committee's discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

Appendix B
Reconciliation of GAAP Measures to Non-GAAP Measures
The Company defines adjusted EBITDA as income before other non-operating adjustments, interest income and expense, income taxes, depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition, financing and other third party costs, fair value adjustments from purchase accounting, litigation and settlement income and expense, COVID related expenses, and stock-based and other non-cash compensation expense. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:
•Other non-operating adjustments. The Company records other non-operating adjustments such as gains or losses on foreign currency remeasurement, investments and fixed asset sales or disposals among other adjustments. These adjustments may vary from period to period without any direct correlation to underlying operating performance.
•Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of the Company's operations.
•Income taxes. The Company's GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.
•Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any direct correlation to underlying operating performance.
•Amortization of intangible assets. The Company incurs amortization of intangible assets primarily as a result of acquired intangible assets such as backlog, customer relationships and completed technologies but also due to licenses, patents and other arrangements. These intangible assets are valued at the time of acquisition or upon receipt of right to use the asset, amortized over the requisite life and generally cannot be changed or influenced by management after acquisition.
•Restructuring and other charges. The Company incurs restructuring and other charges in connection with management's decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. The Company's adjustments reflected in restructuring and other charges are typically related to acquisitions and organizational redesign programs initiated as part of discrete post-acquisition integration activities. Management believes these items are non-routine and may not be indicative of ongoing operating results.
•Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.
•Acquisition, financing and other third party costs. The Company incurs transaction costs related to acquisition and potential acquisition opportunities, such as legal, accounting, and other third party advisory fees. The Company may also incur third-party costs, such as legal, banking, communications, proxy solicitation, and other third party advisory fees in connection with engagements by activist investors or unsolicited acquisition offers. Although the Company may incur such third-party costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Additionally, the Company incurs unused revolver and bank fees associated with maintaining its credit facility as well as non-cash financing expenses associated with obtaining its credit facility. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.
•Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company's income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.
•Litigation and settlement income and expense. The Company periodically receives income and incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although the Company may incur such costs and other related charges and adjustments, it is not indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results. The Company periodically receives warranty claims from customers and makes warranty claims towards its vendors and supply chain. Management believes the expenses and gains associated with these recurring warranty items are within the normal operations and operating cycle of the Company's business. Therefore, management deems no adjustments are necessary unless under extraordinary circumstances.
•Stock-based and other non-cash compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. The Company also incurs non-cash based compensation in the form of pension related expenses. Although stock-based and other non-cash compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards, as well as pension actuarial assumptions. Management believes that exclusion of these expenses allows comparisons of operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation and other non-cash compensation.
Below is a reconciliation between adjusted EBITDA and the most comparable GAAP financial measure, net income.

(in millions)	Fiscal 2024	Fiscal 2025
Net loss	$(137.6)	$(37.9)
Other non-operating adjustments, net	(0.6)	(7.7)
Interest expense, net	33.8	29.8
Income tax benefit	(51.6)	(12.5)
Depreciation	40.4	39.2
Amortization of intangible assets	47.7	42.8
Restructuring and other charges	26.2	7.2
Impairment of long-lived assets	—	—
Acquisition, financing and other third party costs	4.4	6.6
Fair value adjustments from purchase accounting	0.7	0.6
Litigation and settlement expense, net	4.9	13.0
Stock-based and other non-cash compensation expense	41.3	38.3
Adjusted EBITDA	$9.4	$119.4
Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment, which includes capitalized software development costs, and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.
Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these expenditures reflect all of the Company's obligations which require cash.
The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

(in millions)	Fiscal 2024	Fiscal 2025
Net cash provided by operating activities	$60.4	$138.9
Purchases of property and equipment	(34.3)	(19.8)
Free cash flow	$26.1	$119.0

The Mercury Processing Platform is the single source for technology that survives and thrives at the edge

EDGE READY
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MERCURY SYSTEMS – INNOVATION THAT MATTERS®

Mercury Systems is a technology company that delivers mission-critical processing power to the edge to solve the most pressing aerospace and defense challenges. Combining technologies and expertise developed for more than 40 years, the Mercury Processing Platform offers customers a unique advantage to unleash breakthrough capabilities. It spans the full breadth of signal processing—from RF front end to the human-machine interface—enabling customers to turn data into decisions with standard products and custom solutions from silicon to system scale. Mercury's products and solutions are deployed in more than 300 programs and across 35 countries.

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Online

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Votes submitted electronically must be received by October 22, 2025 at 1:00 A.M., local time.

Shareholder Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Mercury Systems, Inc. Shareholder Meeting to be Held on October 22, 2025.

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Annual Report to Shareholders and Proxy Statement are available at:

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Shareholder Meeting Notice

Mercury Systems, Inc. Annual Meeting of Shareholders will be held on Wednesday, October 22, 2025 at 10:00 a.m. local time at 50 Minuteman Road, Andover, MA 01810.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4:

1. To elect three Class I directors nominated by the Board of Directors, each to serve for a three-year term, and in each case until their successors have been duly elected and qualified.
   01 - William L. Ballhaus
   02 - Lisa S. Disbrow
   03 - Howard L. Lance
   To elect one Class II director nominated by the Board of Directors, to serve for a one-year term, and until her successor has been duly elected and qualified.
   04 - Jean Bua
2. To approve, on an advisory basis, the compensation of our named executive officers.
3. To approve our 2025 Long Term Incentive Plan.
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4.

	For	Withhold
01 - William L. Ballhaus	☐	☐
02 - Lisa S. Disbrow	☐	☐
03 - Howard L. Lance	☐	☐

04 - Jean Bua	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. To approve our 2025 Long Term Incentive Plan.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2026.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Proxy — Mercury Systems, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William L. Ballhaus, David E. Farnsworth, and Stuart H. Kupinsky, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Systems, Inc. to be held on October 22, 2025 at 10:00 a.m., local time, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice or the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, AND FOR PROPOSALS 2, 3, AND 4, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE.

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